     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 2000

                                               REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             ACCRUE SOFTWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7372                          94-3238684
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                              48634 MILMONT DRIVE
                         FREMONT, CALIFORNIA 94538-7353
                                 (510) 580-4500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               RICHARD D. KREYSAR
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             ACCRUE SOFTWARE, INC.
                              48634 MILMONT DRIVE
                         FREMONT, CALIFORNIA 94538-7353
                                 (510) 580-4500
(NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                                   COPIES TO:
                                JOHN V. BAUTISTA
                               KENNETH D. CRAMER
                                FRANCES JOHNSTON
                               VENTURE LAW GROUP
                           A PROFESSIONAL CORPORATION
                              2800 SAND HILL ROAD
                              MENLO PARK, CA 94025

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED              PROPOSED
                                      AMOUNT               MAXIMUM               MAXIMUM              AMOUNT OF
   TITLE OF EACH CLASS OF             TO BE             OFFERING PRICE          AGGREGATE            REGISTRATION
 SECURITIES TO BE REGISTERED        REGISTERED           PER UNIT(1)        OFFERING PRICE(1)            FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.001......................       3,225,261              $54.4375          $175,575,145.70          $46,360.00
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the registrant's Common Stock as reported on The Nasdaq National Market on March 3, 2000 in accordance with Rule 457 under the Securities Act.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 [ACCRUE LOGO]

                                3,225,261 SHARES

                                  COMMON STOCK
                         ------------------------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                         ------------------------------

     The 3,225,261 shares of our common stock, $0.001 par value, covered by this prospectus are offered for the account of the selling stockholders listed under "Principal and Selling Stockholders" below. 2,880,475 of the shares were issued to the selling stockholders in connection with an Agreement and Plan of Merger and Reorganization dated as of September 14, 1999 among Accrue, Marketwave Acquisition Corp., and Marketwave Corporation, pursuant to which Marketwave Corporation became our wholly-owned subsidiary. 344,786 of the shares were issued upon exercise by the selling stockholders of outstanding Marketwave options that were assumed by Accrue in connection with our acquisition of Marketwave. We have agreed to maintain the effectiveness of this registration statement for one hundred twenty (120) days. No sales may be made pursuant to this prospectus after that time unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of its effectiveness. The selling stockholders may sell the shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. Each selling stockholder has advised us that no sale or distribution other than as disclosed in this prospectus will be effected until after this prospectus has been appropriately amended or supplemented, if required, to set forth those terms. We will not receive any proceeds from the sale of the shares by the selling stockholders.

     Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933, as amended.

     On March 6, 2000, the last sale price of our common stock on the Nasdaq National Market was $55.625 per share. Our common stock is listed on the Nasdaq National Market under the symbol "ACRU."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                                           UNDERWRITING          PROCEEDS TO
                                                       PRICE TO           DISCOUNTS AND            SELLING
                                                        PUBLIC            COMMISSIONS(1)       STOCKHOLDERS(1)
-----------------------------------------------------------------------------------------------------------------
Per Share......................................
Total..........................................     See Text Above        See Text Above        See Text Above
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) All expenses of registration of the shares, estimated to be approximately $377,000 shall be borne by Accrue. Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the selling stockholders are payable individually by the selling stockholders.

                 The date of this prospectus is March   , 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    5
  Risks related to our business.............................    5
  Risks related to our industry.............................   13
  Risks related to the offering.............................   14
You Should Not Rely on Forward-Looking Statements Because
  They Are Inherently Uncertain.............................   17
Proceeds from this Offering.................................   17
Dividend Policy.............................................   17
Other Information...........................................   17
Capitalization..............................................   18
Selected Consolidated Financial Data........................   19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Business....................................................   31
Management..................................................   48
Related Party Transactions with Directors, Officers and 5%
  Stockholders..............................................   62
Issuance of Common Stock and Options to the Selling
  Stockholders..............................................   65
Plan of Distribution........................................   65
Principal and Selling Stockholders..........................   66
Description of Capital Stock................................   70
Shares Eligible for Future Sale.............................   72
Legal Matters...............................................   74
Experts.....................................................   74
Additional Information Available to You.....................   74
Index to Consolidated Financial Statements..................  F-1

                           -------------------------

     We own or have rights to trademarks or tradenames that we use in conjunction with the sale of our products and services. Accrue is a registered trademark owned by us. Other trademarks that are owned by us include without limitation Accrue Insight, Report Wizard and MyAccrue. This prospectus also makes reference to trademarks of other companies.

                                    SUMMARY

     Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and the financial statements and notes, before deciding to invest in shares of our common stock.

                                  OUR COMPANY

     Accrue is a leading provider of Internet data collection and analysis software which enables business decision makers to address critical marketing and merchandising questions concerning the effectiveness of their Web sites. Our products, Accrue Insight, Hit List and Decision Series are comprehensive solutions that we believe help Internet businesses increase numbers of visitors, customer loyalty and sales by collecting, storing, analyzing and reporting Web site activity data at a level of detail and accuracy that distinguishes our technology from others. Accrue products are highly scalable, meaning they are detailed and robust enough to meet the needs of successful and rapidly expanding Web sites as their user volumes greatly expand.

     Merchandising managers traditionally depend on analysis of marketing metrics like campaign effectiveness, shopping patterns or price elasticity, and the quantity of that data has increased dramatically as the information age has extended the number of methods and reach for marketing communications. Conducting traditional marketing analysis has therefore become more complicated. In addition, the Internet has now emerged as the fastest growing communication and commerce medium in history, creating new challenges which further compound the complexity of collecting and analyzing valuable merchandising information. As a result, businesses are demanding analysis that provides a measure of return on investment for their Internet initiatives. Despite the need for a detailed, flexible, robust and easy-to-use approach to Internet merchandising analysis, we believe Accrue is the only company available that delivers an integrated solution addressing all of these requirements.

     The Internet is a global medium enabling millions of people worldwide to communicate and conduct business electronically. As a result, many organizations are implementing Web-based business initiatives to automate business processes, transact sales, and manage customer service, commonly referred to as conducting "e-business." The growing adoption of the Web represents a significant opportunity for businesses to effectively conduct commercial transactions over the Internet, such as the sale of goods and services, commonly referred to as "e-commerce." According to International Data Corporation, the total value of e-commerce revenue is expected to increase from approximately $32.0 billion in 1998 to approximately $426 billion in 2002. Organizations must support their e-business initiatives by investing heavily in Internet technology, content, and infrastructure software. Forrester Research estimates that spending on software and services to support e-commerce alone exceeded $5.6 billion in 1998 and will grow to $35 billion by 2002.

     Accrue products enable businesses to assess the effectiveness of their Web sites by collecting, storing, analyzing and reporting comprehensive, detailed Web site traffic information and visitor activity data such as the date, time and duration of visit, Web pages viewed, and visitor identification information. The most precise way to analyze this data is to collect it directly from packets of data that move across the network, analysis referred to as "packet sniffing." This network-based analysis provides a factual and complete picture of a visitor's activity at a Web site beyond that which can be achieved through more common approaches which analyze data from log files of a Web server computer. Our packet sniffing technology summarizes the details of each interaction to prepare the data for storage and analysis. The benefits of our packet sniffing analysis include the ability to collect data pertaining to:

     - Visitors -- understanding who Web site visitors are, where they came from, and how long they stayed.

     - Visits -- exploring behavioral (duration and page depth) patterns of visitors over repeat visits.

     - Content -- measuring the effectiveness of content, including the actual delivered content, the most popular content, and the stickiness, or duration of viewing, of content.

     - Navigation -- determining the flow of visitors through a Web site to measure the effectiveness of site layout, and the most common path to purchase for each market segment.

     Increasing numbers of Web sites receive millions of hits per day and this traffic is growing exponentially. To enable effective e-business analysis, companies must collect, process, store and make available for analysis the data generated from these millions of hits. Accrue products are designed to operate effectively across Web sites with the following characteristics:

     - 50 million hits per day;

     - hundreds of Web servers supporting over 2,000 Web sites;

     - generation of thousands of unique reports per day;

     - storage of hundreds of gigabytes of historical activity data; and

     - complex, globally-distributed content.

     We also provide professional services to assist customers at every stage of Accrue product deployment, from identification of specific business needs through enterprise integration and customization of e-business analysis reporting, to delivering a rapid and effective implementation.

     Our objective is to extend our position as a leading provider of enterprise-class e-business analysis software. To achieve this objective, our strategy includes the following key elements: extend leadership in high-end e-business analysis, maintain technological leadership in e-business analysis software, leverage Web data platform, leverage and expand blue chip customer base, continue developing strategic alliances, expand sales and distribution channels, and pursue strategic acquisitions. In January 2000, to complement and expand our existing product offerings and services, we acquired NeoVista Software, Inc., a provider of decision support software applications and services.

     Accrue was incorporated in Delaware under the name "Plumb, Inc." in February 1996 and changed our name to "Gauge Technologies, Inc." in April 1996. In October 1996 we changed our name from "Gauge Technologies, Inc." to "Accrue Software, Inc." Our principal executive offices are located at 48634 Milmont Drive, Fremont, California 94538-7353, and our telephone number is (510) 580-4500. The address of our Web site is http://www.accrue.com. Information contained on our Web site shall not be deemed to be a part of this prospectus.

                                  THE OFFERING

Common stock offered by selling
stockholders........................     3,225,261 shares

Common stock to be outstanding after
the offering........................     26,824,782 shares

Use of proceeds.....................     We will not receive any proceeds from
                                         this offering. All proceeds will be
                                         received by the selling stockholders.

Nasdaq National Market symbol.......     ACRU

     The common stock to be outstanding after the offering is based on the number of shares outstanding as of January 15, 2000. This number excludes:

     - 2,773,849 shares subject to outstanding options as of January 15, 2000 at a weighted average exercise price of approximately $4.41 per share;

     - 14,000 shares subject to outstanding warrants as of January 15, 2000 at an exercise price equal to $10.00 per share and 3,421 shares subject to outstanding warrants as of January 15, 2000 at an exercise price equal to approximately $17.54 per share.

     - 796,284 additional shares available for grant under our stock plans as of January 15, 2000.

     We have agreed to maintain the effectiveness of this registration statement for one hundred twenty (120) days. No sales may be made pursuant to this prospectus after that time unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     In the following summary financial data, the statement of operations data for the years ended March 31, 1997, 1998 and 1999 are derived from and qualified in their entirety by our audited consolidated financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for the nine months ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1999 are derived from our unaudited consolidated financials included elsewhere in this prospectus.

     The unaudited pro forma information reflects our recent acquisition of NeoVista Software, Inc., and has been derived from our unaudited pro forma combined condensed financial statements included elsewhere in this prospectus. The unaudited pro forma combined condensed statement of operations data is derived from our statement of operations data for the nine months ended December 31, 1999 combined with the statement of operations data of NeoVista for the nine months ended September 30, 1999, giving effect to the acquisition as if it occurred on April 1, 1999. The unaudited pro forma combined condensed balance sheet data presents our balance sheet data as of December 31, 1999 combined with the balance sheet data of NeoVista, as of September 30, 1999, giving effect to the acquisition as if it had occurred on December 31, 1999. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company.

                                                                                     NINE MONTHS
                                                                NINE MONTHS ENDED       ENDED
                                     YEAR ENDED MARCH 31,          DECEMBER 31,      DECEMBER 31,
                                  ---------------------------   ------------------       1999
                                   1997      1998      1999      1998       1999      PRO FORMA
                                  -------   -------   -------   -------   --------   ------------
                                                                   (UNAUDITED)       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Total revenue.................  $   430   $ 2,057   $ 4,684   $ 2,658   $ 11,353     $ 13,701
  Gross profit..................      400     1,829     4,215     2,330      9,860       10,300
  Loss from operations..........   (2,076)   (4,280)   (7,651)   (5,467)   (10,227)     (49,199)
  Net loss......................   (1,969)   (4,201)   (7,601)   (5,437)    (9,481)     (48,539)
  Net loss per share, basic and
     diluted....................    (0.73)    (0.99)    (1.63)    (1.17)     (0.67)       (3.04)
  Shares used in computing net
     loss per share, basic and
     diluted....................    2,690     4,264     4,670     4,640     14,183       15,962

                                                                DECEMBER 31, 1999
                                                              ----------------------
                                                                             PRO
                                                              ACTUAL        FORMA
                                                              -------    -----------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $37,931     $ 38,356
  Working capital...........................................   36,181       28,872
  Total assets..............................................   45,518      176,310
  Long-term debt, net of current portion....................       --           89
  Total stockholders' equity................................   38,876      160,896

                                  RISK FACTORS

     You should carefully consider the following risks before making an investment in our company. In addition, you should keep in mind that the risks described below are not the only risks that we face. The risks described below are all the risks that we currently believe are material risks of this offering. However, additional risks not presently known to us, or risks that we currently believe are immaterial, may also impair our business operations. You should also refer to the other information set forth in this prospectus, including the discussions set forth in "Special Note Regarding Forward-Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as our financial statements and the related notes.

     Our business, financial condition, or results of operations could be adversely affected by any of the following risks. If we are adversely affected by such risks, then the trading of our common stock could decline, and you could lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY, MAKING IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND YOUR INVESTMENT

     Accrue was formed in February 1996, and we introduced Accrue Insight 1.0, our first software product, in January 1997. For the fiscal year ended March 31, 1998, we generated $2.1 million in revenue, and for the fiscal year ended March 31, 1999, we generated $4.7 million in revenue. For the nine months ended December 31, 1998, we generated $2.7 million in revenue, and for the nine months ended December 31, 1999, we generated $11.4 million in revenue. Thus, we have a limited operating history upon which you can evaluate our business and prospects. Due to our limited operating history, it is difficult or impossible for us to predict future results of operations. For example, we cannot forecast operating expenses based on our historical results because they are limited, and we are required to forecast expenses in part on future revenue projections. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if our revenue is lower than we had projected, therefore net losses in a given quarter would be greater than expected. In addition, our ability to forecast accurately our quarterly revenue is limited due to a number of factors described in detail below, making it difficult to predict the quarter in which sales will occur. Moreover, due to our limited operating history, any evaluation of our business and prospects must be made in light of the risks and uncertainties often encountered by early-stage companies in Internet-related products and services markets, which is new and rapidly evolving. Many of these risks are discussed under the sub-headings below. We may not be able to successfully address any or all of these risks and our business strategy may not be successful. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed information on our historical results of operations.

WE INCURRED NET LOSSES OF $2.0 MILLION, $4.2 MILLION AND $7.6 MILLION FOR EACH OF THE RESPECTIVE FISCAL YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NET LOSSES OF $5.4 MILLION AND $9.5 MILLION FOR EACH OF THE RESPECTIVE NINE MONTH PERIODS ENDED DECEMBER 31, 1998 AND 1999

     We have not achieved profitability. We incurred net losses of $2.0 million for the fiscal year ended March 31, 1997, $4.2 million for the fiscal year ended March 31, 1998, and $7.6 million for the fiscal year ended March 31, 1999. We incurred net losses of $5.4 million for the nine month period ended December 31, 1998, and $9.5 million for the nine month period ended December 31, 1999. As of December 31, 1999, we had an accumulated deficit of $23.3 million. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future, or at all. Please see "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed information on our historical results of operations.

WE EXPECT OPERATING EXPENSES TO INCREASE SIGNIFICANTLY, WHICH MAY IMPEDE OUR ABILITY TO ACHIEVE PROFITABILITY

     As we grow our business we expect operating expenses to increase significantly, and as a result, we will need to generate increased quarterly revenue to achieve and maintain profitability. In particular, we expect to incur additional costs and expenses related to:

     - the expansion of our sales force and distribution channels;

     - the expansion of our product and services offerings;

     - development of relationships with strategic business partners;

     - the expansion of management and infrastructure; and

     - brand development, marketing and other promotional activities.

     Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information on our operating expenses.

IF WE CANNOT FUND OPERATIONS FROM CASH GENERATED BY OUR BUSINESS, WE MAY BE REQUIRED TO SELL ADDITIONAL COMMON STOCK, WHICH COULD DEPRESS OUR COMMON STOCK PRICE

     To date, we have been unable to fund our operations from cash generated by our business and have funded operations primarily by selling securities. If our revenue fails to offset operating expenses, we may be required to fund future operations through the sale of additional common stock, which could cause our common stock price to decline. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

FLUCTUATIONS IN OUR OPERATING RESULTS MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE AND MAY RESULT IN VOLATILITY IN THE MARKET PRICE OF OUR COMMON STOCK

     Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, particularly as a result of the risks we describe in this section. Because our operating results are volatile and difficult to predict, you should not rely on the results of one quarter as an indication of future performance. It is likely that in some future quarter our operating results will fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may fall significantly. Please see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Selected Quarterly Operating Results."

THE LOSS OF KEY MANAGEMENT PERSONNEL COULD HARM OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT

     Our success depends largely upon the continued services of our key management and technical personnel, the loss of which could seriously harm our business. In particular, we rely on Richard Kreysar, President, Chief Executive Officer and a director, and Bob Page, Vice President of Product Development and Chief Technology Officer. Messrs. Kreysar and Page do not have employment or non-competition agreements and could therefore terminate their employment with us at any time without penalty. We do not maintain key person life insurance policies on any of our employees.

WE FACE INTENSE COMPETITION WHICH COULD MAKE IT DIFFICULT FOR US TO ACQUIRE AND RETAIN CUSTOMERS NOW AND IN THE FUTURE

     The market for e-business analysis solutions is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. Competitors vary in size and in the scope and breadth of the products and services they offer. Our principal competitors today include:

     - vendors of software that target e-business customer data collection and analysis markets such as Andromedia, Inc., net.Genesis Corporation, WebTrends Corporation, Broadbase Software, Inc. and E.piphany, Inc.;

     - developers of software that address only certain technology components of our products; and

     - in-house development efforts by potential customers or partners.

     We expect that if we are successful in our strategy to expand the scope of our products and services, we may encounter many additional, market-specific competitors. In addition, because there are relatively low barriers to entry in the software market, we expect additional competition from traditional business intelligence and enterprise software vendors as the Internet software market continues to develop and expand. Some of these companies, as well as some other competitors, have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we have. In addition, many of our competitors have well-established relationships with current and potential customers of ours, have extensive knowledge of our industry and are capable of offering a single-vendor solution. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, promotion and sale of their products, or adopt more aggressive pricing policies to gain market share. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of software industry consolidations.

     Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business, financial condition and results of operations. We may not be able to compete successfully against current and future competitors, in which case our business could suffer. See "Business -- Competition."

IF WE ARE UNABLE TO MEET THE RAPID CHANGES IN E-COMMERCE TECHNOLOGY, OUR PRODUCT REVENUE COULD DECLINE

     The market for our products is marked by rapid technological change, frequent new product introductions, Internet-related technology enhancements, uncertain product life cycles, changes in client demands and evolving industry standards. We cannot be certain that we will successfully develop and market new products, new product enhancements or new products compliant with present or emerging Internet technology standards. In developing our products, we have made, and will continue to make, assumptions with respect to which standards will be adopted by the industry, our customers and competitors. If the standards adopted are different from those which we have chosen to support, market acceptance of our products may be significantly reduced or delayed and our business will be seriously harmed. In addition, we may be required to make significant expenditures to adapt our products to changing or emerging technologies. New products based on new technologies or new industry standards can render existing products obsolete and unmarketable. To succeed, we will need to enhance our current products and develop new products on a timely basis to keep pace with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of our clients. E-business analysis technology is complex and new products and product enhancements can require long development and testing periods. Any delays in developing and releasing enhanced or new products could harm our business, operating results and financial condition.

THE FAILURE TO RETAIN AND ATTRACT KEY TECHNICAL PERSONNEL COULD HARM OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT

     Because of the complexity of our products and technologies, we are substantially dependent upon the continued service of our existing product development personnel. In addition, we intend to hire a number of engineers with high levels of experience in designing and developing software and Internet-related products in time-pressured environments. The competition in Silicon Valley for qualified engineers in the computer software and Internet markets is intense. New personnel will require training and education and take time to reach full productivity. Our future success depends on our ability to attract, train and retain these key personnel.

FAILURE TO EXPAND OUR SALES OPERATIONS AND CHANNELS OF DISTRIBUTION WOULD LIMIT OUR GROWTH

     In order to maintain and increase our market share and revenue, we will need to expand our direct and indirect sales operations and channels of distribution. We have recently expanded our direct sales force and plan to hire additional sales personnel. As of January 15, 2000, our direct sales and support organization consisted of 52 employees. Competition for qualified sales personnel is intense, and we might not be able to hire the kind and number of sales personnel we are targeting. New hires will require extensive training and typically take several months to achieve productivity. In addition, we need to expand our relationships with domestic and international channel partners, distributors, value-added resellers, systems integrators, online and other resellers, Internet service providers, original equipment manufacturers, and other partners to build our indirect sales channel.

WE MAY BE UNABLE TO ADEQUATELY DEVELOP A PROFITABLE PROFESSIONAL SERVICES ORGANIZATION, WHICH COULD NEGATIVELY AFFECT BOTH OUR OPERATING RESULTS AND OUR ABILITY TO ASSIST OUR CUSTOMERS WITH THE IMPLEMENTATION OF OUR PRODUCTS

     Customers that license our software typically engage our professional services organization to assist with support, training, consulting and implementation of their e-business analysis solutions. We believe that growth in our product sales depends on our ability to provide our customers with these services and to educate third-party resellers on how to use our products. We expect our services revenue to increase in absolute dollars as we continue to provide consulting and training services that complement our products and as our installed base of customers grows. We generally bill our clients for our services on a fixed-price basis; however, from time to time we bill our clients on a time-and-materials basis. Failure to estimate accurately the resources and time required for an engagement, to manage our customers' expectations effectively regarding the scope of services to be delivered for an estimated price or to complete fixed-price engagements within budget, on time and to the customer's satisfaction could expose us to risks associated with cost overruns, and in some cases, penalties, and may harm our business. Although we plan to expand our services in order to address our customers' needs, we cannot be certain that this organization will ever achieve profitability.

OUR GROWTH COULD BE LIMITED IF WE FAIL TO EXECUTE OUR PLAN TO EXPAND INTERNATIONALLY

     Licenses and services sold to clients located outside of the United States were less than 5% of our total revenue in fiscal year 1999, and less than 10% of our total revenue for the nine month period ended December 31, 1999. We expect international revenue to account for an increasing percentage of total revenue in the future. We believe that we must continue to expand our international sales activities in order to be successful. We initiated operations in selected international markets in the third quarter of our fiscal year ending March 31, 2000. Continued expansion into international markets will require management attention and resources. We also intend to enter into a number of international alliances as part of our international strategy and rely extensively on these business partners to conduct operations, coordinate sales and marketing efforts, and provide software localization services. To date, we have non-exclusive alliances with Sumisho Electronics Company, Ltd., a subsidiary of Sumitomo Corporation, and Itochu Techno-Science Corporation for distribution of our products in Japan, and a small number of value added resellers and distributors for distribution of our products in Europe. These alliances are not subject to binding agreements, have no specified performance requirements by us or our alliance partners, and may be terminated by either party at any time. Our success in international markets will depend on the success of our business partners and their willingness to dedicate sufficient resources to our relationships. We cannot assure you that we will be successful in expanding internationally. International operations are subject to other inherent risks, including:

     - protectionist laws and business practices that favor local competition;

     - difficulties and costs of staffing and managing foreign operations;

     - dependence on local vendors;

     - multiple, conflicting and changing governmental laws and regulations;

     - longer sales and collection cycles;

     - foreign currency exchange rate fluctuations;

     - political and economic instability;

     - reduced protection for intellectual property rights in some countries;

     - seasonal reductions in business activity; and

     - expenses associated with localizing products for foreign countries.

If we fail to address these risks adequately our business may be seriously harmed.

OUR GROWTH COULD BE LIMITED IF WE FAIL TO SUCCESSFULLY IDENTIFY AND INTEGRATE POTENTIAL ACQUISITIONS AND INVESTMENTS

     Due to the intensely competitive nature of the e-business analysis market, we believe that our success will depend on our ability to attain significant market share, which will depend in part on our ability to successfully identify and acquire businesses, products and technologies from third parties that are complementary to our existing products and services. We do not have any present understanding, nor are we having any discussions relating to any acquisition or investment. We cannot be certain that we will be able to rapidly expand our product and services offerings through these acquisitions or investments. Some of the risks we may encounter include:

     - complementary products and services may not be available on commercially reasonable terms;

     - we may be unable to compete for acquisitions of products and services with many of our competitors who have greater financial resources than we do;

     - acquired products and services may not meet the needs of our customers;

     - we may incur difficulties associated with the integration of the personnel and operations of an acquired company with our personnel and operations;

     - we may incur difficulties in assimilating acquired products, services or technologies, with our existing products, services and technologies; and

     - integration of acquired and existing products and services may result in decreases in revenue from existing products and services.

     These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to issue equity securities to pay for any future acquisition which could be dilutive to our existing stockholders. We may also have to incur debt which could contain covenants that restrict our operations. In addition, acquisitions and investments may have negative effect on our reported results of operations from acquisition-related charges and amortization of acquired technology and other intangibles. Any of these acquisition-related risks could harm our business.

OUR VARIED SALES CYCLES MAKE IT DIFFICULT TO BUDGET AND FORECAST OUR OPERATING RESULTS

     We have varied sales cycles because we generally need to educate potential clients regarding the use and benefits of our product applications. The stability of our sales cycle continues to evolve as our products mature. Our sales cycles make it difficult to predict the quarter in which sales may fall and to budget and forecast operating results. In addition, a significant portion of our sales fall within the last month of a quarter, making it difficult to predict revenue until late in the quarter and to adjust expenses accordingly.

OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY SMALL DELAYS IN CUSTOMER ORDERS OR PRODUCT INSTALLATIONS

     Small delays in customer orders can cause significant variability in our license revenue and operating results for any particular period. We derive a substantial portion of our revenue from the sale of software products and related services. Our revenue recognition policy requires us to deliver the software prior to recognizing any revenue for the product and to substantially complete the implementation of our product before we can recognize service revenue. Any end of quarter delays in orders for delivery or product installation schedules could harm operating results for that quarter.

IF WE FAIL TO GENERATE REPEAT OR EXPANDED BUSINESS FROM OUR CURRENT AND FUTURE CUSTOMERS, OUR BUSINESS WILL BE SERIOUSLY HARMED

     Our success is dependent on the continued growth of our customer base and the retention of our customers. For the fiscal year ended March 31, 1999, and the nine month period ended December 31, 1999, approximately 15-20% of our revenue was derived from sales of products and services to existing customers. We expect to continue to derive a significant amount of revenue from our existing customers. If we fail to generate repeat and expanded business from our current and future customers, particularly from maintenance contract renewals, our operating results would be seriously harmed. Our ability to attract new customers will depend on a variety of factors, including the accuracy, scalability, reliability and cost-effectiveness of our products and services and our ability to effectively market our products and services. In the past, we have lost potential customers to competitors for various reasons, including lower prices and other incentives not matched by us. Many of our current customers initially purchase a license for our products and services for installation on a limited number of servers. If an installation is successful, the customer may purchase additional licenses to expand the use of our products in its organization, license additional products and services from us, or renew maintenance fees.

IF WE FAIL TO SUCCESSFULLY PROMOTE OUR ACCRUE BRAND NAME OR IF WE INCUR SIGNIFICANT EXPENSES PROMOTING AND MAINTAINING OUR ACCRUE BRAND NAME, OUR BUSINESS COULD BE HARMED

     Due in part to the emerging nature of the market for e-business analysis solutions and the substantial resources available to many of our competitors, there may be a time-limited opportunity for us to achieve and maintain a significant market share. Developing and maintaining awareness of the Accrue brand name is critical to achieving widespread acceptance of our e-business analysis solutions. Furthermore, the importance of brand recognition will increase as competition in the market for our products increases. Successfully promoting and positioning the Accrue brand will depend largely on the effectiveness of our marketing efforts and our ability to develop reliable and useful products at competitive prices. Therefore, we may need to increase our financial commitment to creating and maintaining brand awareness among potential customers.

THE STRAIN THAT OUR GROWTH RATE PLACES UPON OUR SYSTEMS AND MANAGEMENT RESOURCES MAY ADVERSELY AFFECT OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT

     We have recently experienced a period of significant expansion of our operations that has placed a significant strain on our management, administrative and operational resources. In addition, we have recently hired a significant number of employees and plan to further increase our total headcount. Our headcount has increased from 22 at March 31, 1997, to 38 at March 31, 1998, to 59 at March 31, 1999, and to 99 at December 31, 1999. In addition, we intend to further expand our finance, administrative and operations staff. Any failure to properly manage our growth could have a material adverse effect on our business, results of operations, and financial condition. To properly manage this growth, we must, among other things, implement and improve additional and existing administrative, financial, and operational systems, procedures, and controls on a timely basis. We may not be able to complete the necessary improvements to our systems, procedures, and controls necessary to support our future operations in a timely manner. Management may not be able to hire, train, retain, motivate, and manage required personnel and may not be able to successfully identify, manage, and exploit existing and potential market opportunities. In connection with our expansion, we plan to increase our operating expenses to expand our sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support, and improve operational and financial systems. Failure of our revenue to increase along with these expenses during any fiscal period could have a materially adverse impact on our financial results for that period.

ACCRUE INSIGHT, OUR MOST IMPORTANT PRODUCT, IS NOT PROTECTED BY A PATENT. IF ANOTHER PARTY WERE TO USE THIS TECHNOLOGY, OUR BUSINESS WOULD SUFFER

     We regard substantial elements of our e-business analysis solutions as proprietary and attempt to protect them by relying on patent, trademark, service mark, trade dress, copyright, and trade secret laws and restrictions, as well as confidentiality procedures and contractual provisions. However, Accrue Insight, our most important product, is not protected by a patent. Any steps we take to protect our intellectual property may be inadequate, time consuming, and expensive. In addition, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property, which could have a material adverse effect on our business. Furthermore, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Effective trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed or made available through the Internet. Furthermore, our competitors may independently develop similar technology that substantially limits the value of our intellectual property or design around patents issued to us. See "Business -- Intellectual Property and Other Proprietary Rights."

OTHERS MAY BRING INFRINGEMENT CLAIMS AGAINST US WHICH COULD HARM OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     In addition to the technology we have developed internally, we also use code libraries developed and maintained by third parties and have acquired or licensed technologies from other companies. Our internally developed technology, the code libraries, or the technology we acquired or licensed may infringe a third party's intellectual property rights who may bring claims against us alleging infringement of their intellectual property rights. In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We are not currently involved in any intellectual property litigation. However, as the number of entrants into our market increases, the possibility of an intellectual property claim against us grows and we may be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. These claims and any resulting litigation could subject us to significant liability for damages and invalidation of our proprietary rights, would likely be time-consuming and expensive to defend and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

     - cease selling, incorporating, or using products or services that incorporate the challenged intellectual property;

     - obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; and/or

     - redesign those products or services that incorporate infringing technology.

Any of these results could seriously harm our business.

PRODUCT DEFECTS COULD LEAD TO LOSS OF CUSTOMERS WHICH COULD HARM OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     Despite internal testing and testing by current and potential customers, our current and future products may contain serious defects, including Year 2000 errors, the occurrence of which could result in adverse publicity, loss of or delay in market acceptance, or claims by customers against us, any of which could harm our business, results of operations, and financial condition. In addition, our products and product enhancements are very complex and may from time to time contain errors or result in failures that we did not detect or anticipate when introducing our products or enhancements to the market. The computer hardware environment is characterized by a wide variety of non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming. Despite our testing, errors may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. See "Business -- Products and Services."

WE ARE SUBJECT TO POTENTIAL PRODUCT LIABILITY CLAIMS THAT COULD REQUIRE CONSIDERABLE EFFORT AND EXPENSE TO DEFEND AND WHICH COULD HARM OUR BUSINESS

     Our products are used to monitor the traffic data of our customers' Web sites, and to segment, analyze and report this data. These and other functions that our products provide are often critical to our customers, especially in light of the considerable resources many organizations spend on the development and maintenance of their Web sites. Our end-user licenses contain provisions that limit our exposure to product liability claims, but these provisions may not be enforceable in all jurisdictions. Additionally, we maintain limited product liability insurance. To the extent our contractual limitations are unenforceable or these claims are not covered by insurance, a successful product liability claim could harm our business.

WE MAY BE UNABLE TO INTEGRATE SUCCESSFULLY MARKETWAVE CORPORATION AND/OR NEOVISTA SOFTWARE, INC. INTO OUR BUSINESS OR ACHIEVE THE EXPECTED BENEFITS OF THE ACQUISITIONS

     Our acquisition of Marketwave Corporation, which was completed in September, 1999, and our acquisition of NeoVista Software, Inc., which was completed in January 2000, will require integrating the businesses and operations of those two companies with our company. We may not be able to successfully assimilate the personnel, technology, operations and customers of Marketwave and/or NeoVista into our business. Additionally, we may fail to achieve the anticipated synergies from either or both acquisitions, including marketing, product development, distribution and other operational synergies. The integration process may further strain our existing financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from our core business objectives. In addition, we are not experienced in managing significant facilities or operations in geographically distant areas. Finally, we cannot be certain that we will be able to retain Marketwave and/or NeoVista employees.

WE MAY ACQUIRE TECHNOLOGIES OR COMPANIES IN THE FUTURE, AND THESE ACQUISITIONS COULD RESULT IN THE DILUTION OF OUR STOCKHOLDERS AND DISRUPTION OF OUR BUSINESS

     We may acquire technologies or companies in the future. Entering into an acquisition entails many risks of any which could materially harm our business, including:

     - diversion of management's attention from other business concerns;

     - failure to assimilate the acquired company with our pre-existing business;

     - potential loss of key employees from either our pre-existing business or the acquired business;

     - dilution of our existing stockholders as a result of issuing equity securities; and

     - assumption of liabilities of the acquired company.

                         RISKS RELATED TO OUR INDUSTRY

EVOLVING REGULATION OF THE INTERNET MAY HARM OUR BUSINESS

     As e-commerce continues to evolve, increasing regulation by federal, state, or foreign agencies becomes more likely. This regulation is likely in the areas of user privacy, pricing, content, quality of products and services, taxation, advertising, intellectual property rights, and information security. In particular, laws and regulations applying to the solicitation, collection, or processing of personal or consumer information could negatively affect our activities. Typically, our products capture traffic data when consumers, business customers or employees visit a Web site. The perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our products. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify Web site users that the data captured after visiting Web sites may be used by marketing entities to unilaterally direct product promotion and advertising to that user. We are not aware of any similar legislation or regulatory requirements currently in effect in the United States. Other countries and political entities, such as the European Economic Community, have adopted legislation or regulatory requirements. The United States may adopt similar legislation or regulatory requirements. If consumer privacy concerns are not adequately addressed, our business could be harmed. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity and libel is uncertain and developing. Furthermore, any regulation imposing fees or assessing taxes for Internet use could result in a decline in the use of the Internet and the viability of e-commerce. Any new legislation or regulation, or the application or interpretation of existing laws or regulations, may decrease the growth in the use of the Internet, may impose additional burdens on e-commerce or may require us to alter how we conduct our business. This could decrease the demand for our products and services, increase our cost of doing business, increase the costs of products sold through the Internet or otherwise have a negative effect on our business, results of operations and financial condition.

OUR SUCCESS DEPENDS ON CONTINUED USE AND EXPANSION OF THE INTERNET

     Continued expansion in the sales of our e-business analysis solutions will depend upon the continued growth of the Internet as a widely used medium for commerce and communication. Rapid growth in the use of the Internet is a recent phenomenon. Acceptance and use may not continue to develop at historical rates and a sufficiently broad base of customers may not adopt or continue to use the Internet and online services as a medium of commerce and communication. Demand and market acceptance for recently introduced products and services relating to the Internet are subject to a high level of uncertainty and few proven products and services exist. If the Internet does not continue to grow as a widespread communications medium and commercial marketplace, the demand for our e-business analysis solutions could be significantly reduced. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of complementary products, such as high speed modems. The Internet infrastructure may not be able to support the demands placed on it by continued growth. Additionally, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility, and quality of service.

                         RISKS RELATED TO THE OFFERING

BECAUSE ACCRUE'S OFFICERS AND DIRECTORS WILL OWN APPROXIMATELY 19.9% OF THE OUTSTANDING COMMON STOCK AFTER THIS OFFERING, YOU AND OTHER INVESTORS WILL HAVE MINIMAL INFLUENCE ON STOCKHOLDER DECISIONS

     Assuming that all shares registered pursuant to this registration statement are sold by the selling stockholders, our officers and directors will beneficially own approximately 19.9% of the outstanding common stock after this offering. As a result, they will be able to exercise significant influence over all matters requiring stockholder approval, and you and other investors will have minimal influence over the election of directors or other stockholder actions. As a result, these stockholders could approve or cause Accrue to take actions which you disapprove or that are contrary to your interests and those of other investors. Our certificate of incorporation and bylaws do not provide for cumulative voting; therefore, our controlling stockholders will have the ability to elect all of our directors. The controlling stockholders will also have the ability to approve or disapprove significant corporate transactions without further vote by the investors who purchase common stock pursuant to this offering. This ability to exercise influence over all matters requiring stockholder approval could prevent or significantly delay another company or person from acquiring or merging with us. See "Management" and "Principal and Selling Stockholders."

THE EFFECTS OF ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND IN DELAWARE LAW COULD PREVENT A CHANGE IN CONTROL OF ACCRUE WHICH MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK

     Provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing a merger or sale of Accrue, or making a merger or acquisition less desirable to a potential acquiror, even where stockholders may consider the acquisition or merger favorable. These provisions could also have the effect of making it more difficult for a third party to effect a change of control of the board of directors. See "Description of Capital
Stock -- Delaware Law and the Effect of Certain Certificate of Incorporation and Bylaw Provisions." The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control without further action by the stockholders. Any issuance of preferred stock may harm the market price of the common stock. The issuance of preferred stock may also result in the loss of the voting control of holders of common stock to the holders of the preferred stock. See "Description of Capital Stock -- Preferred Stock."

THE MARKET PRICE FOR OUR COMMON STOCK, LIKE OTHER TECHNOLOGY STOCKS, MAY BE VOLATILE

     The stock markets have, in general, and with respect to Internet companies in particular, recently experienced extreme stock price and volume volatility that has affected companies' stock prices. The stock markets may continue to experience volatility that may adversely affect the market price of our common stock. Stock prices for many companies in the technology and emerging growth sector have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. Fluctuations such as these may affect the market price of our common stock. In addition, if we fail to address any of the risks described in this section, the market price for our common stock, and consequently, the value of your investment, could decline.

SIGNIFICANT FLUCTUATIONS IN THE MARKET PRICE OF OUR COMMON STOCK COULD RESULT IN SECURITIES CLASS ACTION CLAIMS AGAINST US, WHICH COULD SERIOUSLY HARM OUR BUSINESS

     Securities class action claims have been brought against companies in the past where volatility in the market price of that company's securities have taken place. This kind of litigation could be very costly and divert our management's attention and resources, and any adverse determination in this litigation could also subject us to significant liabilities, any or all of which could seriously harm our business.

IF WE CANNOT RAISE FUNDS, IF NEEDED, ON ACCEPTABLE TERMS, WE MAY NOT BE ABLE TO DEVELOP OR ENHANCE OUR PRODUCTS AND SERVICES, TAKE ADVANTAGE OF FUTURE OPPORTUNITIES OR RESPOND TO COMPETITIVE PRESSURES OR UNANTICIPATED CAPITAL REQUIREMENTS WHICH COULD HARM OUR BUSINESS

     We expect the net proceeds from our public offering in July 1999, cash on hand, cash equivalents and commercial credit facilities to meet our working capital and capital expenditure needs for at least the next 12 months. We expect that we will continue to experience negative operating cash flow in the near term. Accordingly, we may need to raise additional funds and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. Further, if we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we incur indebtedness to help us meet our future capital requirements, this debt could contain covenants which restrict our operations. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated capital requirements, which could harm our business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" for more information on our capital needs.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE

     Sales of a substantial number of shares of common stock in the public market after the offering, or the perception that these sales may occur, could adversely affect the market price of the common stock by potentially introducing a large number of sellers of our common stock into a market in which the common stock price is already volatile, thus driving the common stock price down. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities. On completion of this offering, based on the number of shares outstanding as of January 15, 2000, we will have 26,824,782 shares of common stock outstanding. The 3,225,261 shares sold in this offering will be freely tradable without restriction or further registration under the Federal securities laws unless held by our "affiliates" as that term is defined in Rule 144. 4,485,000 shares of our common stock, including the underwriter's option to purchase additional shares which was exercised in full, were registered in connection with the initial public offering of our common stock. The remaining 19,114,521 shares of common stock outstanding on completion of the offering are "restricted securities" as that term is defined in Rule 144; however, virtually all of these shares are eligible for sale, in some cases only subject to the volume, manner of sale and notice requirements of Rule 144. In addition, 11,274,407 shares of our common stock issuable upon exercise of options held by employees and consultants or available for grant to them have been registered and may generally be sold upon exercise of these options. See "Shares Eligible for Future Sale," for information on shares available for future sale.

               YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS
                     BECAUSE THEY ARE INHERENTLY UNCERTAIN

     This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future" "intends" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of Internet use. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the preceding pages and elsewhere in this prospectus.

                          PROCEEDS FROM THIS OFFERING

     We will not receive any portion of the proceeds from the sale of the 3,225,261 shares of common stock being offered by the selling stockholders.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock and anticipate that all future earnings, if any, will be retained for development of our business. The payment of dividends will be at the discretion of our board of directors and will depend upon factors such as future earnings, capital requirements, the financial condition of Accrue, and general business conditions. Additionally, our loan and security agreement with our current lender limits our ability to pay dividends.

                               OTHER INFORMATION

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders may only offer to sell, and seek offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     This prospectus includes statistical data regarding the Internet industry. The statistical data that we used was taken or derived from information published by sources including Netcraft Web Server Survey, a media research firm that focuses on the Internet industry, and International Data Corporation and Forrester Research, firms that provide market and strategic information to the information technology industry. Although we believe that the statistical data we used was generally indicative of the matters for which we used it, statistical data is inherently imprecise, and you are cautioned not to place undue reliance on the statistical data regarding the Internet industry that we used in this prospectus.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31,1999:

     - on an actual basis; and

     - on a pro forma basis to reflect our acquisition of NeoVista Software, Inc. as if it had occurred on December 31, 1999.

                                                                 DECEMBER 31, 1999
                                                              -----------------------
                                                               ACTUAL      PRO FORMA
                                                              --------    -----------
                                                                    (UNAUDITED)
                                                                  (IN THOUSANDS)
Stockholders' equity:
  Preferred stock, $0.001 par value;
     5,000,000 shares authorized, no shares issued or
      outstanding...........................................        --           --
  Common stock, $0.001 par value,
     75,000,000 shares authorized; 25,097,325 shares issued
      and outstanding actual; 26,876,745 shares issued and
      outstanding pro forma.................................        25           27
     Additional paid-in capital.............................    67,470      190,368
     Notes receivable from stockholders.....................      (213)        (213)
     Unearned compensation..................................    (5,154)      (5,154)
     Accumulated deficit....................................   (23,252)     (24,132)
                                                              --------     --------
       Total stockholders' equity...........................    38,876      160,896
                                                              --------     --------
          Total capitalization..............................  $ 38,876     $160,896
                                                              ========     ========

     The information in the table above excludes:

     - 2,230,642 shares of common stock issuable upon exercise of stock options and warrants outstanding as of December 31, 1999;

     - 796,284 additional shares available for grant under our stock plans as of December 31, 1999;

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and notes to our consolidated financial statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus. The statements of operations data for the years ended March 31, 1997, 1998 and 1999, and the balance sheet data as of March 31, 1998 and 1999, are derived from audited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of March 31, 1997 are derived from audited consolidated financial statements not included in this prospectus. The statement of operations data for the nine months ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1999 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

     The unaudited pro forma information reflects our recent acquisition of NeoVista, and has been derived from our unaudited pro forma combined condensed financial statements included elsewhere in this prospectus. The unaudited pro forma combined condensed statement of operations data is derived from our statement of operations data for the nine months ended December 31, 1999 combined with the statement of operations data of NeoVista for the nine months ended September 30, 1999, giving effect to the acquisition as if it occurred on April 1, 1999. The unaudited pro forma combined condensed balance sheet data presents our balance sheet data as of December 31, 1999 combined with the balance sheet data of NeoVista, as of September 30, 1999, giving effect to the acquisition as if it had occurred on December 31, 1999. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company.

                                                                                               NINE MONTHS
                                                                       NINE MONTHS ENDED          ENDED
                                            YEAR ENDED MARCH 31,          DECEMBER 31,      DECEMBER 31, 1999
                                         ---------------------------   ------------------   -----------------
                                          1997      1998      1999      1998       1999         PRO FORMA
                                         -------   -------   -------   -------   --------   -----------------
                                                                          (UNAUDITED)          (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue:
  Software license.....................  $   394   $ 1,857   $ 3,640   $ 2,009   $  9,049       $  9,781
  Maintenance and service..............       36       200     1,044       649      2,304          3,300
  Systems hardware and maintenance.....       --        --        --        --         --            620
                                         -------   -------   -------   -------   --------       --------
     Total revenue.....................      430     2,057     4,684     2,658     11,353         13,701
Cost of revenue:.......................       30       228       469       328      1,493          3,401
                                         -------   -------   -------   -------   --------       --------
Gross profit...........................      400     1,829     4,215     2,330      9,860         10,300
OPERATING EXPENSES:
  Research and development.............      947     2,403     3,166     2,291      2,815          4,705
  Sales and marketing..................      818     2,744     5,448     3,629      8,595         10,326
  General and administrative...........      711       962     1,927     1,257      1,690          3,421
  Merger costs.........................       --        --        --        --      3,560          3,560
  Amortization of intangibles and
     goodwill..........................       --        --        --        --         --         32,260
  Stock-based compensation expense.....       --        --     1,325       620      3,427          5,227
                                         -------   -------   -------   -------   --------       --------
     Total operating expenses..........    2,476     6,109    11,866     7,797     20,087         59,499
                                         -------   -------   -------   -------   --------       --------
Loss from operations...................   (2,076)   (4,280)   (7,651)   (5,467)   (10,227)       (49,199)
Other income...........................      107        97        96        67        788            847
Interest expense.......................       --       (18)      (46)      (37)       (42)          (187)
                                         -------   -------   -------   -------   --------       --------
Net loss...............................  $(1,969)  $(4,201)  $(7,601)  $(5,437)  $ (9,481)      $(48,539)
                                         =======   =======   =======   =======   ========       ========
Net loss per share, basic and
  diluted..............................  $ (0.73)  $ (0.99)  $ (1.63)  $ (1.17)  $  (0.67)      $  (3.04)
                                         =======   =======   =======   =======   ========       ========
Shares used in computing net loss per
  share, basic and diluted.............    2,690     4,264     4,670     4,640     14,183         15,962
                                         =======   =======   =======   =======   ========       ========

                                                                                               DECEMBER 31,
                                                                 MARCH 31,                         1999
                                                              ---------------   DECEMBER 31,   ------------
                                                               1998     1999        1999        PRO FORMA
                                                              ------   ------   ------------   ------------
                                                                                (UNAUDITED)    (UNAUDITED)
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  570   $2,862     $37,931        $ 38,356
Working capital.............................................     232    2,529      36,181          28,872
Total assets................................................   2,112    6,109      45,518         176,310
Long term debt, net of current portion......................     312      169          --              89
Total stockholders' equity..................................     557    3,414      38,876         160,896

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of Accrue should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Our principal product, Accrue Insight, is a software solution that collects, stores and analyzes detailed Web site traffic information and visitor activity data and presents this information in detailed reports to help managers and marketers make more effective merchandising and marketing decisions. We sell Accrue Insight to customers for a license fee and also provide related maintenance services. In addition, we provide professional services to assist customers at every stage of Accrue Insight deployment, from identification of specific business needs through enterprise integration and customization of e-business analysis reporting, to delivering a rapid and effective implementation. We also offer an application hosting service, Accrue Site Knowledge (ASK) Service, that enables customers to outsource system administration responsibilities in connection with their purchase of Accrue Insight.

     From our inception through March 31, 1997, our operations consisted primarily of start-up activities, such as raising capital, recruiting personnel, conducting research and development, developing our initial product, establishing the market for our initial product and purchasing operating assets. During fiscal years 1998 and 1999, we continued to invest in research and development, building sales channels, expanding marketing activities and developing administrative operations. In January 1997 we began shipping our initial product, Accrue Insight 1.0 for analyzing Web site traffic. In February 1998 we released Accrue Insight 2.0, which added scalability and functionality to provide e-business analysis capabilities. In August 1998 we released Accrue Insight 2.5, which added personalized Web pages and push technology for distributing reports via email. From October 1998 through March 1999 we continued to expand the functional capabilities of Accrue Insight through a series of releases including an easy-to-use interface, a customized integration bridge with Vignette StoryServer, and enhanced network collection technology. In April 1999, we released Accrue Insight 3.1, which adds new features that enhance Web data collection, analysis, storage and reporting, expands the amount and types of information captured, provides new information access and report distribution options, increases scalability, and improves manageability. The Accrue Site Knowledge (ASK) Service, also introduced in April 1999, provides a new application hosting service that enables customers to outsource system administration responsibilities in connection with their purchase of Accrue Insight. In September 1999, we acquired the Hit List family of products when we merged with Marketwave Corporation. In November 1999, we released Accrue Hit List 4.5, offering increased functionality, improved performance, broader database and platform support.

     Substantially all of our product revenues through December 31, 1999 were attributable to licensing Accrue Insight, Accrue Hit List and related products and support services. We anticipate that these products will continue to account for a substantial portion of our revenues for the foreseeable future. Consequently, a decline in the price of or demand for Accrue Insight, Accrue Hit List, or related products and services, or their failure to achieve broad market acceptance, would seriously harm our business, financial condition and results of operations.

     We generally recognize license revenue, net of estimated returns allowance, upon product shipment. Where multiple products or services are sold together under one contract, we allocate revenue to each element based on their relative fair value, with fair value being determined using the price charged when that element is sold separately. We recognize maintenance service revenue ratably over the term of the service agreement, and we recognize consulting service revenue as services are performed.

     We market our products, both domestically and internationally, through our direct sales force. Sales derived through indirect channels, which consist primarily of international resellers and system integrators, accounted for less than 15% of our total revenue to date. We expect that sales derived through indirect channels will increase as a percentage of total revenue as we expand our international efforts. We license our products to our customers primarily on a perpetual basis. We offer multiple pricing models from usage-based to server-based and CPU-based, allowing for additional revenue as a customer's e-business expands. Selling prices for our products have typically ranged from ten to several hundred thousand dollars. Annual support and maintenance contracts, which are purchased with initial product licenses, entitle customers to telephone support and upgrades, when and if available. The price for our support and maintenance program is based on a percentage of list price and is paid in advance. Consulting fees for implementation services and training are charged on a time-and-materials basis or a fixed-fee basis for package services.

     We have recorded stock-based compensation related to stock options granted below fair market value through March 31, 1999 and December 31, 1999 of approximately $6.3 million and $9.9 million, respectively. Of this amount, we amortized approximately $1.3 million in fiscal year 1999 and $3.4 million for the nine months ended December 31, 1999. This amount represents the difference between the exercise price of these stock option grants and the deemed fair value of the common stock at the time of grant. The remaining balance of stock-based compensation will be amortized over the remaining vesting period of the options, generally four years or less. As a result, the amortization of stock-based compensation will impact our reported results of operations through fiscal 2003.

     We have sustained losses on a quarterly and annual basis since inception. As of our fiscal year ended March 31, 1999, we had an accumulated deficit of approximately $13.8 million, and as of December 31, 1999, we have an accumulated deficit of approximately $23.3 million. Our net loss was approximately $2.0 million in fiscal year ended March 31, 1997, $4.2 million in fiscal year 1998, $7.6 million in fiscal year 1999, and $9.5 million for the nine months ended December 31, 1999. These losses resulted from significant costs incurred in the development and sale of our products and services. We expect to experience significant growth in our operating expenses in order to execute our business plan, particularly in the areas of research and development, sales and marketing, and increased international distribution. As a result, we anticipate that these operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future, or at all.

     You should not rely upon our past operating results as an indication of future performance. While we have experienced significant percentage growth in revenues in recent periods, we have a limited operating history and we do not believe that prior growth rates are sustainable or indicative of future growth rates.

     We anticipate that our total revenue and net loss for the fiscal year ending March 31, 2000 will be approximately $17.5 million and $25.7 million, respectively.

ACQUISITION OF NEOVISTA SOFTWARE, INC.

     On January 14, 2000, we acquired privately-held, NeoVista Software, Inc., a provider of decision support software applications and services for large retail marketing and merchandising companies. NeoVista's data-mining and personalization products and services allow customers to analyze large volumes of retail customer data from a variety of data sources. This data includes customer demographics, transaction histories, and personalized behavior analysis. The data can be analyzed to provide guidance and recommendations with respect to specific marketing and merchandising campaigns. In connection with our acquisition of NeoVista, we issued approximately 1.8 million shares of our common stock in exchange for all outstanding shares of NeoVista capital stock, and converted all outstanding options and warrants to acquire NeoVista capital stock into options and warrants to purchase approximately 550,000 shares of our common stock. The merger is intended to qualify as a tax-free reorganization.

     For the years ended December 31, 1997 and 1998, NeoVista had total revenues of $5.4 million and $4.3 million, respectively. For the first nine months of 1999, total revenues were $2.3 million, down from $3.5 million for the first nine months of 1998. Cost of revenues decreased slightly from $2.5 million in 1997 to $2.4 million in 1998 and operating expenses increased from $5.9 million to $6.1 million during the same period. Cost of revenues and operating expenses through September 1999 were $1.9 million and $7.2 million, respectively, as compared to $1.8 million and $4.3 million, respectively, for the first nine months of 1998. As of December 31, 1998, NeoVista had accumulated losses of $78.7 million, which increased to $85.5 million as of September 30, 1999.

     We will account for the NeoVista acquisition using the purchase method of accounting. Under the purchase method, the purchase price of NeoVista will be allocated to the assets acquired and liabilities assumed from NeoVista. As a result we expect to record a charge to operations related to acquired in-process research and development of approximately $0.9 million. Additionally, we expect to record approximately $129.9 million of intangible assets and goodwill on our balance sheet, which will result in an amortization expense of approximately $10.8 million for fiscal 2000, $43.0 million for fiscal 2001, $43.0 million for fiscal 2002 and $33.1 million for fiscal 2003.

RESULTS OF OPERATIONS

     The following tables set forth our historical operating information, as well as the information as a percentage of our total revenue represented by each item, for the periods indicated:

                                                                               NINE MONTHS
                                                                                  ENDED
                                            YEAR ENDED MARCH 31,              DECEMBER 31,
                                      --------------------------------    ---------------------
                                        1997        1998        1999        1998        1999
                                      --------    --------    --------    --------    ---------
                                       (IN THOUSANDS, EXCEPT AS A PERCENTAGE OF TOTAL REVENUE)
STATEMENT OF OPERATIONS DATA:
Net revenue:
  Software license..................  $   394     $ 1,857     $ 3,640     $ 2,009     $  9,049
  Maintenance and service...........       36         200       1,044         649        2,304
                                      -------     -------     -------     -------     --------
     Total revenue..................      430       2,057       4,684       2,658       11,353
Cost of revenue.....................       30         228         469         328        1,493
                                      -------     -------     -------     -------     --------
Gross profit........................      400       1,829       4,215       2,330        9,860
                                      -------     -------     -------     -------     --------
Operating expenses:
  Research and development..........      947       2,403       3,166       2,291        2,815
  Sales and marketing...............      818       2,744       5,448       3,629        8,595
  General and administrative........      711         962       1,927       1,257        1,690
  Merger costs......................       --          --          --          --        3,560
  Stock-based compensation
     expense........................       --          --       1,325         620        3,427
                                      -------     -------     -------     -------     --------
     Total operating expenses.......    2,476       6,109      11,866       7,797       20,087
                                      -------     -------     -------     -------     --------
Loss from operations................   (2,076)     (4,280)     (7,651)     (5,467)     (10,227)
Other income (expense), net.........      107          79          50          30          746
                                      -------     -------     -------     -------     --------
Net loss............................  $(1,969)    $(4,201)    $(7,601)    $(5,437)    $ (9,481)
                                      =======     =======     =======     =======     ========

AS A PERCENTAGE OF TOTAL REVENUE:
Net revenue:
  Software license..................     91.6%       90.3%       77.7%       75.6%        79.7%
  Maintenance and service...........      8.4         9.7        22.3        24.4         20.3
                                      -------     -------     -------     -------     --------
     Total revenue..................    100.0       100.0       100.0       100.0        100.0
Cost of revenue.....................      7.0        11.1        10.0        12.3         13.2
                                      -------     -------     -------     -------     --------
Gross profit........................     93.0        88.9        90.0        87.7         86.8
                                      -------     -------     -------     -------     --------
Operating expenses:
  Research and development..........    220.2       116.8        67.6        86.2         24.8
  Sales and marketing...............    190.2       133.4       116.3       136.5         75.7
  General and administrative........    165.4        46.8        41.1        47.3         14.9
  Merger costs......................       --          --          --          --         31.4
  Stock-based compensation
     expense........................       --          --        28.3        23.4         30.1
                                      -------     -------     -------     -------     --------
     Total operating expenses.......    575.8       297.0       253.3       293.4        176.9
                                      -------     -------     -------     -------     --------
Loss from operations................   (482.8)     (208.1)     (163.3)     (205.7)       (90.1)
Other income (expense), net.........     24.9         3.9         1.0         1.1          6.6
                                      -------     -------     -------     -------     --------
Net loss............................   (457.9)%    (204.2)%    (162.3)%    (204.6)%      (83.5)%
                                      =======     =======     =======     =======     ========

FISCAL YEARS ENDED MARCH 31, 1997, 1998 AND 1999

     Revenue. Total revenue increased from $0.4 million in fiscal year 1997 to $2.1 million in fiscal year 1998 and $4.7 million in fiscal year 1999. These increases reflect year-to-year revenue growth of 378% and 128%, respectively. No customer accounted for more than 10% of our revenue in fiscal year 1998 or 1999.

     Software license revenue. Revenue from software licenses was $0.4 million in fiscal year 1997, $1.9 million in fiscal year 1998 and $3.6 million in fiscal year 1999, representing increases of $1.5 million, or 371%, from fiscal year 1997 to fiscal year 1998 and $1.8 million, or 96% from fiscal year 1998 to fiscal year 1999. The majority of the growth in product revenue for both fiscal years was due to higher unit sales volumes of Accrue Insight as a result of increased market awareness of our products, introductions of new features, increases in both the size and productivity of our sales force, and increased average dollar size of licenses. We anticipate that revenue from product licenses will continue to represent a substantial majority of our revenues in the future. We expect that because of our small but increasing revenue base, our historical percentage growth rates of our product revenue will not be sustainable in the future.

     Maintenance and service revenue. Maintenance and service revenue was less than $0.1 million in fiscal year 1997, $0.2 million in fiscal year 1998 and $1.0 million in fiscal year 1999, representing increases of 456% from fiscal year 1997 to fiscal year 1998, and 422% from fiscal year 1998 to fiscal year 1999. This growth was primarily due to expanded service offerings, more proactive sales of these offerings, and a higher proportion of renewals of maintenance contracts by existing customers. We expect that our historical percentage growth rates of our maintenance and service revenue will not be sustainable in the future.

     Cost of revenue. Cost of revenue consists primarily of royalties paid to third parties for technology used in our products. These costs were less than $0.1 million, or 7% of revenue, in fiscal year 1997, $0.2 million, or 11.1% of revenue, in fiscal year 1998 and $0.5 million, or 10% of revenue, in fiscal year 1999, representing increases of 660% from fiscal year 1997 to fiscal year 1998, and 106% from fiscal year 1998 to fiscal year 1999. These dollar amount increases of cost of revenue reflect the higher volumes of product shipped and related third-party royalties. The decrease in cost of revenue as a percentage of revenue from fiscal year 1998 to fiscal year 1999 is primarily due to economies of scale realized as a result of shipping greater quantities of product in fiscal year 1999 and a substantial reduction in royalty rates beginning in January 1999. Because all development costs incurred in the research and development of software products and enhancements to existing software products have been expensed as incurred, cost of revenue includes no amortization of capitalized software development costs. Historically, cost of maintenance and service revenue has been insignificant.

     Gross profit. Gross profit was 93% in fiscal year 1997, 89% in fiscal year 1998, and 90% in fiscal year 1999, primarily as a result of increased product sales and sliding-scale royalty rates. In the future, we expect that royalties paid to third parties will increase in absolute dollars. In addition, we expect that sales derived through indirect channels will increase as a percentage of total revenue. We also expect that maintenance and service revenue will increase as a percentage of total revenue as we expand our service offerings and maintain our maintenance contract renewal rates with customers. Maintenance and service revenue has lower gross profit than product revenue. For all of these reasons, we expect that our gross profit will decline.

     Operating expenses. Total operating expenses increased from $2.5 million in fiscal year 1997, to $6.1 million in fiscal year 1998 and $11.9 million in fiscal year 1999. The increases reflect year-to-year growth of 147% and 94%, respectively. These increases were largely due to increased salaries and related expenses associated with newly hired employees, including a stock-based compensation expense of $1.3 million in fiscal year 1999.

     Research and development expenses. Research and development expenses consist primarily of salaries and related costs associated with the development of new products, the enhancement of existing products, and the performance of quality assurance and documentation activities. Research and development expenses were $0.9 million in fiscal year 1997, $2.4 million in fiscal year 1998 and $3.2 million in fiscal year 1999. The increases were primarily attributable to increased staffing and associated support for software engineers required to expand and enhance our product and services offerings. We believe that research and development expenses will increase in dollar amount but decrease as a percentage of total revenue in the future. Research and development expenditures are charged to operations as incurred.

     Sales and marketing expenses. Sales and marketing expenses consist primarily of salaries, commissions and bonuses of sales and marketing personnel, and promotional expenses. Sales and marketing expenses were $0.8 million in fiscal year 1997, $2.7 million in fiscal year 1998 and $5.4 million in fiscal year 1999. The increases were primarily due to increased headcount in our sales and marketing departments, and increased marketing communications expenditures associated with our products and services. We believe that sales and marketing expenses will increase in dollar amount but decrease as a percentage of total revenue in the future.

     General and administrative expenses. General and administrative expenses consist primarily of salaries and other personnel-related costs for executive, financial, human resource, information services, and other administrative functions, as well as legal and accounting costs. General and administrative expenses were $0.7 million in fiscal year 1997, $1.0 million in fiscal year 1998 and $1.9 million in fiscal year 1999. These increases were primarily the result of increased staffing and associated expenses necessary to manage and support our growth. We believe that general and administrative expenses will increase in dollar amount as we continue to increase staffing to manage expanding operations and facilities, and incur additional expenses associated with operating as a public company. However, we believe that general and administrative expenses will decrease as a percentage of total revenue in the future.

     Stock-based compensation expense. Total stock-based compensation expense as of March 31, 1999 amounted to $6.3 million, of which approximately $1.3 million was amortized in fiscal year 1999.

     Other income (expense), net. Other income (expense), net consists of interest income, interest expense, other income and other expense. Other income (expense), net was $0.1 million in fiscal year 1997, and less than $0.1 million in each of fiscal years 1998 and 1999.

     As of March 31, 1999 we had net federal and state operating loss carryforwards of approximately $10.0 million and $10.3 million, respectively, available to reduce future taxable income. In addition, as of March 31, 1999, we had $0.4 million and $0.2 million of federal and state tax credit carryforwards, respectively. These operating loss carryforwards and credits will expire between fiscal year 2003 and fiscal year 2014. Under the provisions of the Internal Revenue Code, certain substantial changes in our ownership may limit in the future the amount of net operating loss and tax credit carryforwards that we could utilize annually to offset future taxable income. We have recorded a valuation allowance for the full amount of our net deferred tax assets, as the future realization of the tax benefit is not currently likely.

NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999

     Revenue. Total revenues were $11.4 million for the nine months ended December 31, 1999, an increase of 327% from $2.7 million for the nine months ended December 31, 1998. No one customer accounted for more than 10% of revenue for the nine months ended December 31, 1998 and 1999.

     Software license revenue. Revenue from software licenses was $9.0 million, an increase of $7.0 million, or 350%, over $2.0 million for the nine months ended December 31, 1998. The majority of the growth in product revenue was due to higher unit sales volumes and an increase in the average dollar size of licenses. We anticipate that revenue from product licenses will continue to represent a substantial majority of our revenues in the future. We expect that because of our small but increasing revenue base, historical percentage growth rates of our product revenue will not be sustainable in the future.

     Maintenance and service revenue. Maintenance and service revenue was $2.3 million for the nine months ended December 31, 1998, representing an increase of 255% from $0.6 million from the corresponding period in fiscal 1999. This growth is primarily due to expanded service offerings, more proactive sales of these offerings, and a higher proportion of renewals of maintenance contracts by existing customers. We expect that historical percentage growth rates of our maintenance and service revenue will not be sustainable in the future.

     Cost of revenue. Cost of revenue was $1.5 million, or 13% of revenue, for the nine months ended December 31, 1999, as compared to $0.3 million or 12% of revenue in the corresponding period in fiscal 1998. This dollar amount increase of cost of revenue reflects the higher volumes of product shipped, related third-party royalties and substantial increase in maintenance and service personnel headcount.

     Gross profit. Gross profit remained nearly flat at 87% and 88% for the nine months ended December 31, 1999 and 1998.

     Operating expenses. Total operating expenses were $20.1 million, or 177% of revenue, for the nine months ended December 31, 1999 as compared to $7.8 million, or 293% of revenue for the nine months ended December 31, 1998. This increase in absolute dollars was largely due to increased salaries, commissions and related expenses associated with newly hired employees, stock-based compensation expenses, and the recorded nonrecurring expenses of $3.6 million related to our acquisition of Marketwave Corporation in the quarter ended September 30, 1999.

     Research and development expenses. Research and development expenses were $2.8 million, or 25% of revenue, for the nine months ended December 31, 1999 as compared to $2.3 million, or 86% of revenue for the nine months ended December 31, 1998. This increase in absolute dollars is primarily attributable to increased staffing and associated support for software engineers required to expand and enhance our product and services offerings.

     Sales and marketing expenses. Sales and marketing expenses consist primarily of salaries, commissions and bonuses of sales and marketing personnel, and promotional expenses. Sales and marketing expenses were $8.6 million, or 76% of revenue for the nine months ended December 31, 1999, as compared to $3.6 million, or 137% of revenue for the nine months ended December 31, 1998. The increases were primarily due to increased headcount and commission expense in our sales and marketing departments, and increased marketing communications expenditures associated with our products and services.

     General and administrative expenses. General and administrative expenses were $1.7 million, or 15% of revenue for the nine months ended December 31, 1999, as compared to $1.3 million, or 47% of revenue for the nine months ended December 31, 1998. The increase in absolute dollars was

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primarily the result of increased staffing and associated expenses necessary to manage and support our growth.

     Stock-based compensation. Total stock-based compensation as of December 31, 1999 amounted to $9.9 million, of which approximately $3.4 million was amortized for the nine months ended December 31, 1999. Total stock-based compensation as of December 31, 1998 amounted to $6.0 million, of which approximately $0.6 million was amortized for the nine months ended December 31, 1998. The remaining balance will continue to be amortized over the vesting of the related options.

     Other income (expense), net. Other income (expense), net consists of interest income, interest expense, other income and other expense. Other income (expense), net was $0.7 million for the nine months ended December 31, 1999 and $30,000 for the nine months ended December 31, 1998, due to interest on proceeds from our initial public offering.

     We establish our expenditure levels for product development, sales and marketing and other operating expenses based, in large part, on our expected future revenue. Our expectations regarding future revenue may not be accurate. As a result, if revenue falls below expectations, our operating results are likely to be adversely and disproportionately affected because only a small portion of our expenses vary with revenue. Due to these factors, our operating results are difficult to forecast. We believe that period-to-period comparisons of our historical operating results are not meaningful and should not be relied upon as an indication of future performance. Since our quarterly operating results are expected to vary from quarter to quarter please see the risks described in "Risk Factors."

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations principally through private sales of preferred stock, with net proceeds of $15.5 million, bank loans, and with the net proceeds of $40.8 million from our initial public offering completed in August 1999. We used $1.8 million of cash in operations in fiscal year 1997, $4.4 million in fiscal year 1998, $5.5 million in fiscal year 1999, and $4.9 million for the nine months ended December 31, 1999. We used cash primarily to fund our net losses from operations and to pay for the acquisition related expenses. In fiscal years 1997 and 1998, cash used by operating activities was primarily attributable to our net losses from operations. In fiscal year 1999, cash used by operating activities was primarily attributable to a net loss of $7.6 million and an increase in accounts receivable of $1.4 million offset in part by an increase in deferred revenue of $0.9 million, provision for sales returns and doubtful accounts of $0.2 million, increase in accrued liabilities of $0.5 million and stock-based compensation expense of $1.3 million. The increases in accounts receivable, provision for sales returns and doubtful accounts and deferred revenue were a result of higher unit sales of Accrue Insight. At March 31, 1999, we had $2.5 million in working capital. Cash provided by financing activities was $5.8 million in fiscal year 1997, $1.8 million in fiscal year 1998 and $8.4 million in fiscal year 1999.

     For the nine months ended December 31, 1999, cash used by operating activities was primarily attributable to our net loss of $9.5 million and an increase in accounts receivable of $2.5 million, offset in part by an increase in deferred revenue of $1.5 million, an increase in accrued liabilities of $1.5 million, an increase in accrued costs related to mergers and acquisitions of $0.6 million and stock-based compensation expense of $3.4 million. The increase in accounts receivable, provision for sales returns and doubtful accounts and deferred revenue were a result of higher unit sales. At December 31, 1999, we had $36.2 million in working capital. Cash provided by financing activities was $41.2 million for the nine months ended December 31, 1999 and $6.8 million for the nine months ended December 31, 1998.

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     We have a $2.0 million working capital line with Silicon Valley Bank which expires in June 2000. Interest is payable monthly. There were no amounts outstanding under the line as of March 3, 2000.

     Capital expenditures were $0.5 million in fiscal year 1997, $0.3 million in fiscal year 1998, $0.5 million in fiscal year 1999, and $1.3 million for the nine months ended December 31, 1999. Our capital expenditures consist primarily of purchases of property and equipment, including computer equipment and software. We expect that our capital expenditures will continue to increase in the future. We expect to experience significant growth in our operating expenses in the future in order to execute our business plan, particularly research and development and sales and marketing expenses. As a result, we anticipate that our operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. We believe that the net proceeds from the sale of the common stock in our initial public offering completed in July 1999 will be sufficient to meet our working capital and capital expenditure requirements through at least December 31, 2000. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

YEAR 2000 READINESS

     "Year 2000 Issues" refer generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

     We have defined Year 2000 compliance as the ability to:

     - Correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change;

     - Function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century, assuming correct configuration;

     - Respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner; Store and provide output of date information in ways that are unambiguous as to century if the date elements in interfaces and data storage specify the century; and

     - Recognize the Year 2000 as a leap year.

     We designed our current products to be Year 2000 compliant when configured and used in accordance with the related documentation, and provided that the underlying operating system of the host machine and any other software used with or in the host machine or our products are Year 2000 compliant. We have tested our products for Year 2000 compliance.

     As of March 3, 2000, we have not experienced any significant issues as a result of Year 2000 problems and do not anticipate incurring material incremental costs in future periods due to such issues.

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RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accounts, or AICPA, issued Statement of Position 98-1, or SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. We do not expect SOP 98-1, which is effective for financial statements for fiscal years beginning after December 15, 1998, to have a significant effect on our financial condition or results of operations.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. We believe the adoption of SOP 98-5 will not have a material impact on our results of operations.

     In June 1998, the Financial Accounting Standards Board on FASB, issued Statement of Financial Accounting Standard No. 133, or SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. We do not expect SFAS No. 133 to have a significant effect on our financial condition or results of operations.

     In December 1998, the Accounting Standards Executive Committee, or AcSEC, issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence, or VSOE, of the fair values of all the undelivered elements that are not accounted for by means of long-term contract accounting, and (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 and SOP 98-9 will be effective for transactions entered into in fiscal years beginning after March 15, 1999. We do not expect SOP 98-9 to have any effect, on our results of operations.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 or SAB 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the impact of SAB 101 will not have a material effect on the financial position or results of operations of Accrue.

INTEREST RATE RISK

     Our exposure to market risk for changes in interest rates is limited to the exposure related to credit facilities which are tied to market rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risks, market risk and reinvestment risk. We plan to mitigate default risk by investing in high-credit quality securities.

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                                    BUSINESS

OVERVIEW

     Accrue provides a software solution that enables businesses to answer the question, "How effective is my Web site?" Our principal product, Accrue Insight, provides marketing and merchandising managers with comprehensive and detailed analysis of Web site activity to help companies with significant Web initiatives attract new customers, retain existing customers and increase e-commerce sale. Accrue Insight is also flexible and robust enough to meet the needs of different businesses as their Web sites become more complex and they experience increasing numbers of customers and e-commerce sales.

     Merchandising managers traditionally depend on analysis of marketing metrics like campaign effectiveness, shopping patterns or price elasticity, and the quantity of that data has increased dramatically as the information age has extended the number of methods and reach for marketing communications. Conducting traditional marketing analysis has therefore become more complicated. In addition, the Internet has now emerged as the fastest growing communication and commerce medium in history, creating new challenges which further compound the complexity of collecting and analyzing valuable merchandising information. As a result, businesses are demanding analysis that provides a measure of return on investment for their Internet initiatives. Despite the need for a detailed, flexible, robust and easy-to-use approach to Internet merchandising analysis, we believe Accrue Insight is the only product available that delivers an integrated solution addressing all of these requirements.

INDUSTRY BACKGROUND

Traditional Merchandising and Marketing Analysis

     Analysis of customer behavior and preferences is critical to the success of all businesses. Analysis helps business managers make informed decisions and understand the results of those decisions. Historically, retailers knew their customers personally, enabling them to address the needs and preferences of customers in their wholesale or distribution ordering practices. Product and service providers have always tracked sales patterns and inventory turn rates to determine which types of offerings should be emphasized to manage production capacity. Sales patterns began to be used in determining marketing strategy as businesses grew to recognize that similar products and services with differentiated packaging, or other distinguishing features, could inspire noticeably different levels of demand.

     As mass media developed and businesses continued to evolve, managers became increasingly concerned with monitoring the effectiveness of merchandising methods employed to encourage purchases. Publishers and broadcasters responded to this concern by providing managers with circulation or audience rankings, such as Nielson Reports for television, and advertising response tracking methods, such as code numbered coupons. This marketing reach and effectiveness data has become so important that today the advertising industry primarily prices its services based on quantitative analysis of this data. As the types and accuracy of merchandising information expanded, managers grew to depend on that information to drive answers to a growing number of questions, such as:
Where did my customers come from? How did my customers shop? Where in the store should products be placed? How should products or services be packaged? Which customer segments respond best to different types of products? What is my customers' sensitivity to various price points? Informed responses to these and other related questions have become critical to designing and maintaining successful sales and marketing strategies.

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     The quantity, variety and complexity of marketing and merchandising information continues to grow as the information age has driven an increase in the number of methods and channels for disseminating marketing messages. Merchandising managers have begun to turn to robust, or enterprise quality, decision support software to help transform data gathered in traditional marketing environments into business intelligence that can be used by various constituencies within their organizations. In this context of increasing complexity for conducting traditional merchandising and marketing analysis, the Internet has emerged as the fastest growing and most expansive communication and commerce medium in history.

Growth of the Internet and e-Commerce

     The Internet is a rapidly growing medium for global communications and electronic business. International Data Corporation estimates that the number of Web users will grow from approximately 97 million worldwide in 1998 to approximately 320 million by the end of 2002. The U.S. Department of Commerce estimates that Internet traffic doubles every 100 days. The number of Web sites detected by the Netcraft Web Server Survey increased from approximately 1.0 million in April 1997 to approximately 2.2 million in April 1998, and to over
5.0 million in April 1999, reflecting annual growth exceeding 100%.

     The growth of the Internet is attributable to its value as a low-cost, open and accessible platform for communications and commerce. As a result of these attributes, organizations are increasingly embracing the Internet as a critical platform for communicating with partners, customers and employees, and conducting business. The Internet allows companies to develop one-to-one relationships with customers worldwide without making significant incremental investments in traditional infrastructure, such as retail outlets, distribution networks and sales personnel. However, organizations must support their e-business initiatives by investing heavily in Internet technology, content, and infrastructure software.

     Because Internet interactions are two-way and entirely technology-based, the Internet creates exponentially expanded quantities and types of customer interaction data points, compounding the complexity associated with collecting and analyzing this valuable merchandising and marketing information. This information drives critical business decisions and the need for e-commerce data collection and analysis.

The Need for e-Business Analysis

     As an increasing portion of existing businesses migrate some of their activity to e-business platforms, advanced technologies are required to enable the type of sophisticated merchandising and marketing analysis those managers have grown to depend on in their traditional businesses. So too are entirely new businesses being formed to focus on e-business alone. Both migrating and new Web-based businesses are demanding data that provides a measure of the return on their investment in Internet initiatives. This return is ultimately expressed in terms of increased customer traffic, visitor loyalty and sales through their Web sites. With Internet activity rates high and growing rapidly, e-businesses must collect and analyze large volumes of data for use by various e-business units within their organizations by finding robust enterprise-class solutions. An inherent requirement of enterprise class e-business analysis solutions is the capability to address the following needs:

     - need for decisions based on facts

     - need for scalable, robust solutions

     - need for comprehensive, customer analysis

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     To date, e-commerce companies have purchased available network software tools originally designed for purposes other than Web site effectiveness analysis. Reporting and management tools originally designed for traditional network management cannot analyze Internet-specific activity and therefore cannot provide the level of detail and accuracy required to make strategic e-business decisions. Further, these traditional tools are generally focused on monitoring and maintaining network infrastructure areas such as traffic, security, availability or quality of service. Some companies have internally developed applications for tracking and evaluating Web traffic, but they are limited in functionality and expensive to maintain. Web-centric tools that simply track the Web pages visitors click on by sorting and counting log files, fail to reflect all of the visitor's interactions during a Web site visit. Traditional business intelligence tools, known as online analytical processing, or OLAP, cannot access Web customer data, such as timing, resets and navigation flows of visitors through the Web site. OLAP products also lack Web modeling capabilities, such as those required to configure global Web networks and define Web sites, including pages and hits. Comprehensive e-business analysis solutions must be able to:

     - handle large traffic volumes and scale to handle the exponential growth expected in Internet usage on successful Web sites;

     - collect accurate and complete customer activity information from complex Web environments, comprised of mirrored content, switches, hubs, routers and servers in multiple geographical locations;

     - accommodate e-business requirements, such as security requirements or business rules, and provide the specific information each business unit manager needs;

     - integrate customer activity information with data from multiple sources, such as customer profile or demographic information, and transaction data;

     - recognize the amount of time a visitor spends on a particular Web site activity or content, the paths taken through the site and when a visitor resets a page instead of waiting to download the complete page;

     - allow managers to easily drill down into reports and mine the data interactively, with data filtering and segmentation capabilities, for a more detailed understanding of customer activity; and

     - offer flexible distribution capabilities for reporting and analysis throughout the enterprise.

     Despite the critical need for comprehensive, scalable and easy-to-use e-business analysis solutions, we believe current products other than Accrue Insight fail to deliver an integrated solution that addresses all of these competitive requirements.

THE ACCRUE SOLUTION

     Our products provide a comprehensive, scalable, e-business analysis solution that allows organizations to evaluate the effectiveness of their e-business initiatives. Accrue Insight provides detailed Web site traffic information and visitor activity data in a format and with a level of accuracy that facilitates strategic merchandising and marketing decisions. Web site managers and marketers can analyze this rich data to make merchandising and marketing decisions which maximize revenue, new buyers and customer loyalty. We also provide professional services to assist customers at every stage of Accrue Insight deployment, from identification of specific business needs through enterprise

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integration and customization of e-business analysis reporting, to delivering a rapid and effective implementation. We believe customers can utilize Accrue Insight to obtain the following results:

     - Increase number of customers. Our solution provides insight into which external Web sites send the more qualified prospects to a customer's Web site, allowing our customers to more effectively spend marketing dollars and increase the number of customers.

     - Increase customer loyalty. Our solution permits customers to know factually which content is important and appropriate, thereby enhancing customer satisfaction and encouraging return visits.

     - Increase sales. Our solution allows customers to determine how different customer segments interact with their Web sites, enabling them to turn more lookers into buyers.

     Our solution provides the following enterprise-class e-business analysis features:

     Network-Based Measurement Mechanism. The most precise way to analyze Web traffic is to collect data directly from the network by deciphering the content of, and indicators embedded in, data packets as they move across the network, analysis referred to as "packet sniffing." This network based analysis provides a factual and complete picture of a visitor's activity at a Web site beyond that which can be achieved through more common log file based approaches. Our packet sniffing technology summarizes the details of each interaction to prepare the data for storage and analysis. The benefits of our packet sniffing analysis include the ability to collect data pertaining to:

     - Visitors -- understanding who Web site visitors are, where they came from, and how long they stayed.

     - Visits -- exploring behavioral (duration and page depth) patterns of visitors over repeat visits.

     - Content -- measuring the effectiveness of content, including the actual delivered content, the most popular content, and the stickiness, or duration of viewing, of content.

     - Navigation -- determining the flow of visitors through a Web site to measure the effectiveness of site layout, and the most common path to purchase for each market segment.

     Integrated Data Warehouse for Scalability. Increasing numbers of Web sites receive millions of hits per day and this traffic is growing exponentially. To enable effective e-business analysis, companies must collect, process, store and make available for analysis the data generated from these millions of hits. Accrue Insight is designed to operate effectively across Web sites with the following characteristics:

     - 50 million hits per day;

     - hundreds of Web servers supporting over 2,000 Web sites;

     - generation of thousands of unique reports per day;

     - storage of hundreds of gigabytes of historical activity data; and

     - complex, globally-distributed content.

     High-Value Navigation Analysis. Integral to today's complex merchandising decisions is understanding visitors' paths through Web sites, including where they came from, what they looked at

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and where they went. Accrue Insight provides a graphical view of customers'
visits illustrating the following:

     - the referring Web site links, such as ad banners, affiliate sites or search engines;

     - content viewed and sequence of interaction; and

     - path taken from shopping to buying.

     Open Architecture. Our solution is designed to accommodate enterprise standards, corporate rules, and dynamically changing businesses. Accrue Insight easily integrates into companies existing information systems and merges existing corporate customer and transaction data with Web site visitor data, thereby extending organizations' e-business analysis capabilities.

     Comprehensive Analysis. Our solution provides powerful, easy to use, comprehensive analysis capabilities through advanced data mining and flexible report generation. An interactive Web-based interface allows users to select pre-defined reports and specify parameters such as a date range and filters. Our software performs complex queries and substantial post-processing to generate targeted reports. These reports display the results of quantitative analysis, showing counters, averages and trends of a wide variety of Web site visitor, content and navigation activity.

     Enterprise Report Distribution. All reports can be scheduled for daily, weekly or monthly execution and emailed to a select corporate-wide distribution list as both an hyper-text machine language, or HTML, page and spreadsheet-ready format for additional processing.

ACCRUE STRATEGY

     Our objective is to extend our position as a leading provider of enterprise-class e-business analysis software. To achieve this objective, our strategy includes the following key elements:

     Extend Leadership in High-End e-Business Analysis. We believe that we are a leading provider of high-end, e-business analysis products and services as a result of our advanced technologies for the collection and analysis of comprehensive Web site activity data, and our broad base of global customers across multiple industries. We plan to extend this leadership by continuing to cater to business decision makers through our focus on enhancing analysis functions for e-commerce, sales, marketing, advertising and Web site design. As managers of e-business units develop new requirements and confront new questions, we plan to anticipate and respond to those needs. We intend to do this through internal product development, corporate partnering, and acquisitions. We also intend to offer our customers consulting services to help them analyze collected data in order to make more effective Web marketing and merchandising decisions.

     Maintain Technological Leadership in e-Business Analysis Software. Our solutions are based on advanced proprietary technologies which provide the basis for our leading high-end e-business analysis software. For example, our solution utilizes non-intrusive, network-based measurement technology as the primary mechanism for Web data collection. In combination with our robust data warehouse architecture, we believe our technology has allowed us to develop the most detailed, accurate and scalable commercial product currently available in our market. Our product is capable of successfully tracking, collecting and storing data generated by complex, multi-server Web sites that serve more than 50 million hits per day. These technologies were developed by our software engineers who have a significant amount of experience designing enterprise software applications. To maintain our technological leadership for the high-end enterprise market, we plan to continue to invest in research and development and to incorporate additional industry-leading components into our software.

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     Leverage Web Data Platform. Through the use of our software, our customers collect comprehensive Web site visitor information and may leverage that information by using it in business software applications provided by us now and in the future as well as by other third party vendors. For example, we intend to offer our customers expanded capabilities to contribute their Web site activity data to their existing corporate applications. As a result, our customers will be able to utilize this information in a variety of sophisticated ways, including in combination with back office applications such as sales force automation tools, such as those provided by Siebel Systems, Inc., call center applications, such as those provided by Clarify, Inc., and e-business applications, such as those provided by Vignette Corporation and Net Perceptions, Inc., and traditional business intelligence tools, such as those provided by MicroStrategy, Inc. We believe attractive incremental product and service revenue opportunities exist for Accrue in helping our customers realize this leverage.

     Leverage and Expand Blue Chip Customer Base. We currently provide our software and services to more than 500 leading companies across numerous industries, including publishing, entertainment, media, high-technology, financial services and retail. Our customers frequently purchase additional software and services from us as they experience increases in Web site traffic, higher levels of complexity in the scope of their e-business activities, and more sophisticated needs for internal merchandising and marketing analysis. Our customer base also provides an accessible market for newly developed or acquired products and services.

     Continue Developing Strategic Alliances. We intend to continue developing alliances with leading strategic platform providers, e-business application providers, interactive agencies and Web hosting organizations, solution providers, and business process applications vendors. We believe that these partnerships will accelerate market penetration of our software by providing additional marketing and distribution channels for our applications. We believe that these alliances could also promote additional revenue opportunities, such as partnered consulting service fees generated by our cooperation with partners to help customers analyze collected data to make e-business decisions.

     Expand Sales and Distribution Channels. By increasing the number of direct sales professionals as well as utilizing systems integrators and resellers to complement direct selling efforts we will be able to address a broader market for our products. In addition, as use of the Internet increases internationally, we believe that international markets will represent a significant market for our products and services. We plan to establish an early marketing, sales and support presence in selected international markets, including targeted European and Asian countries, to enhance our long-term competitive advantage in these regions. We also intend to utilize international distributors in international markets generally and to implement localized versions of our applications.

     Pursue Strategic Acquisitions. We intend to pursue acquisitions of businesses, products, services, technologies, and distribution channels that are complementary to our existing business to expand our position in the enterprise e-business analysis software market. Although we have no present commitments or agreements regarding any acquisitions, we believe that there are many acquisition candidates that could enhance our position in this market.

PRODUCTS AND SERVICES

Accrue Insight 3.1

     Our flagship product, Accrue Insight 3.1, provides our customers with detailed information about visitors to their Web sites including the frequency of visits by each visitor, content effectiveness, the external site from which a visitor reached the Web site, the path taken by visitors within the Web site, time spent by visitors at the Web site, and specific page resets. Accrue Insight monitors traffic

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served from any Web server on all hardware platforms and is capable of providing information to address the following questions:

     - How many visitors are coming to the Web site?

     - How many new versus repeat visitors are coming to the Web site?

     - What are some of the demographics of visitors to the Web site?

     - Which search engines and portals are referring qualified prospects to the Web site?

     - What was the point of reference for a specific visitor to access the Web site?

     - How are visitors traveling or progressing through the Web site?

     - Which pages are most popular?

     - What changes can be made to the Web site to make the most popular pages easy to find?

     - How can the appearance of the Web site be improved in light of the most frequently used browsers and access speeds of visitors?

     - How many visits to the Web site result in sales transactions?

     - What is the revenue generated by a particular page?

     - How many times did visitors reach a particular page and then hit the stop button to end the visit?

     Accrue Insight consists of our network collector, analyzer and data warehouse combined with powerful reporting and access options within an integrated system architecture:

     Network Collector. Our network collector software sits passively in the customer's network configuration of Web servers, routers, switches and load balancing products, and counts and records all click streams comprising visitor activity to the customer's Web site. The network collector runs on the Sun Solaris 2.5/2.6 and Microsoft NT 4.0 operating system platforms, and is installed outside of the customer's firewall to achieve non-invasive functionality. The network collector scales to handle millions of hits per day on a 100Mbps ethernet network while recording all details from each visit.

     Analyzer. Our analyzer software organizes the raw data gathered by the network collector, analyzes Web site traffic and activity according to the customer's specifications, filters out unneeded information, and adds a level of intelligence to the data for optimal loading and storage. The analyzer organizes and processes data so as to be able to answer questions from customers concerning the flow of traffic to and from their Web sites.

     Data Warehouse. Data that is processed by our analyzer is optimized for bulk loading into our high-speed data warehouse. Our data warehouse enables automated and efficient data management, including storage, consolidation and archiving, batch reporting and interactive data mining. Our data warehouse runs on the Sun Solaris 2.5/2.6 operating system platform. We currently employ the Red Brick database technology licensed to us by Informix Software, Inc. to maintain data stored in our data warehouse.

     Report Wizard. Report Wizard is our software tool that allows customers to design customized reports displaying data extracted from the data warehouse. The reports can be saved, exported to spreadsheet programs like Microsoft Excel, scheduled for automatic generation and delivery at a later time via email, or posted to a restricted-access Web page.

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     MyAccrue. MyAccrue is our report personalization software which allows end-users to design either standard or customized reports which are automatically updated and distributed as scheduled on a daily, weekly or monthly basis, via email to the end-user.

     Application Access. Accrue Insight 3.1 allows customers to provide their Web site data to third party applications that can take action on it, such as those provided by Siebel Systems, Inc., Clarify, Inc., and eGain Communications Corporation, or whose applications will be enhanced by our licensed software, such as those provided by Vignette Corporation, NetGravity, Inc., and Net Perceptions, Inc.

     Pricing of Accrue Insight 3.1 is determined by total number of CPUs contained in the servers of the Web sites a customer wishes to analyze. Annual maintenance fees (which include product upgrades) are priced as a percentage of the list license fee. Additional services are billed either on a fixed-fee or time-and-materials basis.

Accrue Hit List 4.5

     Our Microsoft Windows NT offering, Accrue Hit List 4.5, provides our customers with similar functionality to Accrue Insight for sites with smaller deployments and basic merchandising questions. We acquired this product in connection with our acquisition of Marketwave Corporation in September 1999.

Accrue Decision Series 3.2

     Our newest addition, Accrue Decision Series 3.2, provides our customers with additional data mining and personalization capabilities to identify profitable customers and to recommend products and content that are useful to their Web site visitors. We acquired this product in connection with our acquisition of NeoVista Software, Inc. in January 2000.

Professional Services and Customer Support.

     Technical Support. We provide technical support to our customers through telephone, email, our Web site, and on-site training. We offer toll-free telephone assistance to our customers twenty-four hours a day, seven days a week. Additionally, we offer monthly training sessions, called Tips & Techniques, to our customers over the Web using a screen sharing product called PictureTalk from Pixion, Inc. We have also established an online bulletin board using software provided by eShare Technologies, Inc. for our customers to share ideas and questions with each other and with us. Our Web site also provides online documentation of historical trouble-shooting cases.

     Training. We offer traditional on-site system administration training and monthly end-user training over the Web using PictureTalk.

     Consulting. We offer consulting services to customers on either a fixed-fee or time-and-materials basis. Our current consulting services and applicable fees include the following:

     - QuickInsight -- installation and configuration of Accrue Insight in the customer's network over a two-day period for a fixed fee.

     - Vignette Quick Bridge -- consulting service and application to convert Web addresses produced by Vignette StoryServer into descriptive information suitable for analysis for a fixed fee per each deployed Vignette license.

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

     - ATG Bridge -- consulting service and application to convert Web addresses produced by Art Technology Group, Inc. into descriptive information suitable for analysis for a fixed fee per each deployed ATG license.

     - Custom Data Integration and Reporting -- integration of data from a separate customer database into the database created by Accrue Insight, billed at a daily rate.

     - Accrue Discovery Service -- strategic business consulting and analysis based on information derived from data collected and analyzed by Accrue Insight, billed at a fixed fee for a one-time evaluation.

     Online Services -- Accrue Site Knowledge (ASK) Service. We offer customers the opportunity to outsource system administration responsibilities in connection with their purchase of Accrue Insight by subscribing to our Accrue Site Knowledge (ASK) Service, a hosting service administered by Accrue in cooperation with AboveNet Communications, Inc. ASK Service customers install the network collectors at their site to collect their Web data, the data is automatically transferred to a data warehouse hosted by Accrue. Using Accrue Insight's flexible reporting options, customers receive daily, weekly or monthly reports through email, or by accessing them through secure, personalized MyAccrue Web pages on the Internet. By hosting the day-to-day management of Accrue Insight for the customer, Accrue reduces the initial time and cost of deployment and provides continuous and dependable application maintenance and support. For the ASK Service customers pay Accrue's standard license and maintenance fees for Accrue Insight plus a service fee and equipment leasing costs.

     We have also established a number of informal alliances with solution providers to supplement our internal service capacity to customers as required to meet their deadlines and specifications. These alliances are not subject to binding agreements, have no specified performance requirements by us or our alliance partners, and may be terminated at any time. These solution providers include Viant Corporation (Web site strategies), World Wide Web Associates (training and consulting services with respect to our products), Cambridge Technologies, Inc. (computer systems consulting and integration), Organic Online, Inc.(online business builder) and AboveNet Communications, Inc. (Web hosting services).

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

CUSTOMERS

     As of January 15, 2000, we had licensed our products to over 500 customers and no single customer accounted for more than 10% of our total revenue in either of our fiscal years ending March 31, 1999 or March 31, 1998. Our customers represent a broad spectrum of enterprises within diverse industries, including publishing, entertainment and media, high technology, financial services, and retail. The following is a representative list of our licensed customers to date from which we continue to derive maintenance and service revenue:

 PUBLISHING, ENTERTAINMENT
         AND MEDIA                  HIGH TECHNOLOGY              FINANCIAL SERVICES
 -------------------------          ---------------              ------------------
Bolt Media, Inc.              AMP Incorporated              Ameritrade Holding
Children's Television         Apple Computer, Inc.          Corporation
Workshop                      Ascend Communications, Inc.   Investools, Inc.
Christian Science Monitor     Check Point Software          NationsBank Corporation
DreamWorks L.L.C.             Technologies                  Standard & Poor's MMS
Family Education Company      Eastman Kodak Company         T. Rowe Price Associations,
Hearst New Media and          Ford Motor Company            Inc.
  Technology                  Gateway Companies, Inc.       TheStreet.com, Inc.
Hollywood Online, Inc.        General Motors Corporation    Toronto Dominion Bank
Houston Chronicle             Hitachi America, Ltd.         Financial Group
  Interactive                 Iomega, Inc.                  E-COMMERCE
Los Angeles Times             Lam Research Corporation      Beyond.com
Meredith Corporation          MathWorks, Inc.               CDNow
Miller Freeman, Inc.          Merck, Inc.                   Costco Wholesale Corporation
News America Digital          Motorola, Inc.                DHL Worldwide Express
Publishing, Inc.              National Semiconductor        Federal Express Corporation
Philadelphia Newspapers,      Corporation                   Hasbro, Inc.
Inc.                          NetObjects, Inc.              Micro Warehouse, Inc.
Salon Internet, Inc.          Network Appliance, Inc.       Mrs. Baird's Bakeries
San Jose Mercury News         Nokia, Inc.                   MySimon, Inc.
Seattle Times, Inc.           Nortel (Northern Telecom      Preview Travel, Inc.
Spinner Networking, Inc.      Limited)                      Ralston Purina Company
  (DBA Spnner.com)            Oracle Corporation            J.C. Penney Company, Inc.
SportsLine, USA, Inc.         Qualcomm, Inc.                Wal-Mart Stores, Inc.
Star Tribune                  SABRE Group, Inc.             Walgreen Co.
Viacom Interactive            Seagate Technology, Inc.      Lands' End, Inc.
  Media-MTV                   Silicon Graphics, Inc.        ShopNow.com, Inc.
Knight-Ridder, Inc.           Sprint L.P.                   Beyond.com Corporation
Gannett Co., Inc.             Sun Microsystems, Inc.        Sears, Roebuck and Co.
Dow Jones & Company           Synopsys, Inc.
                              VeriSign, Inc.

SELECTED CUSTOMER CASE STUDIES

     Some examples of the manner in which our products are used to address e-business applications are set forth below.

     TheStreet.com. TheStreet.com is a leading web-based provider of original, timely, comprehensive, and trustworthy financial news, commentary and information aimed at helping readers make informed investment decisions. TheStreet.com chose Accrue Insight as its primary vehicle for

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

tracking current and potential subscriber usage on its Web site. By analyzing this information, TheStreet.com has been able to prepare more effective marketing programs targeted at prospective subscribers. Currently, approximately 35 professionals at TheStreet.com, including business analysts, editors, and executives in the company's technology, marketing, advertising, and financial departments, use the information generated by Accrue Insight.

     The Seattle Times. The Seattle Times newspaper is utilizing Accrue Insight's rich data collection and reporting features to generate detailed reports for the company's editorial, advertising and marketing staff. These reports aid the development and positioning of online content and ad banners, and provide feedback on the effectiveness of marketing campaigns to attract Web site visitors. Accrue Insight's graphs of weekly Web site traffic highlights entry and exit points on the Web site, showing how customers navigate the site's pages and what pages receive the most attention. Analysis of such data helps advertising personnel determine optimal advertising locations and pricing. With Accrue Insight, the Seattle Times' marketing personnel can look at which external URLs are driving traffic to their Web site, and even to specific pages in the Web site. With this information, management has been able to design media buying plans that it believes have resulted in more visitors to its Web site. In addition, the Seattle Times' editorial personnel can see which sections and stories receive the most attention and accordingly, match content placement to customers' preferences, which it believes has resulted in greater customer satisfaction and loyalty.

     National Semiconductor Corporation. National Semiconductor Corporation, is a leader in the design and manufacturing of analog and mixed signal semiconductor products. National Semiconductor chose Accrue Insight for its ability to provide an enriched view of online customers. This comprehensive view of customer activity offers National Semiconductor the information necessary to ensure that their Web site is constructed to provide customers the shortest path to the content they seek. Before implementing Accrue Insight, engineers using National Semiconductor's Web site went through an average of 7 screens to access needed information. After implementing Accrue Insight, National Semiconductor had the information necessary to rearchitect their Web site to reduce the average number of screens to 2.2. By reducing the number of screens necessary for its customers to access needed information, Accrue Insight has helped increase customer satisfaction and sales on National Semiconductor's Web site.

     Net-Temps Inc. Net-Temps Inc. provides Web-based services to assist placement firms and third-party recruiters in finding and placing temporary employees, primarily in high-tech industries. Placement firms and recruiters post job openings on their Web site and search their resume database for appropriate candidates. With Accrue Insight, Net-Temps can monitor the traffic generated by its partners to see which advertisers are delivering the greatest return on investment to them. By using Accrue Insight to identify the effectiveness of over 5 million banner impressions per month, Net-Temps modified its media buying plan and increased the amount of traffic to its Web site.

     The MathWorks, Inc. The MathWorks, Inc. develops, markets and supports a computational engine, a block-diagram environment and a family of data analysis toolboxes for engineer, scientists, and technical professionals. The MathWorks chose Accrue Insight for its complex analysis functionality and scalability as well as its reporting features. Accrue Insight's sophisticated reports are used company-wide by site designers, marketers, information technology and executive management. By using Accrue's navigation graph the MathWorks has been able to determine that a large number of visitors run its online product demonstration while viewing product information. As a result, The MathWorks has dedicated more areas of its Web site to product demonstrations, which is expected to shorten its sales cycle.

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

TECHNOLOGY AND ARCHITECTURE

     Accrue Insight is designed to provide a robust architecture for customers to implement flexible, scalable, detailed, and accurate e-business analysis. The Accrue Insight architecture is compatible with documented application programming interfaces, APIs, protocols and file formats to enable integration with external systems such as Web applications (such as commerce servers and ad servers) and business process applications (such as sales force automation systems and call center systems). The architecture adheres to numerous standard programming languages, including hyper-text machine language, or HTML, Java and C, and network protocols, including hyper-text transfer protocol, or HTTP. In addition, we believe that our system architecture is flexible and powerful enough to serve as the foundation for related future products.

     The Accrue Insight system architecture may be viewed as a Series of layers, each performing specific functions between our customer's Web site and their visitors.

     Collection Layer. The collection modules consist of our network collector, server collector and logfile collector, each of which obtains data from different sources. Our network collector is the most comprehensive collection module within Accrue Insight and obtains data from the network through packet sniffing technology. Our server collector is a customized module which plugs directly into the customer's Web server for use in environments where encryption of network traffic prevents packet sniffing, such as in credit card processing and banking applications. Finally, our logfile collector may also be used when encrypted or secure Web servers are employed or to obtain customer legacy data that existed prior to installation of packet sniffing technology contained in our network collector. All of these collection modules may be used in any combination to gather and consolidate data into our data warehouse.

     Modeling Layer. Our analyzer provides a fast, flexible mechanism for filtering, segmenting and organizing collected data into a Web site configuration model that the customer has defined. Our analyzer performs the following tasks:

     - sews or stitches collector data into a coherent view of the Web site, taking into consideration where the Web server resides in the customer's system configuration (physical server), the execution of the Web server, or logical server, and the specific mirrored set of content, or content set obtained from the Web server;

     - discards non-essential details;

     - translates raw hit information into concepts such as page views and the time spent viewing a page;

     - transposes raw Web server transaction data into higher-level information, such as visitors and visits;

     - tracks visitors across Web servers, time zones and different authentication mechanisms;

     - summarizes activity in many dimensions, such as by machine, URL or Web site identifier, content set, logical server, or Web site; and

     - creates a set of data to be loaded into the data warehouse.

     Storage Layer. The storage layer consists of a data warehouse for storing Web customer activity data processed by the analyzer, Web site definition data, and Web network configuration data, collectively known as meta data or data about data. The storage layer also consists of an online analytical processing, or OLAP, database for fast access to summarized data. In addition, the storage layer includes a database administration subsystem capable of handling high volumes of data, thereby alleviating the customer's need to dedicate excessive resources to data administration.

     Data Access Layer. The data access layer consists of an API that provides a unified view into the various storage facilities that make up the data warehouse within Accrue Insight. It can also be used to access external databases, such as those containing customer profile, demographic information and transaction data.

     Application Layer. Accrue and third-party software vendors can write applications to provide additional, customized functionality in addition to Accrue Insight's basic functionality. For instance, a rules engine can view the data for specific business rules, and manipulate the data accordingly.

     Presentation Layer. MyAccrue provides enterprise-class service functionality, such as scheduling, email and printing, that can be executed by Accrue Insight. Report Wizard provides an easy to use, HTML interface to create and save data queries in a format that can then be read by MyAccrue.

     Integration Layer. We originally designed Accrue Insight and continue to enhance its features to allow for maximum integration into existing systems and the creation of new functionality. Accrue Insight can be integrated into existing systems through the following APIs:

     - Network Collector API. Our network collector API allows business rules to be invoked as data is being collected. For instance, the collector can be instructed not to save any hits for graphic images, and to ignore all hits from the local domain.

     - Analyzer API. Our analyzer API allows third-party applications to tailor how the analyzer executes. For instance, this API may cause the Analyzer to rewrite the URL to be more analysis-friendly, such as in the case of the Vignette Profile Bridge.

     - Data Access API. Our data warehouse provides a unified view of various legacy and third-party databases and data marts.

INDUSTRY STANDARDS

     We use many widely accepted standards in developing our products, including structured query language, or SQL, and open data base connectivity, or ODBC, for accessing the data warehouse, Netscape Application Programming Interface, or NSAPI, for accessing Netscape's Web servers, hyper-text transfer protocol, or HTTP, for communication between collectors and the central warehouse machine, and hyper-text machine language, or HTML and Java for user interfaces. In addition, Accrue Insight contains software that supports the ABC Interactive digital signature standard, used for auditing log files for tampering. Most of our software is written in C and Java, two widely accepted standard programming languages for applications development. Adherence to industry standards provides compatibility with existing applications, enables ease of modification, and reduces the need for software to be rewritten, thus protecting the customer's investment.

SALES AND MARKETING

     We currently market and sell our products primarily through our direct sales force in North America. We have maintained a ratio of two to one sales territory manager to sales engineer to support the consulting nature of our sales process. We also intend to expand our marketing and selling efforts through partnering with third parties. We have recently expanded into international markets through informal alliances with Sumisho Electronics Company, Ltd., a subsidiary of Sumitomo Corporation, and Itochu Techno-Science Corporation in Japan and Scientific Computers

GmbH in Europe and we plan to leverage our management's experience in international expansion as opportunities occur.

     Once a new customer lead is qualified, our typical sales process includes a presentation of our products to the appropriate business executives within the customer's organization, such as their vice president of sales, vice president of marketing, or e-commerce director, followed by a product demonstration and dialogue concerning technical questions. Normally product trials and evaluation of the software are not required, as existing customer referrals and validation are sufficient to handle new customer concerns.

     Currently, we have eleven sales territory mangers located in Boston, New Jersey, New York, Atlanta, Dallas, Chicago, Toronto, Seattle, San Francisco, San Jose and Los Angeles. They are supported by four corporate sales representatives located at our headquarters in Fremont, California and six regional systems engineers in New York, Dallas, Chicago, and the San Francisco Bay Area. To ensure maximum yields per sales representative and to facilitate ramp-up and training for new sales personnel we utilize the Vantive Corporation Sales Automation System which tracks customer and contract information, as well as new sales prospects and sales call history. Our internal Web site also contains extensive competitive information, case histories and sales presentation and training materials that are used as resources for our sales organization.

     Building brand awareness and commanding recognition of our leadership in the marketplace is key to our success. We employ a number of marketing vehicles to promote our brand in the e-business analysis market and to generate leads for our sales organization. Traditional methods include press releases, speaking engagements, product reviews, discussions with industry analysts and attendance at tradeshows and seminars. We have also found, however, that emerging means of communication, such as email and Web seminars, provide us with even greater reach at less cost. Continued investment into our own Web site is critical to maintain our image in the e-business community and to generate sales leads. We also post important information about our products, technology and organization on our Web site for potential customers' ease of access. Finally we publish data sheets, white papers and articles concerning our products and services.

STRATEGIC ALLIANCES

     A critical element of our sales and marketing strategy is to establish alliances and partnerships to provide integrated solutions to our customers, extend our sales reach, assist in implementation and customization of our solutions, and broaden our brand awareness. Some examples of our current partners include the following:

     - Vignette Corporation. Our co-marketing and sales partnership includes joint seminars and sales calls, joint development of the Vignette QuickBridge for integration of Accrue Insight with Vignette StoryServer.

     - MicroStrategy, Inc. Our joint-development partnership provides Accrue access to MicroStrategy's OLAP technology for the development of e-commerce analysis applications.

     - ABC Interactive. Our joint-development partnership provides Accrue access to ABC Interactive's encryption technology for the development of audited traffic results for advertisers.

     - DoubleClick -- Our co-marketing and sales partnership includes joint seminars, sales calls and development of the Accrue AdVisor product, which measures the marketing return on investment of online advertising campaigns processed through DoubleClick's DART network.

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

     - Art Technology Group -- Our co-marketing and sales partnership includes joint seminars and sales calls, and joint development of the QuickBridge for ATG Dynamo, which measures effectiveness of sites deployed using Dynamo.

     - Broadvision -- Our co-marketing and sales partnership includes joint seminars and sales calls, and joint development of the QuickBridge for BroadVision One to One product for measuring effectiveness of sites using One to One.

     - IBM -- Our co-marketing and sales partnership includes joint seminars, sales calls and development of the Accrue WholeSale for Net.Commerce product, which provides e-commerce return on investment analysis.

     We have alliances with strategic platform partners, e-business application partners, interactive agencies/hosters and solution providers. By partnering with the leading vendors in each of these categories, we are better able to provide the technical integration expertise and sales and marketing resources, which result in the most valuable integrated solutions to our customers and prospects.

     Strategic Platform Providers. To ensure that our products are based on current technologies and standards, we have partnered with companies whose products represent the best-of-breed in their respective categories. These companies include Cisco Systems, Inc., Informix Software, Inc., Oracle Corporation, Microsoft Corporation, Netscape Corporation, Sun Microsystems, Inc., Veritas Software Corporation, IBM Corporation, and Intel Corporation.

     E-Business Application Partners. These partners sell complimentary technologies to similar high-end clientele. These technologies include personalization, ad serving, content management, customer relationship management, load balancing, e-commerce and application serving. Our alliances range from strong sales and co-marketing relationships to alliances with companies with whom we have built integrated technology. Representative companies include Vignette Corporation, Art Technology Group, Inc., DoubleClick, Inc., Broadvision, Inc., and IBM Corporation.

     Interactive Agencies and Web-Hosting Organizations. Our relationships with these firms ensure that our product is the recommended solution of choice when customers and prospects are seeking e-business analysis solutions while implementing or upgrading their Web sites. We have worked with and have joint customers with the following interactive agencies: Organic Online, Inc., USWeb/CKS Corporation, Modem Media.Poppe Tyson, Inc. We share customers with the following Web-Hosting firms: AboveNet Communications, Inc., Exodus Communications, Inc., NaviSite, Inc. and Frontier Corporation.

     Solution Providers. To supplement our internal service capacity, we have established relationships with firms, such as Cambridge Technology Partners, Viant Corporation, Scient Corporation, Ogilivy & Mather, Andersen Consulting, and Worldwide Web Associates, which provide implementation and customization services. We have also partnered with firms that provide strategic web-merchandising, web-marketing and online advertisement analysis services to our clients, such as Viant Corporation.

     Most of our strategic relationships are not subject to binding agreements, have no specified performance requirements by us or by our alliance partners, and may be terminated by either party at any time.

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

COMPETITION

     We believe that the principal competitive factors affecting our market are:

     - product features;

     - product performance, including scalability and integrity;

     - ease of integration with customers' existing enterprise systems;

     - quality of support and service; and

     - company reputation.

     Although we believe that our products currently compete favorably with respect to such factors, our market is relatively new and is rapidly evolving. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. A description of our principal competitors and the risks associated with the competitive nature of our market are discussed in greater detail in "Risk Factors -- We face intense competition which could make it difficult for us to acquire and retain customers now and in the future."

     We may not be able to compete successfully against current and future competitors. If we fail to compete successfully against current and future competitors, our business could suffer.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     We are a technology company. Our success depends on protecting our intellectual property assets. If we do not adequately protect our intellectual property, our business, financial condition and results of operations would be seriously harmed.

     We license our software and require our customers to enter into license agreements, which impose restrictions on our customers' ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets, including but not limited to requiring those persons with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

     We currently have no issued U.S. or foreign patents, we have applied for one U.S. patent and we have no pending foreign patent applications. It is possible that no patents will issue from our currently pending patent application and that our potential future patents may be found invalid or unenforceable, or otherwise be successfully challenged. It is also possible that any patent issued to us may not provide us with any competitive advantages, that we may not develop future proprietary products or technologies that are patentable, and that the patents of others may seriously limit our ability to do business. In this regard, we generally have not performed any comprehensive analysis of patents of others that may limit our ability to do business.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. A discussion of risks associated with the protection of our patents and intellectual property rights and potential infringement by us of the patents and intellectual property rights and potential infringement by us of the patents and intellectual property rights of others is presented in "Risk
Factors -- Accrue Insight, our most important product, is not protected by a patent. If another party were to use this technology, our business would suffer." and "-- Others may bring infringement claims against us which could harm our business, results of operations and financial condition."

     We also integrate third-party software into our software products and a discussion of risks associated with this practice is presented in "Risk Factors -- If third-party software incorporated in our products is no longer available, our business could be harmed."

EMPLOYEES

     As of December 31, 1999, Accrue had 99 full-time employees, including 31 in product development, 52 in sales and support, 6 in marketing, and 10 in general and administrative functions. From time to time, we also employ independent contractors to support our engineering, marketing, sales and support and administrative organizations. We believe that our relations with our employees are good.

FACILITIES

     We are headquartered in Fremont, California, where we lease approximately 30,000 square feet of office space under a lease expiring on March 31, 2002. We lease additional facilities in Seattle, Washington and England for sales and service personnel. We believe that our existing facilities are adequate to meet our current and future requirements or that suitable additional or substitute space will be available as needed.

LEGAL PROCEEDINGS

     We are not currently subject to any material legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their ages as of January 15, 2000 are as follows:

               NAME                 AGE                          POSITION
               ----                 ---                          --------
Richard D. Kreysar................  43    President, Chief Executive Officer and Director
Gregory C. Walker.................  45    Vice President of Finance and Chief Financial Officer
Bob Page..........................  38    Chief Technology Officer
Brett Kilpatrick..................  41    Vice President of Sales
Vito Salvaggio....................  37    Vice President of Marketing
Jonathan D. Becher................  35    Vice President of Product Strategy
Robert Wyman......................  46    Vice President of Product Development
David Folkman(1)..................  65    Director
Max D. Hopper(2)..................  65    Director
Steven T. Podradchik..............  32    Director
A. Brooke Seawell(1)..............  51    Director
Robert Smelick(2).................  57    Chairman of the Board of Directors

-------------------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

     Richard D. Kreysar, President and Chief Executive Officer, joined Accrue and became a director in June 1998. From January 1997 to May 1998, Mr. Kreysar taught high school mathematics and coached soccer and baseball. From January 1995 to January 1997, Mr. Kreysar was the General Manager and Vice President of Operations at Network Associates, Inc., an enterprise security software company, where he was responsible for marketing, sales, product line development, consulting and MIS operations. From January 1994 to January 1995, Mr. Kreysar was Executive Vice President of Marketing and Sales of Open Vision, a UNIX systems management software company. From June 1985 to December 1993, Mr. Kreysar was Vice President of Marketing and Sales at Computer Associates International, Inc. (CA), an enterprise software company, where he was responsible for integrating acquired companies and products into CA's applications and personal computer products divisions. Mr. Kreysar holds a B.S. degree in mathematics from Rockhurst College.

     Gregory C. Walker, Vice President of Finance and Chief Financial Officer, joined Accrue in April 1999. From October 1997 to March 1999, Mr. Walker was Chief Financial Officer at Duet Technologies, Inc., a provider of semiconductor design services and software. From January 1997 through September 1997, Mr. Walker served as Chief Financial Officer of NeTpower, Inc., a manufacturer of work stations and servers. From December 1990 to January 1997, Mr. Walker served as Vice President of Finance and acting Chief Financial Officer at Synopsys, Inc., a supplier of electronic design automation solutions for the global electronic market. Prior to working at Synopsys, Mr. Walker held various positions in financial operations at Xerox Corporation and IBM Corporation. Mr. Walker holds a B.A. degree in economics from Union College and an M.B.A. from the University of Rochester.

     Bob Page, Chief Technology Officer, joined Accrue in February 1996. From March 1989 to February 1996, Mr. Page worked at Sun Microsystems, Inc., a leading manufacturer of UNIX operating platforms, where he served as Chief Scientist with the Network Management group and Principal Investigator with the Advanced Network Applications group. While at Sun Microsystems,

Mr. Page served as the Technical Chair of the Desktop Management Task Force, a cross-industry consortium of vendors formed to address issues in connection with personal computers. From 1986 to 1989, Mr. Page was Senior Network Engineer and Operations Manager at the University of Massachusetts, Lowell. Mr. Page received his B.S. degree in computer science from Fitchburg State College.

     Brett Kilpatrick, Vice President of Sales, joined Accrue in November 1998. From January 1998 to July 1998, Mr. Kilpatrick was Vice President of Sales and Business Development at AvantGo, Inc., a mobile computing software company. From April 1997 to January 1998, Mr. Kilpatrick was Vice President of Sales and Operations, Americas for IONA Technologies PLC, a producer of network integration software. From February 1992 to March 1997, Mr. Kilpatrick was North American Director of Sales at Versant Object Technology Corporation, a provider of high performance object database management systems. Mr. Kilpatrick has also held positions as Andersen Consulting's Midwest Sales Director and as Oracle Corporation's Chicago Branch Manager. Mr. Kilpatrick holds a B.S. degree in biology from Purdue University.

     Vito Salvaggio, Vice President of Marketing, joined Accrue in September 1997. From August 1990 to September 1997, Mr. Salvaggio worked at Apple Computer, Inc., where he served in various positions, including Director of Product Marketing for System Software, Product Line Manager for Operating Systems and Product Manager for High End Systems. From January 1986 until September 1988, Mr. Salvaggio served as Design Engineer at Matrox Electronic Systems, Ltd., a manufacturer of computer peripherals. Mr. Salvaggio holds a B.S. degree in electrical engineering from Concordia University and an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology.

     Jonathan D. Becher, Vice President of Product Strategy, joined Accrue in January 2000. Prior to this, from March 1996 to January 2000 and from July 1999 to January 2000, he served as Chief Technology Officer and Chief Executive Officer and President respectively of NeoVista Software, Inc., which was acquired by Accrue in January 2000. From March 1995 to March 1996, Mr. Becher served as Director of Applications at MasPar Computer Corporation, a producer of parallel computing products. Mr. Becher holds a B.S. degree in computer engineering from University of Virginia and an M.S. degree in computer science from Duke University.

     Robert Wyman, Vice President of Product Development, joined Accrue in September 1999. From March 1999 to September 1999, Mr. Wyman served as Vice President of Product Development at Marketwave Corporation, which merged with Accrue in September 1999. From 1997 to 1999, he served as a consultant to a variety of financial institutions. During 1996, he served as Director of Product Development for HealthGate Data Corporation. From 1993 to 1995, he served as Vice President of Emerging Technologies for Medio Multimedia, Inc., a producer of CD-rom software. From 1991 to 1993, he served as Senior Product Manager for Applications Programmability at Microsoft Corporation.

     David Folkman has served as a director of Accrue since December 1999. Mr. Folkman currently serves as Chief Executive Officer, President and a director of On-Site Dental Care, Inc., a private early stage start-up company and he also has served as a principal and director of Regent Pacific Management Corp., a consulting firm whose engagements primarily comprise management and advisory services for a wide range of businesses, as well as consumer product firms, since January 1991. During his tenure at Regent Pacific Management, Mr. Folkman devoted one year, from April 1998 to April 1999, as full-time president of Natural Wonders, Inc., a chain of stores in the nature and science gift niche. In addition, he served from February 1993 to July 1995, as full-time Chief Executive Officer and President of Esprit de Corp, an apparel manufacturer, wholesaler and retailer. Previously, from April 1987 to December 1990, Mr. Folkman was a general partner of U.S. Venture

Partners, managing a venture fund with investments in technology, biomedical and retail start-ups, and from April 1982 to April 1987, he served as Chief Executive Officer and President of The Emporium, a division of Carter Hawley Hale Stores, Inc. (now owned by Federated Department Stores, Inc.). Mr. Folkman holds an A.B. degree in social relations from Harvard College and an M.B.A. from Harvard Business School. Mr. Folkman also currently serves as a director of Natural Wonders, Inc. and Shoe Pavilion, Inc.

     Max D. Hopper has served as a director of Accrue since March 1999. Mr. Hopper has been the Chief Executive Officer of Max D. Hopper Associates, Inc., an IS management consulting firm, since January 1995. From 1985 to January 1995, he served in various positions at American Airlines, a subsidiary of AMR Corporation, most recently as Senior Vice President, Information Systems and Chairman of the SABRE Group, a provider of information technology services to the travel and transportation industry. Mr. Hopper is also a director of Exodus Communications, Inc., a Web hosting company, Gartner Group, Inc., a provider of information technology research and recommendations, USDATA Corporation, a provider of development tools and management software, Metrocall, Inc., a provider of local and regional paging service, Payless Cashways, Inc., a building materials specialty retailer, and United Stationers, Inc., a wholesaler of office supplies and equipment. Mr. Hopper received a B.S. degree in mathematics from the University of Houston.

     Steven T. Podradchik has served as a director of Accrue since September 1999. Prior to this, from March 1997 to September 1999, Mr. Podradchik served as Chief Executive Officer of Marketwave Corporation, a provider of Web traffic analysis which was acquired by Accrue in September 1999, and from August 1994 to August 1996, he served as Chief Executive officer of Medio Multimedia, Inc., a producer of CD-rom software. Mr. Podradchik holds a B.S. degree in economics from the University of Pennsylvania.

     A. Brooke Seawell has served as a director of Accrue since May 1999. He currently serves as a general partner of Technology Crossover Ventures. From January 1997 to August 1998, Mr. Seawell was Executive Vice President of NetDynamics, Inc., an Internet applications server company. From March 1991 to April 1997, Mr. Seawell was Senior Vice President and Chief Financial Officer of Synopsys, Inc. Mr. Seawell holds a B.A. degree in economics and an M.B.A. degree in finance and accounting from Stanford University. Mr. Seawell serves on the board of directors of Informatica Corporation, a software company, NVIDIA Corporation, a three-dimensional graphics processor company, Mediaplex, Inc., a provider of e-business advertising technology and services, and several privately held companies.

     Robert Smelick has served as a director of Accrue since May 1996. Mr. Smelick is the managing director of Sterling Payot Management, Inc., the general partner of Sterling Payot Capital, L.P., an investment partnership specializing in technology based start-up companies and he is also a managing principal and founding director of Sterling Payot Company, a private investment banking firm. Before founding Sterling Payot Company in 1989, Mr. Smelick was a Managing Director of First Boston Corporation. Prior to that, Mr. Smelick was an investment banking partner of Kidder, Peabody & Co. Mr. Smelick received a B.A. degree from Stanford University and an M.B.A. from the Harvard Business School. He also attended the University of Melbourne in Melbourne, Australia. Mr. Smelick currently serves as a director of Willamette Industries, a producer of paper products, building materials and related specialty products and services.

BOARD COMPOSITION

     Our bylaws currently provide for a board of directors consisting of six directors. Each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his or her successor is duly elected and qualified.

BOARD COMPENSATION

     Our directors do not receive cash compensation for their services as directors, although some directors are reimbursed for reasonable expenses incurred in attending board or committee meetings. In August 1998, Mr. Kreysar was granted an option to purchase 1,605,683 shares of common stock at an exercise price of $0.12 per share, which he exercised in October 1998. The shares underlying the stock option are subject to our right of repurchase at the original purchase price that lapses over a four-year period. Our repurchase right will also lapse with respect to 25% of the shares purchased by Mr. Kreysar in the event of a merger or sale resulting in a change of control, and our repurchase right will lapse with respect to an additional 25% of the shares if Mr. Kreysar is terminated within twelve months after a merger or sale resulting in a change of control. In April 1999, Mr. Hopper purchased 100,000 shares of common stock at a price per share of $0.75. The stock purchased by Mr. Hopper is subject to our right of repurchase that lapses over a four-year period. Our repurchase right will also lapse with respect to 25% of the shares purchased by Mr. Hopper if he is terminated within six months after a merger or sale resulting in a change of control. In May 1999, Mr. Seawell was granted an option to purchase 50,000 shares of common stock at an exercise price of $8.00 per share under our 1999 Directors' Stock Option Plan and in December 1999, Mr. Folkman was also granted an option to purchase 50,000 shares of common stock at an exercise price of $50.8125 per share under our 1999 Directors' Stock Option Plan. Both options vest monthly over four years, provided that vesting will accelerate with respect to 25% of the shares if either Mr. Seawell or Mr. Folkman, respectively, is terminated within three months after a merger or sale resulting in a change of control. All directors are eligible to participate in our 1996 Stock Plan, and directors who are not employees of Accrue are eligible to participate in our 1999 Directors' Stock Option Plan. See "Stock Plans."

     We have entered into indemnification agreements with each member of the board of directors and our executive officers providing them indemnification to the fullest extent authorized and permitted by law.

BOARD COMMITTEES

     The board of directors has a compensation committee that reviews and recommends to the board the compensation arrangements for Accrue's management team and administers the various stock plans. The current members of the compensation committee are Messrs. Hopper and Smelick.

     The board of directors has an audit committee that reviews Accrue's annual audited financial results and unaudited quarterly results, and meets with Accrue's independent auditors to review Accrue's financial statements, internal controls and financial management practices. The current members of the audit committee are Messrs. Folkman and Seawell.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the compensation committee of Accrue's board are Messrs. Hopper and Smelick. Prior to December 1999, Jonathan Nelson also served as a member of the compensation committee prior to Mr. Hopper. Neither Mr. Hopper or Mr. Smelick have at any time been an officer or employee of Accrue. However, Mr. Nelson served as Accrue's President and Chief Executive Officer from February 1996 until May 1996. We have also issued and sold in private placement transactions shares of common and preferred stock to Organic Holdings, Inc. (formerly Organic Online, Inc.), Sterling Payot Capital L.P., Sterling Payot Company and Mr. Hopper. Mr. Nelson is President and Chief Executive Officer of Organic Holdings, Inc. Mr. Smelick is managing director of Sterling Payot Management, Inc., the general partner of Sterling Payot Capital, L.P., and he is also a principal of Sterling Payot Company. The following is a summary of the stock purchase transactions between Accrue and Organic Holdings, Inc., between Accrue and Sterling Payot Capital, L.P. and/or Sterling Payot Company, and between Accrue and Max Hopper.

Organic Holdings, Inc.

     - May 3, 1996: we issued 2,685,714 shares of common stock to Organic Holdings, Inc. in consideration for Organic's transfer and assignment of intellectual property to Accrue.

Entities Affiliated with Sterling Payot Capital, L.P.

     - February 21, 1996: we issued a convertible promissory note in the principal amount of $100,000 to Sterling Payot Capital, L.P., which note was canceled and converted into shares of Series A preferred stock at $0.70 per share on May 3, 1996.

     - April 4, 1996: we issued a convertible promissory note in the principal amount of $50,000 to Sterling Payot Capital, L.P., which note was canceled and converted into shares of Series A preferred stock at $0.70 per share on May 3, 1996.

     - April 26, 1996: we issued a convertible promissory note in the principal amount of $100,000 to Sterling Payot Company, which note was canceled and converted into shares of Series B preferred stock at $2.17 per share on September 18, 1996.

     - May 3, 1996: we issued and sold to Sterling Payot Company for $3,500 a warrant to purchase 350,000 shares of common stock at an exercise price of $0.70 per share for advisory services.

     - May 3, 1996: we issued and sold to Sterling Payot Capital, L.P. 214,285 shares of Series A preferred stock at $0.70 per share in exchange for cancellation and conversion of the promissory notes issued to Sterling Payot Capital, L.P. on February 21, 1996 and April 4, 1996.

     - September 18, 1996: we issued and sold to Sterling Payot Company and Sterling Payot Capital, L.P. 93,092 shares of Series B preferred stock at $2.17 per share.

     - June 2, 1998: we issued and sold to Sterling Payot Capital, L.P. 142,907 shares of Series D preferred stock at $2.17 per share.

     - July 10, 1998: we issued and sold to Sterling Payot Capital, L.P. 209,678 shares of Series D preferred stock at $2.17 per share.

     - August 17, 1998: we issued and sold to Sterling Payot Capital, L.P. 1,350,000 shares of Series E preferred stock at $1.00 per share.

Max D. Hopper

     - April 5, 1999: we issued and sold to Mr. Hopper 100,000 shares of common stock at $0.75 per share.

EXECUTIVE COMPENSATION

     The following table sets forth compensation awarded to, earned by, or paid to each individual who served as chief executive officer of Accrue during the fiscal year ended March 31, 1999 and each of the other four most highly compensated executive officers (the "named officers"), each of whose compensation exceeds $100,000 on an annual basis, two of whom were no longer serving as executive officers at the end of the fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                         COMPENSATION AWARDS
                                    ANNUAL COMPENSATION              ----------------------------
                          ----------------------------------------     RESTRICTED     SECURITIES
        NAME AND                                    OTHER ANNUAL         STOCK        UNDERLYING       ALL OTHER
   PRINCIPAL POSITION     SALARY ($)   BONUS ($)   COMPENSATION($)   AWARD(S)($)(1)   OPTIONS (#)   COMPENSATION($)
   ------------------     ----------   ---------   ---------------   --------------   -----------   ---------------
Richard D. Kreysar(2)...   $155,000    $100,000             --               --        1,605,683              --
  President and Chief
  Executive Officer
Bob Page................    155,000          --             --               --          309,294              --
  Vice President of
    Product
  Development and
  Chief Technology
  Officer
Brett Kilpatrick(3).....     56,250          --        $25,683(8)            --          255,000              --
  Vice President of
    Sales
James Patterson(4)......         --          --             --           $7,700               --              --
  President and Chief
  Executive Officer
Simon Roy(5)............     37,500          --             --               --               --       $87,500(9)
  President and Chief
  Executive Officer
Martin Yam(6)...........     73,089          --         30,781(8)            --               --              --
  Vice President of
    Sales
William Stein(7)........     74,716          --             --               --               --              --
  Vice President of
  Product Development

-------------------------
(1) The aggregate number and value of shares of restricted common stock of Accrue outstanding at March 31, 1999 were 15,710,046 and $157,100,460, based on the initial public offering price of $10.00 per share. On July 8, 1998, Mr. Patterson was issued 22,000 shares of restricted stock under our 1996 Stock Plan in consideration of his services as our interim president and chief executive officer during May and June 1998. As of March 31, 1999, the market value of the 22,000 shares, based on the initial public offering price of $10.00 per share less the amount paid by Mr. Patterson for them, equaled $220,000, and Mr. Patterson continued to hold all of the shares.

(2) Richard D. Kreysar became President and Chief Executive Officer in June 1998. On an annual basis, Mr. Kreysar's salary would have been $200,000. Mr. Kreysar's bonus of $100,000 earned in the fiscal year ending March 31, 1999 was paid in the fiscal year ending March 31, 2000.

(3) Brett Kilpatrick became Vice President of Sales in November 1998. On an annualized basis, Mr. Kilpatrick's salary would have been $150,000.

(4) James Patterson served as President and Chief Executive Officer on an interim basis from May 1998 until June 1998 until we completed our search for a new chief executive officer. See footnote (1) above for more information.

(5) Simon Roy served as President and Chief Executive Officer until May 1998. On an annualized basis, Mr. Roy's salary would have been $150,000.

(6) Martin Yam terminated his employment as Vice President of Sales in October 1998. On an annualized basis, Mr. Yam's salary would have been $135,000.

(7) William Stein terminated his employment as Vice President of Product Development in September 1998. On an annualized basis, Mr. Stein's salary would have been $160,000.

(8) Sales commissions earned by Messrs. Kilpatrick and Yam.

(9) Severance payment to Mr. Roy.

OPTION GRANTS

     The following table provides summary information regarding stock options granted to the named officers during the fiscal year ended March 31, 1999. The options were granted pursuant to our 1996 Stock Plan. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent Accrue's predictions of its stock performance. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                           --------------------------------------------------------       VALUE AT ASSUMED
                            NUMBER OF      PERCENT OF                                   ANNUAL RATES OF STOCK
                           SECURITIES    TOTAL OPTIONS                                   PRICE APPRECIATION
                           UNDERLYING      GRANTED TO     EXERCISE OR                      FOR OPTION TERM
                             OPTIONS      EMPLOYEES IN     BASE PRICE    EXPIRATION   -------------------------
          NAME             GRANTED (#)   FISCAL YEAR(1)   ($/SHARE)(2)      DATE          5%            10%
          ----             -----------   --------------   ------------   ----------   -----------   -----------
Richard D. Kreysar.......   1,605,683(3)     47.67%          $0.12        08/18/08    $25,549,369   $41,147,514
Bob Page.................     309,294(4)      9.18%          $0.12        09/09/08      4,921,436     7,926,022
Brett Kilpatrick.........     255,000(5)      7.57%          $0.12        11/19/08      4,057,519     6,534,675
James Patterson..........          --           --              --              --             --            --
Simon Roy................          --           --              --              --             --            --
Martin Yam...............          --           --              --              --             --            --
William Stein............          --           --              --              --             --            --

-------------------------
(1) We granted options for an aggregate of 3,368,000 shares to our employees and consultants under our 1996 Stock Plan during our fiscal year ended March 31, 1999. See "Stock Plans."

(2) Options were granted at an exercise price equal to the fair market value of the common stock, as determined by our board of directors on the date of grant.

(3) The option was immediately exercisable on the date of grant, and was exercised in full by Mr. Kreysar on October 1, 1998. However, the underlying shares are subject to our right of repurchase at the original purchase price. Our repurchase right will lapse with respect to 25% of the shares on June 22, 1999 and with respect to 1/48th of the shares on the 22nd day of each month after that date. In addition, our repurchase right will lapse with respect to 25% of the shares held by Mr. Kreysar in the event of a change of control in connection with a merger or sale, and our repurchase right will lapse with respect to an additional 25% of the shares if Mr. Kreysar is terminated without cause within twelve months after a change of control in connection with a merger or sale.

(4) The option was immediately exercisable on the date of grant, and was exercised in full by Mr. Page on April 14, 1999. However, the underlying shares are subject to our repurchase right at the original purchase price. Our repurchase right will lapse with respect to 25% of the shares on September 9, 1999 and with respect to 1/48th of the shares on the 9th day of each month after that date. In addition, our repurchase right will lapse with respect to 25% of the shares held by Mr. Page in the event of a change of control in connection with a merger or sale.

(5) The option was immediately exercisable on the date of grant, and was exercised in full by Mr. Kilpatrick on April 15, 1999. However, the underlying shares are subject to our repurchase right at the original purchase price. Our repurchase right will lapse with respect to 25% of the shares on November 16, 1999 and with respect to 1/48th of the shares on the 16th day of each month after that date. In addition, our repurchase right will lapse with respect to 25% of the shares held by Mr. Kilpatrick if he is terminated without cause within three months after a change of control in connection with a merger or sale.

OPTION EXERCISES AND HOLDINGS

     The following table provides summary information concerning the shares of common stock acquired in the year ended March 31, 1999, the value realized upon exercise of stock options during that period, and the number and value of unexercised options with respect to each of the named officers as of March 31, 1999. The value was calculated by determining the difference between the fair market value of the underlying common stock and the exercise price.

                         FISCAL YEAR-END OPTION VALUES

                                                                                               VALUE OF
                                                                                              UNEXERCISED
                                                                   NUMBER OF SECURITIES      IN-THE-MONEY
                                                                  UNDERLYING UNEXERCISED      OPTIONS AT
                                                                        OPTIONS AT          MARCH 31, 1999
                                    SHARES                          MARCH 31, 1999($)             ($)
                                 ACQUIRED ON         VALUE            (EXERCISABLE/          (EXERCISABLE/
             NAME                EXERCISE(#)    REALIZED ($)(1)       UNEXERCISABLE)       UNEXERCISABLE)(1)
             ----                ------------   ---------------   ----------------------   -----------------
Richard D. Kreysar(2)..........   1,605,683       $15,864,148                 0/0                      --
Bob Page(3)....................     139,029       $ 1,373,597           467,221/0            $4,610,563/0
Brett Kilpatrick(4)............          --                --           255,000/0            $2,519,400/0
James Patterson................          --                --                 0/0                      --
Simon Roy(5)...................     149,312       $ 1,472,632                 0/0                      --
Martin Yam(6)..................      31,667       $   307,803                 0/0                      --
William Stein(7)...............      48,000       $   466,560                 0/0                      --

-------------------------
(1) The amount set forth represents the difference between the fair market value of our underlying common stock at March 31, 1999 (using an initial public offering price of $10.00 per share as the fair market value) and the exercise price of the option.

(2) The option was immediately exercisable on the date of grant, and was exercised in full by Mr. Kreysar on October 1, 1998. However, the underlying shares are subject to our right of repurchase at the original purchase price. Our repurchase right will lapse with respect to 25% of the shares on June 22, 1999 and with respect to 1/48 of the shares on the 22nd day of each month after that date. In addition, our repurchase right will lapse with respect to 25% of the shares held by Mr. Kreysar in the event of a change of control in connection with a merger or sale, and our repurchase right will lapse with respect to an additional 25% of the shares if Mr. Kreysar is terminated without cause within twelve months after a change of control in connection with a merger or sale.

(3) Mr. Page had three separate option grants exercisable for 250,000 shares, 140,706 shares, and 309,294 shares, respectively, all of which were immediately exercisable on the dates of grant. During our fiscal year ended March 31, 1999 Mr. Page exercised the first option with respect to 83,333 shares and the second option with respect to 55,696 shares on January 4, 1999. Subsequently, he exercised the first option with respect to 72,917 shares, the second option with respect to 85,010 shares, and the third option with respect to 309,294 shares on April 14, 1999. However, the underlying shares are subject to our repurchase right at the original purchase price. For the first option, our repurchase right lapsed with respect to 25% of the shares on September 9, 1997 and it lapses with respect to 1/48 of the shares on the 9th day of each month after that date. For the second option, our repurchase right lapsed with respect to 25% of the shares on June 26, 1998 and it lapses with respect to 1/48 of the shares on the 26th day of each month after that date. For the third option, our repurchase right will lapse with respect to 25% of the shares on September 9, 1999 and it will lapse with respect to 1/48 of the shares on the 9th day of each month after that date. In addition, our repurchase right with respect to each of these options will lapse with respect to 25% of the shares held by Mr. Page in the event of a change of control in connection with a merger or sale.

(4) The option was immediately exercisable on the date of grant, and was exercised by Mr. Kilpatrick on April 15, 1998. However, the underlying shares are subject to our right of repurchase at the original purchase price. Our repurchase right will lapse with respect to 25% of the shares on November 16, 1999 and with respect to 1/48 of the shares on the 16th day of each month after that date. In addition, our repurchase right will lapse with respect to 25% of the shares held by Mr. Kilpatrick if he is terminated without cause within three months after a change of control in connection with a merger or sale.

(5) Mr. Roy's employment terminated as of July 1, 1998.

(6) Mr. Yam's employment terminated as of October 2, 1998.

(7) Mr. Stein's employment terminated as of September 8, 1998.

EMPLOYEE BENEFIT PLANS

     401(k) Plan. We maintain a 401(k) tax-qualified employee savings and retirement plan covering all employees who satisfy eligibility requirements relating to minimum age and length of service. Pursuant to our 401(k) plan, eligible employees may elect to contribute up to 20% of their cash compensation to the 401(k) plan. The 401(k) plan is intended to qualify under applicable law, so that contributions to the 401(k) plan and income earned on the 401(k) plan contributions are not taxable until withdrawn. The 401(k) plan is available to Accrue's executive officers on terms not more favorable than those offered to other employees. We may elect to make contributions to the 401(k) plan at the discretion of our board of directors. No contributions have been made by us as of March 31, 1999. All employee contribution are 100% vested.

STOCK PLANS

     1996 Stock Plan. Our 1996 Stock Plan was adopted by our board of directors in April 1996 and approved by our stockholders in November 1996. The plan was amended at various times after November 1996 to increase the number of shares reserved for issuance thereunder. These amendments were approved by our stockholders. A total of 6,630,000 shares of common stock has been reserved for issuance under our stock plan. As of January 15, 2000, options to purchase a total of 6,931,280 shares had been granted at a weighted average exercise price of approximately $5.82 per share, options to purchase 947,564 shares had been canceled and returned to the plan, options to purchase 4,073,942 shares of common stock had been exercised, options to purchase a total of 1,909,774 shares of common stock were outstanding and 646,284 shares remained available for future grants under the plan.

     In connection with this offering, our board amended the stock plan to provide for, among other things, an automatic annual increase in the number of shares of common stock reserved for issuance during each calendar year remaining in the term of the stock plan equal to the lesser of:

     - 800,000 shares;

     - 4% of the shares outstanding on the last day of the immediately preceding fiscal year; or

     - a lesser number of shares as determined by our board of directors.

     The purposes of our stock plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. Our stock plan provides for the granting to employees, including officers and employee directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and for the granting to employees and consultants including directors of nonstatutory stock options, stock purchase rights and stock bonuses. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of Accrue and determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonstatutory stock options. If not terminated earlier, our stock plan will terminate in April 2006.

     Our stock plan may be administered by the board of directors or a committee of the board. Our stock plan is currently administered by the compensation committee of the board. The administrator determines the terms of options granted under our stock plan, including the number of shares subject to the option, exercise price, term and exercisability. In no event, however, may an individual employee receive option grants for more than 2,000,000 shares under the stock plan in any fiscal year. The exercise price of all incentive stock options granted under our stock plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. The exercise price of all nonstatutory stock options and stock purchase rights shall be the price determined by the administrator, provided, however, that the exercise price of any nonstatutory stock option or stock purchase right granted to a named officer will generally equal at least 100% of the fair market value of the common stock on the date of grant. Payment of the exercise price may be made in cash or other consideration as determined by the administrator.

     The administrator determines the term of options, which may not exceed 10 years (5 years in the case of an incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of our outstanding capital stock). Options and stock purchase rights are generally nontransferable. The administrator may grant nonstatutory stock option and stock purchase rights with limited transferability rights in circumstances specified in the stock plan. Each option and stock purchase right may be exercised during the lifetime of the optionee only by the optionee or a permitted transferee. The administrator determines the vesting terms of options and stock issued pursuant to stock purchase rights and stock bonuses. Options granted and shares issued under our stock plan generally become exercisable or vest at the rate of 1/4th of the total number of shares twelve months after the date of grant, and 1/48 of the total number of shares each month thereafter.

     In the event of a change of control due to the sale of all or substantially all of our assets or our merger with another corporation, then each option may be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not agree to an assumption or substitution, each outstanding stock option will terminate on the effective date of the transaction. Certain option agreements issued by the administrator provide for limited acceleration of vesting in certain circumstances following a change of control transaction.

     The administrator has the authority to amend or terminate our stock plan as long as such action does not adversely affect any outstanding option, stock purchase right or stock bonus and provided that stockholder approval shall be required to the extent required by applicable law.

     Marketwave Corporation 1997 Stock Option Plan. The 1997 Stock Option Plan was adopted by the Marketwave Corporation Board of Directors in August 1997 and assumed by Accrue in connection with our acquisition of Marketwave. The security to be purchased under this plan is the common stock of Accrue. A total of 218,081 shares of common stock have been reserved for issuance under the Marketwave plan. As of January 15, 2000, options to purchase 218,081 shares of Accrue common stock were outstanding. No future grants will be made under this plan.

     The purpose of the Marketwave plan is to attract and retain the best available personnel for positions of substantial responsibility, to give employees and consultants a greater personal stake in the success of the business, to provide additional incentive to employees and consultants to continue their professional advancement with the company, and to promote our success. The Marketwave plan provides for the granting to former employees (including officers and employee directors) of Marketwave and any Marketwave subsidiaries of incentive stock options within the meaning of Section 422 of the Code, and for the granting of nonstatutory stock options to employees (including officers and employee directors) and consultants (including non-employee directors) of Marketwave and any subsidiaries of Marketwave. To the extent that an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of Accrue and determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonstatutory stock options. No future awards will be made out of this plan, which terminates in 2007.

     The Marketwave plan may be administered by our board of directors and/or a committee of the board. Currently, this plan is being administered by the compensation committee of our board. The administrator may determine the terms of the options granted, including the exercise or purchase price, the number of shares subject to each option and the vesting and/or exercisability provisions applicable to the option. The administrator also has the full power to select the individuals to whom options will be granted and to make any combination of grants to any participants. The Marketwave plan does not provide for a maximum number of shares of common stock which may be granted under options to any person under this plan in any fiscal year. The exercise price of all incentive stock options granted under this stock plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. The exercise price of all nonstatutory stock options shall be at least 85% of the fair market value per share of our common stock on the date of grant; provided, however, that the exercise price of any nonstatutory stock option or stock purchase right granted to a named officer must equal at least 110% of the fair market value of the common stock on the date of grant. Payment of the exercise price may be made in cash or other consideration as determined by the administrator.

     The administrator determines the term of options, which may not exceed 10 years (5 years in the case of an incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of our outstanding capital stock). Options are nontransferable other than by will or the laws of descent and distribution. Each option may be exercised during the lifetime of the optionee only by the original optionee. The administrator determines the vesting terms of options. Options granted and shares issued under this stock plan generally become exercisable or vest at the rate of 1/4 of the total number of shares twelve months after the date of grant, and 1/48 of the total number of shares each month thereafter.

     The administrator has the authority to amend or terminate this stock plan as long as such action does not adversely affect any outstanding option and provided that stockholder approval shall be required to the extent required by applicable law.

     NeoVista Software, Inc. 1991 Incentive Stock Option Plan and 1991 Non-Qualified Stock Option Plan. The 1991 Incentive Stock Option Plan and the 1991 Non-Qualified Stock Option Plan (together, the "1991 Plan") was adopted by the NeoVista Software, Inc. Board of Directors in 1991 and assumed by Accrue in connection with our acquisition of NeoVista in January 2000. The security to be purchased under the 1991 Plan is the common stock of Accrue. A total of 546,749 shares of our common stock have been reserved for issuance under the 1991 Plan. As of January 15, 2000, options to purchase 545,994 shares of Accrue common stock were outstanding. No future grants will be made under the 1991 Plan.

     The purpose of the 1991 Plan is to provide our employees and consultants a greater personal stake in the success of our business, to provide additional incentive to employees and consultants to continue their professional advancement with us, and to promote our success. The 1991 Plan provides for the granting to former employees (including officers and employee directors) of NeoVista and any NeoVista subsidiaries of incentive stock options within the meaning of Section 422 of the Code, and for the granting of nonstatutory stock options to employees (including officers and employee directors) and consultants (including non-employee directors) of NeoVista and any subsidiaries of NeoVista. To the extent that an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of Accrue and determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonstatutory stock options. No future awards will be made out of the 1991 Plan which will terminate in 2000.

     The 1991 Plan may be administered by our board of directors and/or a committee of the board. Currently, the 1991 Plan is being administered by the compensation committee of our board. The administrator may determine the terms of the options granted, the number of shares subject to each option and the vesting and/or exercisability provisions applicable to each option. The administrator also has the full power to select the individuals to whom options will be granted and to make any combination of grants to any participants. The 1991 Plan does not provide for a maximum number of shares of common stock which may be granted under options to any person under this plan in any fiscal year. The exercise price of all incentive stock options granted under the 1991 Plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of our outstanding capital stock must equal at least 110% of the fair market value of our common stock on the date of grant. The exercise price of all nonstatutory stock options and stock purchase rights shall be at least 85% of the fair market value of our common stock on the date of the grant; provided, however, that the exercise price of any nonstatutory stock option or stock purchase right granted to a named officer will generally equal at least 100% of the fair market value of our common stock on the date of grant. Payment of the exercise price may be made in cash or other consideration as determined by the administrator.

     The administrator determines the term of options, which may not exceed 10 years (5 years in the case of an incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of our outstanding capital stock). Options and stock purchase rights are generally nontransferable. Each option and stock purchase right may be exercised during the lifetime of the optionee only by the optionee. The administrator determines the vesting terms of options and stock issued pursuant to stock purchase rights. Options granted and shares issued under the 1991 Plan generally become exercisable or vest at the rate of 1/4 of the total number of shares twelve months after the date of grant, and 1/48 of the total number of shares each month thereafter.

     The administrator has the authority to amend or terminate the 1991 Plan as long as such action does not adversely affect any outstanding option or stock purchase right and provided that stockholder approval shall be required to the extent required by applicable law.

     1999 Directors' Stock Option Plan. Our 1999 Directors' Stock Option Plan was adopted by our board in May 1999 and approved by the stockholders in May 1999. A total of 250,000 shares of common stock have been reserved for issuance under the directors' plan, plus an automatic annual increase on the first day of our fiscal years beginning in 2000 and ending in 2004 equal to the lesser of:

     - 100,000 shares;

     - 1/2 of one percent of the shares outstanding on the last day of the immediately preceding fiscal year; or

     - a lesser number of shares as determined by our board.

     As of January 15, 2000, two options to purchase a total of 100,000 shares of our common stock had been granted under the directors' plan. The directors' plan provides for the grant of nonstatutory stock options to nonemployee directors of Accrue. The directors' plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the board of directors. To the extent they arise, it is expected that conflicts of interest will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which such director has a personal interest.

     The directors' plan provides that each person who becomes a nonemployee director of Accrue on or after May 23, 1999 will be granted an initial nonstatutory stock option to purchase 50,000 shares of common stock on the date on which the optionee first becomes a nonemployee director of Accrue. Thereafter, on the date of Accrue's annual stockholders meeting each year, each nonemployee director will be granted an additional option to purchase 5,000 shares of common stock if, on such date, he or she has served on our board for at least six months.

     The directors' plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one nonemployee director, but does specify the number of shares that may be included in any grant and the method of making a grant. No option granted under the directors' plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order, and each option is exercisable, during the lifetime of the optionee, only by such optionee. The directors' plan provides that initial options shall become exercisable in installments as to 1/48 of the number of shares subject to the option each month after the date of grant. If a director ceases to serve as a director for any reason other than death or disability, he or she may, but only within 90 days after the date he or she ceases to be a director of Accrue, exercise options granted under the directors' plan to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that he or she was not entitled to exercise any such option at the date of such termination, or if he or she does not exercise such option (which he or she was entitled to exercise) within such 90 day period, such option shall terminate. The exercise price of all stock options granted under the directors' plan shall be equal to the fair market value of a share of Accrue's common stock on the date of grant of the option. Options granted under the directors' plan have a term of ten years.

     In the event of a change of control due to the sale of all or substantially all of the assets of Accrue, the merger of Accrue with or into another corporation or any other reorganization of Accrue in which more than 50% of the shares of Accrue entitled to vote are exchanged, then each option may be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not agree to an assumption or substitution, each outstanding stock option will terminate on the effective date of the transaction. If the service of a director is terminated without cause within 3 months following a change of control transaction, then the vesting of unvested shares under each outstanding option will automatically be accelerated by an additional 12 months. The board of directors may amend or terminate the directors' plan; provided, however, that no such action may adversely affect any outstanding option. If not terminated earlier, the directors' plan will have a term of ten years.

     1999 Employee Stock Purchase Plan. Our 1999 Employee Stock Purchase Plan was adopted by the board of directors in May 1999 and approved by the stockholders in May 1999. A total of 500,000 shares of common stock have been reserved for issuance under our purchase plan, plus an automatic annual increase on the first day of each of our fiscal years beginning in 2000 and ending in 2004 equal to the lesser of:

     - 200,000 shares;

     - 1% of the shares outstanding on the last day of the immediately preceding fiscal year; or

     - a lesser number of shares as determined by our board.

     Our purchase plan, which is intended to qualify under Section 423 of the Code, will be implemented by a Series of overlapping offering periods of 24 months' duration, with new offering periods (other than the first offering period) commencing on August 1 and February 1 of each year. Each offering period will consist of four consecutive purchase periods of 6 months duration. The initial offering period commenced on July 30, 1999 and will end on July 31, 2001, and the initial purchase period ended on January 31, 2000. The purchase plan is administered by the board of directors or by a committee appointed by the board. Employees (including officers and employee directors) of Accrue, or of any majority-owned subsidiary designated by the board, are eligible to participate in the purchase plan if they are employed by Accrue or any such subsidiary for at least 20 hours per week and more than five months per year. The purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 20% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of Accrue's common stock at the beginning of each offering period or at the end of each purchase period. In circumstances described in the purchase plan, the purchase price may be adjusted during an offering period to avoid our incurring adverse accounting charges. The maximum number of shares an employee may purchase during each purchase period is 2,000 shares, subject to certain IRS limitations specified in the plan. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with Accrue. If not terminated earlier, the purchase plan will have a term of 20 years.

     The purchase plan provides that in the event of a merger of Accrue with or into another corporation or a sale of all or substantially all of Accrue's assets, each right to purchase stock under the purchase plan will be assumed or an equivalent right substituted by the successor corporation. If the successor corporation does not agree to assume or substitute stock purchase rights, our board of directors will shorten the offering periods then in effect so that employees' rights to purchase stock under the purchase plan are exercised prior to the merger or sale of assets. The board of directors has the power to amend or terminate the purchase plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder, provided however, that the board of directors may amend or terminate the purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law, Accrue has included in its restated certificate of incorporation a provision to eliminate the personal liability of its officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, respectively, subject to certain exceptions. In addition, Accrue's bylaws provide that Accrue is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and Accrue is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. Accrue has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in Delaware Law. The indemnification agreements require Accrue, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. Accrue has also obtained directors' and officers' liability insurance.

     At present, Accrue is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of Accrue in which indemnification would be required or permitted. Accrue is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Accrue believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                   RELATED PARTY TRANSACTIONS WITH DIRECTORS,
                          OFFICERS AND 5% STOCKHOLDERS

PRIVATE PLACEMENTS OF SECURITIES

     Some stock option grants to our directors and executive officers are described under the caption "Management -- Executive Compensation."

     Since our inception, we have issued, in private placement transactions, shares of preferred stock as follows: an aggregate of 742,857 shares of Series A preferred stock at $0.70 per share in May 1996, an aggregate of 1,845,172 shares of Series B preferred stock at $2.17 per share in September 1996 and November 1996, an aggregate of 512,867 shares of Series C preferred stock at $2.80 per share in November 1996 and November 1997, an aggregate of 928,621 shares of Series D preferred stock at $2.17 per share in June and July 1998, and an aggregate of 5,003,017 shares of Series E preferred stock at $1.00 per share in August 1998. In addition, in May 1996, we issued 2,685,714 shares of our common stock to Organic Online, Inc. in consideration of Organic's transfer to us of intellectual property pursuant to a technology assignment agreement. We also issued and sold to Sterling Payot Capital L.P. for $3,500, a warrant to purchase 350,000 shares of our common stock with an exercise price per share equal to $0.70. The following table summarizes the shares of preferred stock purchased by named executive officers, directors and 5% stockholders of Accrue and persons and entities associated with them in the private placement transactions:

                                    SERIES A     SERIES B     SERIES C     SERIES D     SERIES E
                                    PREFERRED    PREFERRED    PREFERRED    PREFERRED    PREFERRED
             INVESTOR                 STOCK        STOCK        STOCK        STOCK        STOCK
             --------               ---------    ---------    ---------    ---------    ---------
Entities Affiliated with Sterling
  Payot Capital, L.P. (Robert
  Smelick)........................   214,285       93,092            0      352,585     1,350,000
Entities Affiliated with Mohr
  Davidow Ventures................         0      922,586      490,367      460,829     1,000,000
Patterson Family Trust U/D/T
  8/26/88 (James Patterson).......         0            0       22,500            0             0
Vertex Technology Fund Ltd........         0            0            0            0     1,750,000

     Since our inception, we have, from time to time, issued and sold shares of our common stock and granted options to purchase common stock to our employees, directors and consultants.

DEBT FINANCINGS

     In February 1996 and April 1996 we issued two convertible promissory notes to Sterling Payot Capital, L.P. in the aggregate principal amount of $150,000. The notes were subsequently canceled and converted into a total of 214,285 shares of our Series A preferred stock in May 1996.

     In April 1996 we issued a convertible promissory note to Sterling Payot Company in the aggregate principal amount of $100,000. The note was subsequently canceled and converted into a total of 47,009 shares of our Series B preferred stock in September 1996.

     In February 1998, we entered into a subordinated convertible note purchase agreement with certain affiliates of Mohr Davidow Ventures pursuant to which the Mohr Davidow entities loaned us a total of $1,000,000 in March, April and May 1998 pursuant to ten subordinated convertible promissory notes. The notes were subsequently canceled and converted into a total of 460,829 shares of our Series D preferred stock in June 1998.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

     Affiliate Relationships. The following members of our board of directors are affiliated with certain private investors that participated in the transactions listed above: Robert Smelick (Sterling Payot Capital, L.P. and Sterling Payot Company). Additionally, in August 1997 Marketwave Corporation issued and sold to Steven Podradchik 1,410,000 shares of its common stock at a per share price of $0.01. In October 1998, Marketwave effected a five-for-one stock split pursuant to which the foregoing shares were converted into 7,050,000 shares of Marketwave common stock, which shares were exchanged for 1,309,890 shares of Accrue common stock in connection with our acquisition of Marketwave in September 1999. Also, in connection with our acquisition of NeoVista Software, Inc. in January 2000, we assumed two options previously granted to David Folkman by NeoVista that are exercisable for a total of 3,309 shares of our common stock at an exercise price of $4.14 per share. We have also granted Mr. Folkman an option to purchase 50,000 shares of our common stock at an exercise price of $50.8125 per share pursuant to our 1999 Directors Stock Option Plan.

     Acceleration of Vesting. Other than as specifically set forth below, options granted to officers under our 1996 Stock Plan and options granted to directors under our 1999 Directors Stock Option

Plan are subject to acceleration of vesting upon a change of control in connection with our merger or sale with respect to 25% of the shares subject to the option grant if the option holder is terminated without cause within three months after the change of control.

     Under the terms of Richard Kreysar's offer letter, if Accrue undergoes a change of control in connection with a sale or merger, vesting for Mr. Kreysar's option will be accelerated by one year, and if Mr. Kreysar's employment with Accrue is terminated without cause in connection with or within twelve months after a change of control in connection with a sale or merger, vesting for Mr. Kreysar's option will be accelerated by an additional year. Should Mr. Kreysar's employment with Accrue be terminated involuntarily for any reason other than for cause, his salary, benefits and vesting will continue for six months following the date of his termination.

     Bob Page received option grants in September 1996, June 1997 and September 1998 and Vito Salvaggio received an option grant in September 1997 which are subject to acceleration of vesting of 25% of the shares subjection to the option grant upon a change of control in connection with a merger or sale of Accrue.

     In July 1998 we issued to James Patterson, a former director of Accrue and our interim president and chief executive officer during May and June 1998, 22,000 fully vested shares of our common stock in exchange for his services rendered as our interim president and chief executive officer during May and June 1998.

     Settlement Agreement with Simon Roy. In April 1998 we entered into an amended settlement agreement with Simon Roy, upon his resignation as our president and chief executive officer. Mr. Roy received a lump sum severance payment in the amount of $87,500 and seven months accelerated vesting for his option to purchase shares of common stock.

LOANS TO OFFICERS

     Loan to Richard D. Kreysar. In October 1998 Accrue loaned Richard Kreysar $192,681.91 in exchange for a promissory note dated October 1, 1998, which becomes due and payable with interest at the rate of 5.06% on the earlier of October 1, 2002 or upon termination of Mr. Kreysar's employment or consulting relationship with Accrue. $199,181.71 is outstanding under the note as of June 1, 1999. The loan is full-recourse and secured by all shares of Accrue common stock held by Mr. Kreysar.

     Loan to Simon Roy. In July 1998 Accrue loaned Simon Roy $20,488.43 in exchange for a promissory note dated July 1, 1998 which becomes due and payable with interest at the rate of 6.00% on the earlier of July 1, 2002 or twelve months following the initial public offering of our common stock. $21,615.29 is outstanding under the note as of June 1, 1999. The loan is full-recourse and secured by all shares of Accrue common stock held by Mr. Roy.

INDEMNIFICATION AGREEMENTS

     We have entered into indemnification agreements with our officers and directors that contain provisions which may require Accrue, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management -- Limitation of Liability and Indemnification Matters."

        ISSUANCE OF COMMON STOCK AND OPTIONS TO THE SELLING STOCKHOLDERS

     In connection with our acquisition of Marketwave Corporation in September 1999, we acquired all outstanding shares of the capital stock of Marketwave in exchange for 2,880,475 shares of our common stock, which shares are being registered for re-sale pursuant to this prospectus on behalf of the selling stockholders. We also assumed all outstanding Marketwave options which, at the effective time of the merger, became exercisable for shares of our common stock based on the exchange ratio used in the merger. We agreed to register any shares of our common stock that were issued upon exercise of these options pursuant to this prospectus if we had not already registered these shares on a separate registration statement on Form S-8. A total of 344,786 shares of our common stock issued upon the exercise of the assumed Marketwave options are therefore also being registered pursuant to this prospectus, which covers a total of 3,225,261 shares offered by the selling stockholders.

                              PLAN OF DISTRIBUTION

     The selling stockholders may sell the shares being registered hereunder in whole or in part, from time to time on the over-the-counter market at prices and on terms prevailing at the time of any such sale. Any sale may be made in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved. Each selling stockholder will pay selling commissions or brokerage fees, if any, with respect to the sale of that person's shares in amounts customary for the type of transaction effected. Each selling stockholder will also pay all applicable transfer taxes and all fees and disbursements of counsel for that selling stockholder that may be incurred in connection with the sale of shares.

     Each selling stockholder has advised us that before or during the time that the selling stockholder is engaged in an attempt to sell shares registered hereunder, he or she will cause to be furnished to each person to whom the shares are being offered, and to each broker-dealer, if any, through whom the shares are being offered, the appropriate number of copies of this prospectus, as supplemented or amended, as may be required by such person.

     The selling stockholders, and any other persons who participate in the sale of the shares registered hereunder, may be deemed to be "underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any of the foregoing persons, and any profits received on resale of the shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     We have agreed to maintain the effectiveness of this registration statement for one hundred twenty (120) days. No sales may be made pursuant to this prospectus after that time unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of its effectiveness.

     We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of the shares of our common stock on a fully-diluted basis as of January 15, 2000, and as adjusted to reflect the sale of 3,225,261 shares of our common stock being offered by the selling stockholders pursuant to this prospectus with respect to:

     - each person who is known by us to own beneficially more than 5% of Accrue's common stock on a fully-diluted basis;

     - each of our directors;

     - our chief executive officer and each of our other executive officers named in the summary compensation table;

     - the selling stockholders; and

     - all of our directors and executive officers as a group.

     Except as otherwise noted, the address of each person listed in the table is c/o Accrue Software, Inc., 48634 Milmont Dr., Fremont, California 94538-7353. The table includes all shares of common stock beneficially owned by the indicated stockholder as of January 15, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 15, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage of ownership of any other person. To our knowledge, except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

     The percent of beneficial ownership for each stockholder is based on 26,824,782 shares of common stock outstanding as of January 15, 2000 on an as converted basis. An "*" indicates ownership of less than 1%.

                                    SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                           OWNED             NUMBER             OWNED
                                     PRIOR TO OFFERING         OF           AFTER OFFERING
                                    --------------------     SHARES      --------------------
     NAME OF BENEFICIAL OWNER        NUMBER      PERCENT     OFFERED      NUMBER      PERCENT
     ------------------------       ---------    -------    ---------    ---------    -------
5% Stockholders:
Entities Affiliated with Mohr
Davidow Ventures..................  3,673,737     13.7%             0    3,673,737     13.7%
  2775 Sand Hill Road
  Menlo Park, CA 94025
Organic Holdings, Inc. ...........  2,502,490      9.3%             0    2,502,490      9.3%
  510 Third Street, Suite 540
  San Francisco, CA 94107
Entities Affiliated with Sterling
Payot Capital, L.P. ..............  2,583,284      9.6%             0    2,583,284      9.6%
  222 Sutter Street
  San Francisco, CA 94108

                                    SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                           OWNED             NUMBER             OWNED
                                     PRIOR TO OFFERING         OF           AFTER OFFERING
                                    --------------------     SHARES      --------------------
     NAME OF BENEFICIAL OWNER        NUMBER      PERCENT     OFFERED      NUMBER      PERCENT
     ------------------------       ---------    -------    ---------    ---------    -------
Vertex Technology Fund Ltd........  1,750,000      6.5%             0    1,750,000      6.5%
  3 Lagoon Drive, Suite 220
  Redwood City, CA 94065

Selling Stockholders:
Steven T. Podradchik..............  1,309,890      4.9%     1,309,890            0        *
Entities Affiliated with The
Phoenix Partners..................    601,117      2.2%       601,117            0        *
  1000 Second Avenue, Suite 3600
  Seattle, WA 98104
Crescent Capital V, L.L.C. .......    327,881      1.2%       327,881            0        *
  11624 S.E. 5th Street, #200
  Bellevue, WA 98005
Beagle Limited....................    273,235      1.0%       273,235            0        *
  c/o Hecht and Company
  111 West 40th Street, 20th Floor
  New York, NY 10018
1999 R.J. CP Family Limited
Partnership.......................    209,025        *        209,025            0        *
  6523 132nd Ave. N.E.
  PMB 150
  Kirkland, WA 98033
Robert Barry Allen................    182,505        *        182,505            0        *
  12615 198th Drive NE
  Woodinville, WA 98072
Michael J. Raskin.................    109,293        *        109,293            0        *
  620 Kirkland Way, Suite 101
  Kirkland, WA 98033
Richard Bryan.....................     73,002        *         73,002            0        *
  4368 257th Place SE
  Issaquah, WA 98029-7608
Michael D. McClure................     67,723        *         67,723            0        *
  9520 221st Place SE
  Woodinville, WA 98072
John J. Fitzpatrick...............     34,837        *         34,837            0        *
  16709 168th Place NE
  Woodinville, WA 98072
VLG Investments 1998..............      7,178        *          7,178            0        *
  2800 Sand Hill Road
  Menlo Park, CA 94025
Harvey Storms.....................      5,574        *          5,574            0        *
  P.O. Box 3382
  Bellevue, WA 98009
Keith D. Grinstein................      4,645        *          4,645            0        *
  427 Lake Washington Boulevard
  Seattle, WA 98122

                                    SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                           OWNED             NUMBER             OWNED
                                     PRIOR TO OFFERING         OF           AFTER OFFERING
                                    --------------------     SHARES      --------------------
     NAME OF BENEFICIAL OWNER        NUMBER      PERCENT     OFFERED      NUMBER      PERCENT
     ------------------------       ---------    -------    ---------    ---------    -------
Steve Sanders.....................      4,645        *          4,645            0        *
  501 W. Sycamore
  Louisville, CO 80027
Wendy Williams....................      3,251        *          3,251            0        *
  4215 NE 125th Street
  Seattle, WA 98125
Paul A. Easter....................      2,787        *          2,787            0        *
  3421 232nd Street S.W.
  Brier, WA 98036
Holly Newman......................      2,787        *          2,787            0        *
  15917 Waynita Way NE
  Bothell, WA 98011
CNA Trust Company.................      1,267        *          1,267            0        *
  Saving Plan FBO Craig E. Sherman
  3080 South Bristol Street
  Costa Mesa, CA 92626
Thomas Bray.......................        929        *            929            0        *
  1325 Sunset Avenue SW
  Seattle, WA 98116
Jerome A. Johnson.................        929        *            929            0        *
  7748 21st Avenue NE
  Seattle, WA 98115
Brian Mulholland..................        929        *            929            0        *
  3850 Klahanie Drive SE, Apt.
  #27301
  Issaquah, WA 98029
Lisa Way..........................        464        *            464            0        *
  31835 49th Terrace SW
  Federal Way, WA 98023
Jeffrey Carter....................        371        *            371            0        *
  12527 NE 130th Court
  Kirkland, WA 98034
Norman A. Chin....................        371        *            371            0        *
  6100 28th Avenue South
  Seattle, WA 98108
Kim L. Cruchon....................        278        *            278            0        *
  12032 38th Avenue NE
  Seattle, WA 98125
Elena Kopteva.....................      2,786        *            232        2,554        *
  7557 20th Avenue NE
  Seattle, WA 98115
Mark Rhonemus.....................        116        *            116            0        *
  1128 17th Avenue
  Seattle, WA 98122-4645

                                    SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                           OWNED             NUMBER             OWNED
                                     PRIOR TO OFFERING         OF           AFTER OFFERING
                                    --------------------     SHARES      --------------------
     NAME OF BENEFICIAL OWNER        NUMBER      PERCENT     OFFERED      NUMBER      PERCENT
     ------------------------       ---------    -------    ---------    ---------    -------
Officers and Directors:
Richard D. Kreysar................  1,605,683      6.0%             0    1,605,683      6.0%
David Folkman.....................      5,688        *              0        5,688        *
Robert Smelick....................  2,583,284      9.6%             0    2,583,284      9.6%
A. Brooke Seawell.................     10,083        *                      10,083        *
Bob Page..........................    700,370      2.6%             0      700,370      2.6%
Brett Kilpatrick..................    255,510        *              0      255,510        *
Simon Roy.........................    287,020      1.1%             0      287,020      1.1%
James Patterson...................     96,570        *              0       96,570        *
Martin Yam........................     31,667        *              0       31,667        *
William Stein.....................     48,000        *              0       48,000        *
All executive officers and
  directors as a group (12
  persons)........................  6,674,897     24.8%     1,309,890    5,365,007     19.9%

-------------------------
* Less than one percent of the outstanding shares of Common Stock.

     The beneficial ownership for entities affiliated with Mohr Davidow Ventures is comprised of 3,219,357 shares held by Mohr Davidow Ventures IV, L.P., 158,475 shares held by its general partners, and 162,681 shares held by MDV IV Entrepreneurs Network Fund, L.P. It also includes warrants to purchase 133,224 shares of common stock issued to Mohr Davidow Ventures IV, L.P. and MDV IV Entrepreneur's Network Fund, L.P. by Organic Holdings, Inc. that were exercised on July 2, 1999.

     Organic Holdings, Inc., the holder of 2,502,490 shares, was previously known as Organic Online, Inc.

     The beneficial ownership for entities affiliated with Sterling Payot Capital, L.P. is comprised of 2,206,278 shares held by Sterling Payot Capital L.P. and 377,009 shares held by Sterling Payot Company. Mr. Smelick is chairman of the board of directors of Accrue and managing director of Sterling Payot Management, Inc., the general partner of Sterling Payot Capital L.P., and he is also a principal of Sterling Payot Company. Mr. Smelick disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares.

     Steven T. Podradchik is also a director of Accrue.

     The beneficial ownership for entities affiliated with The Phoenix Partners is comprised of 115,888 shares held by The Phoenix Partners III Liquidating Trust, 161,445 shares held by The Phoenix Partners IIIB Limited Partnership, 23,225 shares held by The Phoenix Partners III Limited Partnership, and 300,559 shares held by The Phoenix Partners IV Limited Partnership.

     The beneficial ownership for VLG Investments 1998 is comprised of 718 shares held by VLG Investments 1998 and 6,460 shares held by the general partners of VLG Investments 1998.

     The beneficial ownership for David Folkman is comprised of options to purchase 5,688 shares that are currently exercisable or exercisable within 60 days of January 15, 2000.

     The beneficial ownership for Robert Smelick is comprised of 2,206,275 shares held by Sterling Payot Capital and L.P., 377,009 shares held by Sterling Payot Company. Mr. Smelick is a Chairman of the Board of Directors of Accrue and managing director of Sterling Payot Management, Inc., the general partner of Sterling Payot Capital L.P., and he is also a principal of Sterling Payot Company. Mr. Smelick disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares.

     The beneficial ownership for A. Brooke Seawell is comprised of 8,000 shares and options to purchase 2,083 shares that are currently exercisable or exercisable within 60 days of January 15, 2000.

     The beneficial ownership for Bob Page includes 370 shares to be purchased by Mr. Page under our 1999 Employee Stock Purchase Plan within 60 days of January 15, 2000.

     The beneficial ownership for Brett Kilpatrick includes 510 shares to be purchased by Mr. Kilpatrick under our 1999 Employee Stock Purchase Plan within 60 days of January 15, 2000.

     The beneficial ownership for James Patterson includes 29,570 shares held by the Patterson Family Trust U/D/T 8/26/88 of which Mr. Patterson is a trustee. Mr. Patterson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares.

     The beneficial ownership for our executive officers and directors as a group includes 85,423 shares under outstanding stock options or warrants that are currently exercisable or exercisable within 60 days of January 15, 2000 and 2,790 shares that are to be purchaed by such individuals under our 1999 Employee Stock Purchase Plan within 60 days of January 15, 2000.

                          DESCRIPTION OF CAPITAL STOCK

     As of the date of this prospectus, our authorized capital stock consisted of 75,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value.

COMMON STOCK

     As of January 15, 2000, there were 26,824,782 shares of common stock outstanding held of record by 531 stockholders, and options to purchase an aggregate of 2,773,849 shares of common stock were also outstanding. There will be 26,824,782 shares of common stock outstanding (assuming no exercise of outstanding options under our stock plans after January 15, 2000 or exercise of warrants outstanding) after the closing of this offering.

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

PREFERRED STOCK

     We are authorized to issue 5,000,000 shares of undesignated preferred stock. The Board of Directors is authorized to issue preferred stock in one or more Series and to fix the rights, preferences, privileges and restrictions of any Series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any Series or the designation of such series, without further vote or action by the stockholders.

     The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Accrue without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. As of the closing of the offering, no shares of preferred stock will be outstanding and we currently have no plans to issue any shares of preferred stock.

WARRANTS

     At February 15, 2000, there was a warrant outstanding to purchase 14,000 shares of our common stock at an exercise price equal to $10.00 issued to a financial institution in connection with a working capital line of credit. Also, in January 2000, we assumed a warrant issued by NeoVista Software, Inc. which is exercisable for 3,421 shares of our common stock at an exercise price of $17.53873 per share, based on the exchange ratio used in connection with our acquisition of NeoVista. These warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrants under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications, consolidations, and the first warrant contains similar provisions for certain dilutive issuances of securities at prices below the then existing warrant exercise price.

REGISTRATION RIGHTS

     The holders of approximately 13,279,902 shares of common stock, including shares issuable upon exercise of outstanding warrants, or their transferees are entitled to certain rights with respect to the registration of their shares under the Securities Act. These rights are provided under the terms of an agreement between us and the holders of these registrable securities. On the written demand of holders of more than 25% of the then-outstanding registrable securities, we are required to use our best efforts to register the shares and those of any other stockholders who, by prompt notice, request registration, provided, however, that participation may be cut back by the managing underwriter. We are not required to effect more than two demand registrations on Form S-1 at any time and more than two demand registrations on Form S-3 in any twelve-month period. Stockholders are also entitled to unlimited piggyback registration rights, provided, however, that participation may be cut back by the managing underwriter. All offering expenses in connection with such registration will be borne by us, excluding underwriting discounts and commissions.

     The holders of approximately 3,225,261 shares of common stock, including shares issuable upon exercise of outstanding options, or their transferees are entitled to certain rights with respect to the registration of their shares under the Securities Act. These rights are provided under the terms of an agreement between us and the former holders of shares of and options and/or warrants exercisable for shares of capital stock of Marketwave Corporation, which agreement was executed in connection with our acquisition of Marketwave in September 1999. On the written demand of holders of these registrable securities whose anticipated aggregate offering price, net of underwriting discounts and commissions, would equal at least $10 million, we are required to register those shares as well as the shares of any other stockholders who are parties to the registration rights agreement and who, by prompt notice, request registration. We are not required to effect more than two demand registrations on Form S-1 at any time and more than one demand registration on Form S-3 in any twelve-month period, or more than five demand registrations on Form S-3 total. Stockholders are also entitled to unlimited piggyback registration rights, provided, however, that participation may be cut back by the managing underwriter. All offering expenses in connection with such registrations will be borne by us, excluding underwriting discounts and commissions.

DELAWARE LAW AND THE EFFECT OF CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, and anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is:

     - the owner of 15% or more of the outstanding voting stock of the corporation;

     - an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation at any time within three years immediately prior to the relevant date; or

     - an affiliate or associate of the persons described in the foregoing bullet points.

     Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by
Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under
Section 203 of the Delaware General Corporation Law. It is anticipated that the provisions of Section 203 of the Delaware General Corporation Law may encourage companies interested in acquiring Accrue to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

     Our amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. The bylaws provide that special meetings of stockholders can be called only by the board of directors, the chairman of the board, if any, the president and holders of not less than 10% of the votes entitled to be cast at a meeting. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the board of directors, the chairman of the board, if any, the president or any such 10% holder. The bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation. The transfer agent's address and telephone number is 1745 Gardena Avenue, 2nd Floor, Glendale, California 91204, (818) 502-1404.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, due to contractual and legal restrictions on resale, only a limited number of shares will be available for sale shortly after the offering. After these restrictions lapse, sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and our ability to raise equity capital.

     Upon completion of the offering, based on the number of shares outstanding as of January 15, 2000 we will have 26,824,782 outstanding shares of common stock. Of these shares, as of January 15, 2000, 4,485,000 were freely tradeable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 of the Securities Act.

     The remaining 22,339,782 shares of common stock outstanding were "restricted securities" within the meaning of Rule 144. Restricted shares may be sold in the public market only if registered with the Securities and Exchange Commission or if they qualify for an exemption from registration under Rule 144, Rule 144(k), or Rule 701 of the Securities Act, all of which are summarized below. Sales of the restricted shares in the public market, or the availability of shares for sale, could adversely affect the market price of our common stock.

     The following shares will be eligible for sale in the public market at the following times:

     - beginning on the effective date, 3,225,261 shares are immediately available for sale in the public market; and

     - an additional 19,114,521 shares will be eligible for sale pursuant to Rule 144 at various times in the period following the effective date.

     Under Rule 144, the number of shares that may be sold by affiliates of our stockholders are subject to volume restrictions. In general, under Rule 144, a person who has beneficially owned restricted shares, including shares that are aggregated to such person or persons, for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - one percent of the number of shares of common stock then outstanding, which will equal approximately 268,248 shares immediately after the offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. In order to sell shares under Rule 144, the selling stockholder must comply with manner of sale provisions and notice requirements and current public information about us must be available.

     Under Rule l44(k), the following persons may be expected to sell their shares without complying with the manner of sale, public information, number of shares limitation or notice provisions of Rule 144:

     - not our affiliate during the three months preceding a sale; and

     - beneficially owned the shares proposed to be sold for at least two years.

     Any of our employees, officers, directors, or consultants who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, number of shares limitation or notice provisions of Rule 144. In addition, we intend to file one or more registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued under our employee benefit plans. As a result, any options exercised under our stock option plans or any other benefit plan after the effectiveness of a registration statement will also be freely tradable in the public market, unless the shares are held by affiliates of ours. Shares held by our affiliates will still be subject to the number of shares limitation, manner of sale, notice and public information requirements of Rule 144 unless the shares may otherwise be sold under Rule 701. As of January 15, 2000, there were outstanding options for the purchase of 2,773,849 shares (including two options for an aggregate of 100,000 shares under our directors' plan). As of January 15, 2000, no shares had been issued under our purchase plan. As of January 15, 2000, there were two outstanding warrants for the purchase of 14,000 and 3,421 shares, respectively, of our common stock. See "Risk Factors -- Our anticipated offering price will be substantially higher than the per share value based on our assets after subtracting our liabilities. "Management -- Stock Plans" and "Description of Capital Stock -- Registration Rights."

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for Accrue by Venture Law Group, A Professional Corporation, Menlo Park, California. John V. Bautista, a director of Venture Law Group, is the secretary of Accrue. As of the date of this prospectus, certain directors of Venture Law Group and an investment partnership affiliated with Venture Law Group own approximately 31,302 shares of our common stock and hold options to purchase 20,000 shares of our common stock at an exercise price of $8.00 per share.

                                    EXPERTS

     The consolidated financial statements of Accrue Software, Inc. as of March 31, 1998 and 1999 and for each of the three years in the period ended March 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of NeoVista Software, Inc. as of December 31, 1997 and 1998 and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Marketwave Corporation as of March 31, 1998 and 1999 and for each of the three years in the period ended March 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    ADDITIONAL INFORMATION AVAILABLE TO YOU

     Accrue has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule therewith. For further information with respect to Accrue and the common stock offered hereby, reference is made to the registration statement and to the exhibits and schedules therewith. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed as an Exhibit to the registration statement, reference is made to the Exhibit for a more complete description of the matter involved. The registration statement and the attached exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center,

13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon payment of certain fees prescribed by the SEC. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http:// www.sec.gov.

                             ACCRUE SOFTWARE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Accrue Software, Inc.
  Report of Independent Accountants.........................  F-2
  Consolidated Balance Sheets...............................  F-3
  Consolidated Statements of Operations.....................  F-4
  Consolidated Statements of Stockholders' Equity...........  F-5
  Consolidated Statements of Cash Flows.....................  F-6
  Notes to Consolidated Financial Statements................  F-7
Accrue Software, Inc.
  Unaudited Pro Forma Combined Condensed Financial
     Statements.............................................  F-23
  Unaudited Pro Forma Combined Condensed Balance Sheet......  F-24
  Unaudited Pro Forma Combined Condensed Statements of
     Operations.............................................  F-25
  Notes to Unaudited Pro Forma Combined Condensed Financial
     Statements.............................................  F-27
NeoVista Software, Inc.
  Report of Independent Accountants.........................  F-31
  Balance Sheets............................................  F-32
  Statements of Operations..................................  F-33
  Statements of Preferred Stock and Shareholders' Equity
     (Deficit)..............................................  F-34
  Statements of Cash Flows..................................  F-35
  Notes to Financial Statements.............................  F-36
Marketwave Corporation
  Report of Independent Accountants.........................  F-51
  Balance Sheets............................................  F-52
  Statements of Operations..................................  F-53
  Statements of Stockholders' Equity (Deficit)..............  F-54
  Statements of Cash Flows..................................  F-55
  Notes to Financial Statements.............................  F-56

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Accrue Software, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Accrue Software, Inc. and its subsidiary as of March 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of Accrue's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

San Jose, California
May 25, 1999, except Note 3,
as to the pooling of interests with Marketwave Corporation which is September 30, 1999.

                             ACCRUE SOFTWARE, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            MARCH 31,
                                                       -------------------    DECEMBER 31,
                                                        1998        1999          1999
                                                       -------    --------    ------------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................  $   570    $  2,862      $ 37,931
  Accounts receivable, net...........................      848       2,005         4,350
  Prepaid expenses and other current assets..........       57         188           542
                                                       -------    --------      --------
     Total current assets............................    1,475       5,055        42,823
Property and equipment, net..........................      587         894         1,835
Other assets, net....................................       50         160           860
                                                       -------    --------      --------
     Total assets....................................  $ 2,112    $  6,109      $ 45,518
                                                       =======    ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................  $   140    $    472      $  1,081
  Accrued liabilities................................      305         791         2,305
  Accrued liabilities, merger........................       --          --           597
  Deferred revenue...................................      205       1,127         2,659
  Convertible subordinated notes payable.............      500          --            --
  Current portion long term debt.....................       93         136            --
                                                       -------    --------      --------
     Total current liabilities.......................    1,243       2,526         6,642
Long term debt, net of current portion...............      312         169            --
                                                       -------    --------      --------
     Total liabilities...............................    1,555       2,695         6,642
                                                       -------    --------      --------
Commitments (Note 5)
Convertible preferred stock, $0.001 par value:
  Authorized: 10,944, 10,944 and 5,000 shares in
     1998, 1999 and December 31, 1999
  Issued and outstanding: 3,394, 10,317 and no shares
     in 1998, 1999 and December 31, 1999.............    6,643      15,517            --
Common stock, $0.001 par value:
  Authorized: 20,000, 20,000 and 75,000 shares in
     1998, 1999 and December 31, 1999
  Issued and outstanding: 4,543, 6,883 and 25,097
     shares in 1998, 1999 and December 31, 1999......        5           7            25
Additional paid-in capital...........................       79       6,803        67,470
Notes receivable from stockholders...................       --        (213)         (213)
Unearned compensation................................       --      (4,929)       (5,154)
Accumulated deficit..................................   (6,170)    (13,771)      (23,252)
                                                       -------    --------      --------
     Total stockholders' equity......................      557       3,414        38,876
                                                       -------    --------      --------
     Total liabilities and stockholders' equity......  $ 2,112    $  6,109      $ 45,518
                                                       =======    ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             ACCRUE SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            NINE MONTHS ENDED
                                                 YEAR ENDED MARCH 31,          DECEMBER 31,
                                              ---------------------------   ------------------
                                               1997      1998      1999      1998       1999
                                              -------   -------   -------   -------   --------
                                                                               (UNAUDITED)
Net revenue:
  Software license..........................  $   394   $ 1,857   $ 3,640   $ 2,009   $  9,049
  Maintenance and service...................       36       200     1,044       649      2,304
                                              -------   -------   -------   -------   --------
     Total revenue..........................      430     2,057     4,684     2,658     11,353
Cost of revenue.............................       30       228       469       328      1,493
                                              -------   -------   -------   -------   --------
Gross profit................................      400     1,829     4,215     2,330      9,860
Operating expenses:
  Research and development..................      947     2,403     3,166     2,291      2,815
  Sales and marketing.......................      818     2,744     5,448     3,629      8,595
  General and administrative................      711       962     1,927     1,257      1,690
  Merger costs..............................       --        --        --        --      3,560
  Stock-based compensation expense..........       --        --     1,325       620      3,427
                                              -------   -------   -------   -------   --------
     Total operating expenses...............    2,476     6,109    11,866     7,797     20,087
                                              -------   -------   -------   -------   --------
Loss from operations........................   (2,076)   (4,280)   (7,651)   (5,467)   (10,227)
Other income................................      107        97        96        67        788
Interest expense............................       --       (18)      (46)      (37)       (42)
                                              -------   -------   -------   -------   --------
Net loss....................................  $(1,969)  $(4,201)  $(7,601)  $(5,437)  $ (9,481)
                                              =======   =======   =======   =======   ========
Net loss per share, basic and diluted.......  $ (0.73)  $ (0.99)  $ (1.63)  $ (1.17)  $  (0.67)
                                              =======   =======   =======   =======   ========
Shares used in computing net loss per share,
  basic and diluted.........................    2,690     4,264     4,670     4,640     14,183
                                              =======   =======   =======   =======   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             ACCRUE SOFTWARE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                           CONVERTIBLE                                        NOTES
                                         PREFERRED STOCK     COMMON STOCK     ADDITIONAL    RECEIVABLE
                                        -----------------   ---------------    PAID-IN         FROM         UNEARNED
                                        SHARES    AMOUNT    SHARES   AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION
                                        ------   --------   ------   ------   ----------   ------------   ------------
Issuance of common stock in exchange
  for in process technology...........      --   $     --    2,686    $ 3      $    24        $  --         $    --
Issuance of common shares for cash....      --         --    1,394      1           21           --              --
Issuance of warrants to purchase 350
  shares of common stock..............      --         --       --     --            4           --              --
Issuance of Series A preferred stock
  and conversion of notes payable,
  net.................................     743        501       --     --           --           --              --
Issuance of Series B preferred stock
  and conversion of note payable,
  net.................................   1,845      3,979       --     --           --           --              --
Issuance of Series C preferred stock,
  net.................................     490      1,350       --     --           --           --              --
Net loss..............................      --         --       --     --           --           --              --
                                        ------   --------   ------    ---      -------        -----         -------
Balances, March 31, 1997..............   3,078      5,830    4,080      4           49           --              --
Issuance of Series C preferred stock,
  net.................................      23         63       --     --           --           --              --
Issuance of Series C.1 preferred
  stock, net..........................     293        750       --     --           --           --              --
Exercise of stock options.............      --         --      463      1           30           --              --
Net loss..............................      --         --       --     --           --           --              --
                                        ------   --------   ------    ---      -------        -----         -------
Balances, March 31, 1998..............   3,394      6,643    4,543      5           79           --              --
Issuance of restricted common stock in
  exchange for services...............      --         --       53     --          167           --              --
Issuance of common shares for cash....      --         --        7     --            3           --              --
Issuance of common stock in exchange
  for notes receivable................      --         --    1,755      2          211         (213)             --
Issuance of Series C.1 preferred
  stock, net..........................     144        370       --     --           --           --              --
Issuance of Series C.2 preferred
  stock, net..........................     883      1,521       --     --           --           --              --
Issuance of Series D preferred stock
  and conversion of notes payable,
  net.................................     929      2,003       --     --           --           --              --
Issuance of Series E preferred stock,
  net.................................   5,003      4,980       --     --           --           --              --
Unearned compensation related to
  grants of stock options.............      --         --       --     --        6,254           --          (6,254)
Amortization of unearned stock
  compensation........................      --         --       --     --           --           --           1,325
Exercise of stock options.............      --         --      610     --           99           --              --
Repurchase of common stock............      --         --      (85)    --          (10)          --              --
Net loss..............................      --         --       --     --           --           --              --
                                        ------   --------   ------    ---      -------        -----         -------
Balances, March 31, 1999..............  10,353     15,517    6,883      7        6,803         (213)         (4,929)
Exercise of stock options.............      --         --    1,779      2          454           --              --
Issuance of common stock in connection
  with the Company's IPO, net.........      --         --    4,485      5       40,810           --              --
Unearned compensation related to
  grants of stock options.............      --         --       --     --        3,652           --          (3,652)
Conversion of preferred stock into
  common stock in connection with the
  Company's IPO.......................  (9,033)   (12,876)  10,280     10       12,866           --              --
Conversion of preferred stock into
  common stock in connection with the
  Marketwave acquisition..............  (1,320)    (2,641)   1,320      1        2,640           --              --
Exercise of warrants for shares of
  common stock........................      --         --      350     --          245           --              --
Amortization of unearned stock
  compensation........................      --         --       --     --           --           --           3,427
Net loss..............................      --         --       --     --           --           --              --
                                        ------   --------   ------    ---      -------        -----         -------
Balances, December 31, 1999
  (unaudited).........................      --   $     --   25,097    $25      $67,470        $(213)        $(5,154)
                                        ======   ========   ======    ===      =======        =====         =======


                                        ACCUMULATED
                                          DEFICIT      TOTAL
                                        -----------   -------
Issuance of common stock in exchange
  for in process technology...........   $     --     $    27
Issuance of common shares for cash....         --          22
Issuance of warrants to purchase 350
  shares of common stock..............         --           4
Issuance of Series A preferred stock
  and conversion of notes payable,
  net.................................         --         501
Issuance of Series B preferred stock
  and conversion of note payable,
  net.................................         --       3,979
Issuance of Series C preferred stock,
  net.................................         --       1,350
Net loss..............................     (1,969)     (1,969)
                                         --------     -------
Balances, March 31, 1997..............     (1,969)      3,914
Issuance of Series C preferred stock,
  net.................................         --          63
Issuance of Series C.1 preferred
  stock, net..........................         --         750
Exercise of stock options.............         --          31
Net loss..............................     (4,201)     (4,201)
                                         --------     -------
Balances, March 31, 1998..............     (6,170)        557
Issuance of restricted common stock in
  exchange for services...............         --         167
Issuance of common shares for cash....         --           3
Issuance of common stock in exchange
  for notes receivable................         --          --
Issuance of Series C.1 preferred
  stock, net..........................         --         370
Issuance of Series C.2 preferred
  stock, net..........................         --       1,521
Issuance of Series D preferred stock
  and conversion of notes payable,
  net.................................         --       2,003
Issuance of Series E preferred stock,
  net.................................         --       4,980
Unearned compensation related to
  grants of stock options.............         --          --
Amortization of unearned stock
  compensation........................         --       1,325
Exercise of stock options.............         --          99
Repurchase of common stock............         --         (10)
Net loss..............................     (7,601)     (7,601)
                                         --------     -------
Balances, March 31, 1999..............    (13,771)      3,414
Exercise of stock options.............         --         456
Issuance of common stock in connection
  with the Company's IPO, net.........         --      40,815
Unearned compensation related to
  grants of stock options.............         --          --
Conversion of preferred stock into
  common stock in connection with the
  Company's IPO.......................         --          --
Conversion of preferred stock into
  common stock in connection with the
  Marketwave acquisition..............         --          --
Exercise of warrants for shares of
  common stock........................         --         245
Amortization of unearned stock
  compensation........................         --       3,427
Net loss..............................     (9,481)     (9,481)
                                         --------     -------
Balances, December 31, 1999
  (unaudited).........................   $(23,252)    $38,876
                                         ========     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             ACCRUE SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                      YEAR ENDED MARCH 31,         DECEMBER 31,
                                                   ---------------------------   -----------------
                                                    1997      1998      1999      1998      1999
                                                   -------   -------   -------   -------   -------
                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net loss.......................................  $(1,969)  $(4,201)  $(7,601)  $(5,437)  $(9,481)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Common stock issued for acquisition of
       in-process technology.....................       27        --        --        --        --
     Common stock issued for services............       --        --       167        --        --
     Depreciation and amortization...............       41       151       240       167       342
     Provision for sales returns and doubtful
       accounts..................................       --        23       237        62       155
     Amortization of discount on line of
       credit....................................       --        --        --        --         7
     Stock-based compensation expense............       --        --     1,325       620     3,427
     Changes in operating assets and liabilities:
       Restricted cash...........................       --        --        --        82        --
       Accounts receivable.......................      (55)     (818)   (1,394)     (347)   (2,500)
       Prepaid expenses and other current
          assets.................................      (37)      (20)     (131)      (41)     (354)
       Notes receivable..........................       --        --        --        --      (783)
       Other assets..............................      (15)        3      (127)       --        75
       Accounts payable..........................      151       137       333       275       612
       Accrued liabilities.......................       55       106       486       344     1,513
       Accrued costs related to merger and
          acquisition............................       --        --        --        --       598
       Deferred revenue..........................       23       180       922       516     1,529
                                                   -------   -------   -------   -------   -------
          Net cash used in operating
            activities...........................   (1,779)   (4,439)   (5,543)   (3,759)   (4,860)
                                                   -------   -------   -------   -------   -------
Cash flows from investing activities:
  Acquisition of property and equipment..........     (460)     (291)     (531)     (377)   (1,275)
  Purchase of software license...................       --       (50)       --        --        --
                                                   -------   -------   -------   -------   -------
          Net cash used in investing
            activities...........................     (460)     (341)     (531)     (377)   (1,275)
                                                   -------   -------   -------   -------   -------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock, net
     of issuance costs...........................    5,730       813     7,874     7,364        --
  Proceeds from initial public offering, net of
     issuance costs..............................       --        --        --        --    40,815
  Proceeds from equipment loan...................       --       406        --        --       602
  Proceeds from issuance of common stock
     warrant.....................................        4        --        --        --        --
  Proceeds from notes payable....................       --       500       500      (520)       --
  Proceeds from stock options exercised..........       --        31        99        57       694
  Proceeds from issuance of common stock.........       22        --         3        --        --
  Repurchase of common stock.....................       --        --       (10)       --        --
  Repayment of equipment loan....................       --        --      (100)      (68)     (907)
                                                   -------   -------   -------   -------   -------
          Net cash provided by financing
            activities...........................    5,756     1,750     8,366     6,833    41,204
                                                   -------   -------   -------   -------   -------
Net increase (decrease) in cash and cash
  equivalents....................................    3,517    (3,030)    2,292     2,697    35,069
Cash and cash equivalents at beginning of
  period.........................................       83     3,600       570       479     2,862
                                                   -------   -------   -------   -------   -------
Cash and cash equivalents at end of period.......  $ 3,600   $   570   $ 2,862   $ 3,176   $37,931
                                                   =======   =======   =======   =======   =======
Supplemental disclosure of cash flow information:
  Notes payable converted to preferred stock.....  $   100   $    --   $ 1,000   $    --   $    --
                                                   =======   =======   =======   =======   =======
  Interest paid..................................  $     3   $    18   $    47   $    --   $    --
                                                   =======   =======   =======   =======   =======
  Unearned compensation related to grants of
     stock options...............................  $    --   $    --   $ 6,254   $ 5,847   $ 3,652
                                                   =======   =======   =======   =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             ACCRUE SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION RELATING TO THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- FORMATION AND BUSINESS OF ACCRUE:

     Accrue Software, Inc. ("Accrue") was formed in February 1996 and is a provider of enterprise e-business analysis solutions. The activity from February 1996 through March 31, 1996 was insignificant. The activity included $8 of research and development expense and the issuance of a convertible promissory note as discussed in Note 7. The $8 of research and development expense was included in fiscal year 1997 results of operations. Accrue's principal products, Accrue Insight and Accrue Hit List, are an e-business analysis software that allows organizations to evaluate the effectiveness of their e-business initiatives by providing data in a format that facilitates strategic merchandising and marketing decisions. Accrue Insight and Accrue Hit List offer users detailed Web-site traffic information, visitor data, and content effectiveness metrics. Web site managers and marketers can analyze this data to make merchandising and marketing decisions which maximize revenue, profit and customer retention. Accrue also provides professional services to assist customers in Accrue product deployment.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

     The financial statements include the accounts of Accrue and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

INTERIM FINANCIAL STATEMENTS (UNAUDITED)

     The financial statements as of December 31, 1999 and for the nine months ended December 31, 1998 and 1999 are unaudited but have been prepared in accordance with generally accepted accounting principles for interim financial statements and the rules of the Securities and Exchange Commission and do not include all disclosures required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year. The financial data and other information disclosed in the notes to the financial statements for these periods are unaudited.

CERTAIN RISKS AND CONCENTRATIONS

     Accrue's cash and cash equivalents as of December 31, 1999 are on deposit with three U.S. financial institutions.

     Accrue performs ongoing credit evaluations of its customers and collateral is not required. Accrue maintains allowances for potential returns and credit losses.

     At March 31, 1998, two customers individually accounted for 11% and 11% of accounts receivable. At March 31, 1999, one customer individually accounted for 11% of accounts receivable. At December 31, 1999 two customers individually accounted for 12% and 11% of accounts receivable.

                             ACCRUE SOFTWARE, INC.

  (INFORMATION RELATING TO THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The market in which Accrue competes is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and emerging industry standards. Significant technological change could adversely affect Accrue's operating results and subject Accrue to returns of products. While Accrue has ongoing programs to minimize the adverse effect of such changes and considers technological change in estimating its allowance, such estimates could change in the future.

     Accrue licenses technology that is incorporated into its products from certain third parties. Any significant interruption in the supply or support of any licensed software could adversely affect Accrue's sales, unless and until Accrue can replace the functionality provided by this licensed software. Because Accrue's products incorporate software developed and maintained by third parties, Accrue depends on such third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could adversely impact Accrue's business.

USE OF ESTIMATES

     Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject Accrue to concentrations of credit risks principally comprise cash and cash equivalents. Cash equivalents are highly liquid investments with original or remaining maturities of three months or less as of the date of purchase. Cash equivalents present insignificant risk of changes in value because of interest rate changes. Accrue has not experienced significant losses relating to any investment instruments.

     The amounts reported for cash equivalents, receivables, notes payable and long-term debt are considered to approximate fair values based upon comparable market information available at the balance sheet date.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation expense is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years. Leasehold improvements are amortized on a straight line basis over the estimated life of the lease, or the useful life of the asset, whichever is shorter.

     Maintenance and repairs are charged to expense as incurred. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

                             ACCRUE SOFTWARE, INC.

  (INFORMATION RELATING TO THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

REVENUE RECOGNITION

     Accrue adopted the provisions of Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition", as amended by Statement of Position 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2, effective April 1, 1998. SOP 97-2 supersedes Statement of Position 91-1, Software Revenue Recognition, and delineates the accounting for software product, products including software that is not incidental to the product, and maintenance revenues. Under SOP 97-2, Accrue recognizes product revenues upon shipment if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable and product returns are reasonably estimable. Accrue generally does not allow product returns; however, in the past, upon request by a customer and approval of management, certain returns have been allowed. Therefore, provision for estimated product returns are recorded at the time the products are shipped.

     For contracts with multiple obligations (e.g. deliverable and undeliverable products, maintenance, installation and other services), revenue is allocated to each component of the contract based on objective evidence of its fair value, which is specific to Accrue, or for products not being sold separately, the price established by management. Accrue recognizes revenue allocated to undelivered products when the criteria for product revenue set forth above are met. Accrue recognizes revenue allocated to maintenance fees, including amounts allocated from product revenue, for ongoing customer support and product updates ratably over the period of the maintenance contract. Payments for maintenance fees are generally made in advance and are non-refundable. For revenue allocated to consulting services, such as installation and training, Accrue recognizes revenue as the related services are performed.

     Prior to the adoption of SOP 97-2, effective April 1, 1998, Accrue recognized revenue from the sale of products upon shipment if remaining obligations were insignificant and collection of the resulting accounts receivable was probable. Provisions for the estimated product returns were accrued upon shipment. Revenue from software maintenance contracts, including amounts unbundled from product sales, were deferred and recognized ratably over the period of the contract. Consulting services revenue was recognized as the related services were performed.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are charged to operations as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. Amounts that could have been capitalized under Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," have been insignificant and therefore no costs have been capitalized to date.

ADVERTISING EXPENSE

     Accrue accounts for advertising costs as expense in the period in which they are incurred. Advertising expense for the years ended March 31, 1997, 1998 and 1999 was $1, $41 and $52, respectively, and for the nine months ended December 31, 1998 and 1999 was $52 and $171, respectively.

                             ACCRUE SOFTWARE, INC.

  (INFORMATION RELATING TO THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

INCOME TAXES

     Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The provision for income tax expense is comprised of income taxes payable for the current period, plus the net change in deferred tax amounts during the period.

NET LOSS PER SHARE

     Basic and diluted net loss per share are computed using the weighted average number of common shares outstanding. Options, warrant, shares subject to repurchase and preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

     A reconciliation of shares used in the calculation of net loss per share follows:

                                                                                NINE MONTHS
                                                                                   ENDED
                                                  YEARS ENDED MARCH 31,        DECEMBER 31,
                                               ---------------------------   -----------------
                                                1997      1998      1999      1998      1999
                                               -------   -------   -------   -------   -------
                                                                                (UNAUDITED)
NET LOSS PER SHARE, BASIC AND DILUTED:
  Net loss...................................  $(1,969)  $(4,201)  $(7,601)  $(5,437)  $(9,481)
                                               =======   =======   =======   =======   =======
  Weighted average shares of common stock
     outstanding.............................    2,690     4,331     5,800     5,717    16,146
  Less: Weighted average shares subject to
     repurchase..............................       --       (67)   (1,130)   (1,077)   (1,963)
                                               -------   -------   -------   -------   -------
  Shares used in computing net loss per
     share, basic and diluted................    2,690     4,264     4,670     4,640    14,183
                                               =======   =======   =======   =======   =======
  Net loss per share, basic and diluted......  $ (0.73)  $ (0.99)  $ (1.63)  $ (1.17)  $ (0.67)
                                               =======   =======   =======   =======   =======
  Antidilutive options, warrant, shares
     subject to repurchase and preferred
     stock not included in loss per share
     calculations............................    4,844     5,606    14,319    14,765     3,792
                                               =======   =======   =======   =======   =======

STOCK-BASED COMPENSATION

     Accrue accounts for its stock-based compensation in accordance with the provision of Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees" and presents disclosures required by Statement of Financial Accounting Standard No. 123 ("SFAS No. 123").

                             ACCRUE SOFTWARE, INC.

  (INFORMATION RELATING TO THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

COMPREHENSIVE INCOME

     Accrue has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There was no difference between Accrue's net loss and its total comprehensive loss for the years ended March 31, 1997, 1998, and 1999 and the nine months ended December 31, 1998 and 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, or ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. Accrue does not expect SOP 98-1, which is effective for financial statements for fiscal years beginning after December 15, 1998, to have a significant effect on its financial condition or results of operations.

     In April 1998, the AICPA issued Statement of Position 98-5, or SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. Accrue believes the adoption of SOP 98-5 will not have a material impact on its results of operations.

     In June 1998, the FASB issued Statement of Financial Accounting Standard No. 133, ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and hedging activities. SFAS No. 133, as amended, is effective for the Company's fiscal year ending December 31, 2000. Accrue does not expect SFAS No. 133 to have a significant effect on its financial condition or results of operations.

     In December 1998, the Accounting Standards Executive Committee, or AcSEC, issued Statement of Position 98-9, ("SOP 98-9"), "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence ("VSOE") of the fair values of all the undelivered elements that are not accounted for by means of long-term contract accounting, and (2) VSOE of fair value does not exist for one or more of the delivered elements, and
(3) all revenue recognition criteria of SOP 97-2 and SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. Retroactive application is prohibited. Accrue does not expect SOP 98-9 to have any effect on its results of operations.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 or SAB 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides

                             ACCRUE SOFTWARE, INC.

  (INFORMATION RELATING TO THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

guidance for disclosures related to revenue recognition policies. Management believes that the impact of SAB 101 will not have a material effect on the financial position or results of operations of Accrue.

NOTE 3 -- ACQUISITION OF MARKETWAVE CORPORATION:

     On September 30, 1999, Accrue completed a merger with Marketwave Corporation ("Marketwave") in which Marketwave became a wholly-owned subsidiary of Accrue. Approximately 2,880 shares of common stock were issued in exchange for all the outstanding common stock of Marketwave based on a conversion ratio of .1858 shares of Accrue common stock for each share of Marketwave.

     Accrue also assumed the remaining outstanding Marketwave stock options that were converted to options to purchase approximately 566 shares of Accrue's common stock. The transaction was accounted for as a pooling of interests in fiscal year 2000; therefore, Accrue's financial statements have been restated for all periods prior to the business combination to include the combined financial results of Accrue and Marketwave.

     The following table shows the historical results of Accrue and Marketwave for the periods prior to the consummation of the merger of the two entities:

                                                                YEARS ENDED MARCH 31,
                                                            -----------------------------
                                                             1997       1998       1999
                                                            -------    -------    -------
Revenues
  Accrue..................................................  $   182    $ 1,120    $ 2,952
  Marketwave..............................................      248        937      1,732
                                                            -------    -------    -------
     Total................................................  $   430    $ 2,057    $ 4,684
                                                            =======    =======    =======
Net loss
  Accrue as previously reported...........................  $(1,927)   $(3,921)   $(6,643)
  Marketwave as previously reported.......................      (42)      (280)      (958)
                                                            -------    -------    -------
     Total................................................  $(1,969)   $(4,201)   $(7,601)
                                                            =======    =======    =======

NOTE 4 -- BALANCE SHEET COMPONENTS:

ACCOUNTS RECEIVABLE

                                                              MARCH 31,
                                                            --------------    DECEMBER 31,
                                                            1998     1999         1999
                                                            ----    ------    ------------
                                                                              (UNAUDITED)
Accounts receivable.......................................  $873    $2,126       $4,719
Less: Allowance for sales returns and doubtful accounts...   (25)     (121)        (369)
                                                            ----    ------       ------
                                                            $848    $2,005       $4,350
                                                            ====    ======       ======

                             ACCRUE SOFTWARE, INC.

  (INFORMATION RELATING TO THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

PROPERTY AND EQUIPMENT

                                                              MARCH 31,
                                                           ---------------    DECEMBER 31,
                                                           1998      1999         1999
                                                           -----    ------    ------------
                                                                              (UNAUDITED)
Computer equipment.......................................  $ 541    $  910       $1,553
Software.................................................     75       167          361
Furniture and fixtures...................................    146       215          517
Leasehold improvements...................................      7         7           97
                                                           -----    ------       ------
                                                             769     1,299        2,528
Less: Accumulated depreciation and amortization..........   (182)     (405)        (693)
                                                           -----    ------       ------
                                                           $ 587    $  894       $1,835
                                                           =====    ======       ======

ACCRUED LIABILITIES

                                                              MARCH 31,
                                                             ------------    DECEMBER 31,
                                                             1998    1999        1999
                                                             ----    ----    ------------
                                                                             (UNAUDITED)
Compensation...............................................  $ 89    $259       $  745
Accrued royalties..........................................    19     206          177
Sales tax..................................................    --     150          130
Commission payable.........................................     6     147          942
Other......................................................   191      29          311
                                                             ----    ----       ------
                                                             $305    $791       $2,305
                                                             ====    ====       ======

NOTE 5 -- COMMITMENTS:

     On April 1, 1999, Accrue entered into a noncancelable operating lease for its office facility for the three year period April 1, 1999 to March 31, 2002. Minimum future lease payments under this agreement are as follows:

                                                              OPERATING
                    YEAR ENDED MARCH 31,                        LEASE
                    --------------------                      ---------
2000........................................................   $  389
2001........................................................      403
2002........................................................      324
                                                               ------
                                                               $1,116
                                                               ======

     Rent expense was $147, $227, and $293 for the years ended March 31, 1997, 1998 and 1999, respectively, and $215 and $320 for the nine months ended December 31, 1998 and 1999, respectively.

                             ACCRUE SOFTWARE, INC.

  (INFORMATION RELATING TO THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 6 -- LONG-TERM DEBT:

     In September 1997, Accrue entered into a loan and security agreement with a financial institution under which Accrue can borrow up to an aggregate amount of $2,000. The total agreement includes a revolving line of credit (revolving line) for up to $1,000 and an equipment line of credit (equipment line) for up to $1,000. The revolving line consists of advances against eligible accounts receivable in an aggregate amount not to exceed the total of the committed revolving line or the borrowing base, whichever is less, minus any outstanding letters of credit. Advances against the revolving line bear interest at the bank's prime rate (7.75% at March 31, 1999) plus 0.5% and are due in monthly payments. At March 31, 1999 and December 31, 1999, there have been no advances against the revolving line.

     The equipment line consists of advances for acquisition of equipment through June 18, 1998. Each advance bears interest at the bank's prime rate (7.75% at March 31, 1999) plus 1% and is due in 36 monthly principal and interest payments. The revolving line and equipment line mature on June 18, 2001 and are collateralized by all assets of Accrue, including receivables, equipment and intellectual property.

     Under these agreements, Accrue is required to comply with certain covenants, among which are minimum quick ratios, debt to net worth ratios, tangible net worth ratios and profitability. Accrue was not in compliance with the aforementioned minimum quick ratios or the tangible net worth requirements. However, the financial institution provided a waiver in perpetuity for these instances of non-compliance.

     On May 25, 1999, Accrue entered into an irrevocable commitment with a financial institution for a working capital line of credit under which Accrue can borrow up to an aggregate of $2,000. This line of credit will replace the $1,000 revolving line discussed above and expires in June 2000. This line of credit has a borrowing base of the lessor of 80% of eligible accounts receivable or $2,000. Advances against the line of credit bear interest at prime plus 1% to prime plus 5%, depending upon certain conditions. In connection with the line of credit agreement, Accrue has a commitment fee of $15 and has granted the financial institution a warrant to purchase 14 shares of common stock. The warrant expires on May 25, 2004. Accrue valued the warrant using the Black-Scholes method and is amortizing the value as interest expense over the term of the agreement.

     At March 31, 1999, future minimum payments under the equipment line are as follows:

                    YEAR ENDED MARCH 31,
                    --------------------
2000........................................................  $ 136
2001........................................................    145
2002........................................................     24
                                                              -----
Total principal amounts due.................................    305
Less current portion........................................   (136)
                                                              -----
Long-term portion...........................................  $ 169
                                                              =====

     The balance of the equipment line was paid off in August 1999.

                             ACCRUE SOFTWARE, INC.

  (INFORMATION RELATING TO THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7 -- SUBORDINATED CONVERTIBLE NOTES PAYABLE:

     In February and April 1996, Accrue issued convertible promissory notes in the principal amounts of $100 and $50, respectively, to an accredited investor. On May 3, 1996, the promissory notes were canceled and converted into 214 shares of Series A preferred stock.

     In April 1996, Accrue issued a convertible promissory note in the principal amount of $100 to an accredited investor. On September 18, 1996, the promissory note was canceled and converted into 47 shares of Series B preferred stock.

     In January 1998, Accrue received commitments to purchase $1,000 of convertible subordinated promissory notes from venture capitalists. All principal and accrued interest, at 6% per annum, is due 180 calendar days from the date of each note. Accrue had the right to draw down the notes in increments of at least $100 and $1,000 was drawn down. On June 2, 1998 the $1,000 subordinated promissory notes were converted into 461 shares of Series D preferred stock at $2.17 per share.

NOTE 8 -- STOCKHOLDERS' EQUITY:

CONVERTIBLE PREFERRED STOCK

     The following is a summary of Series A-E ("Preferred Stock") convertible preferred stock authorized, issued and outstanding:

                                                              SHARES ISSUED AND
                                                           OUTSTANDING AT MARCH 31,
                                               SHARES      ------------------------
                  SERIES                     AUTHORIZED    1997     1998      1999
                  ------                     ----------    -----    -----    ------
  A........................................       750        743      743       743
  B........................................     2,000      1,845    1,845     1,845
  C........................................       550        490      513       513
  C.1......................................       465         --      293       437
  C.2......................................       929         --       --       847
  D........................................     1,000         --       --       929
  E........................................     5,250         --       --     5,003
                                               ------      -----    -----    ------
                                               10,944      3,078    3,394    10,317
                                               ======      =====    =====    ======

     Authorized shares of Preferred Stock of 627 remain undesignated.

DIVIDENDS

     The holders of shares of Series A, Series B, Series C, Series D and Series E Preferred Stock are entitled to receive noncumulative dividends at the per share rate equal to $0.07, $0.22, $0.28, $0.22 and $0.10, respectively per annum, payable when and as declared by the Board of Directors. The holders of shares of Series C.1 and Series C.2 preferred stock are entitled to receive a noncumulative cash dividend, if and when declared by the Board of Directors in its discretion. For any other dividends or distributions, the outstanding shares of Preferred Stock shall participate with common stock on an as-converted basis. No dividends have been declared or paid from inception through March 31, 1999 or during the nine months ended December 31, 1999.

                             ACCRUE SOFTWARE, INC.

  (INFORMATION RELATING TO THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

LIQUIDATION

     In the event of any liquidation, dissolution or winding up of Accrue, either voluntary or involuntary, the holders of Series A, Series B, Series C, Series C.1, Series C.2, Series D and Series E preferred stock shall be entitled to receive, prior and in preference to any distribution of any assets of Accrue to the holders of common stock, an amount per share equal to the sum of (i) $0.70, $2.17, $2.80, $2.56, $1.83, $2.17 and $1.00, respectively, for each outstanding share of Preferred Stock and (ii) an amount equal to declared but unpaid dividends on such shares. Thereafter, the remaining assets or property distributable upon such liquidation shall be divided pro rata among the holders of common stock.

CONVERSION

     Each share of Series A, Series B, Series C.1, Series C.2 and Series E preferred stock is convertible, at the option of the holder, into shares of common stock at the conversion rate of 1:1. Each share of Series C and Series D stock is convertible, at the option of the holder, into shares of common stock at the conversion rate of 1.314:1 and 2.17:1, respectively. Each share of Preferred Stock shall automatically be converted into shares of common stock immediately upon the earlier of the closing of a firm commitment of an underwritten public offering in which the public offering results in not less than $15,000 to Accrue and the per share price to the public which is at least $9.00.

VOTING

     The holder of each share of Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which each share of Preferred Stock could be converted on the record date for the vote or consent of shareholders, except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of the common stockholders.

COMMON STOCK

     In May 1996, Accrue issued 2,686 shares of common stock to a stockholder in exchange for in-process technology. The in-process technology consisted of certain software source and object code which had not yet reached technological feasibility and for which no future alternative use existed. The historical cost basis of $27 attributable to the in-process technology was recorded as research and development expense.

     Holders of common stock are entitled to dividends as and when declared by the Board of Directors subject to the prior rights of the preferred stockholders. Each share of common stock has the right to one vote. No dividends have been declared or paid as of March 31, 1999 and December 31, 1999.

                             ACCRUE SOFTWARE, INC.

  (INFORMATION RELATING TO THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Accrue has reserved common stock for issuance of Preferred Stock as follows:

                                                          SHARES RESERVED AT MARCH 31,
                                                         ------------------------------
                        SERIES                            1997       1998        1999
                        ------                           -------    -------    --------
  A....................................................     750        750         750
  B....................................................   2,000      2,000       2,000
  C....................................................     550        550         550
  C.1..................................................      --        465         465
  C.2..................................................      --         --         929
  D....................................................      --         --       1,000
  E....................................................      --         --       5,250
                                                          -----      -----      ------
                                                          3,300      3,765      10,944
                                                          =====      =====      ======

COMMON STOCK WARRANTS

     In May 1996, Accrue issued a warrant to purchase 350 shares of common stock of Accrue at an exercise price of $0.70 per share for $4 in cash to a stockholder. The cash proceeds were recorded in additional paid-in capital. The warrant was exercised at the time of the initial public offering.

     On May 23, 1999, Accrue issued an option to purchase 20 shares of common stock to a director and investment partnership affiliate. The option vests over 4 years and has a life of 10 years. Accrue valued the option using the Black-Scholes method and is amortizing the value as general and administrative expense over the term of the option.

INITIAL PUBLIC OFFERING

     On May 23, 1999, the Board of Directors authorized Accrue to undertake an initial public offering ("IPO") of Accrue's common stock. In addition, the articles of incorporation were amended and restated to provide for (i) the automatic conversion of Preferred Stock into common stock at an IPO price of at least $7.00 per share and net proceeds of $15,000 and (ii) concurrently with the closing of the IPO, the authorization of 75,000 shares of common stock and 5,000 shares of Preferred Stock.

     On July 27, 1999, the Company consummated its initial public offering of common stock, in which it sold 4,485 shares of its common stock at a price of $10 per share, raising $44,852 in gross proceeds. Offering proceeds to Accrue, net of approximately $4,040 in aggregate underwriters discounts, commissions and related offering expenses, were approximately $40,810. Upon closing of the initial public offering, each outstanding share of Series A, Series B, Series C, Series D and Series E convertible preferred stock was converted into one share of common stock, resulting in the issuance of 10,280 shares of common stock.

STOCK OPTION PLANS

     Under Accrue's 1996 Stock Option Plan (the "Plan"), as amended, Accrue is authorized to issue up to 6,130 shares of common stock. Under the Plan, incentive options to purchase Accrue's

                             ACCRUE SOFTWARE, INC.

  (INFORMATION RELATING TO THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

common stock may be granted to employees at prices not lower than fair market value at the date of grant, as determined by the Board of Directors. Non-qualified stock options may be granted to employees, directors and consultants, at prices not lower than 85% of fair market value at the date of grant, as determined by the Board of Directors. The Board also has the authority to set the term of the options (no longer than ten years from date of grant). Options granted generally vest over four years. Unexercised options expire 30 days after termination of employment with Accrue.

     On May 23, 1998, the Board of Directors and stockholders approved the 1999 Employee Stock Purchase Plan ("Purchase Plan"), and the 1999 Directors' Option Plan ("Directors' Plan").

     Accrue intends for the Purchase Plan to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 20% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of Accrue's common stock at the beginning or end of the offering period. Accrue has reserved 500 shares of common stock for issuance under the Purchase Plan.

     The Directors' Plan provides for automatic grant of an option to purchase 50 shares of common stock upon election of each non-employee director and an additional option to purchase 5 shares of common stock annually thereafter. The Directors' Plan provides that initial options shall become exercisable in installments as to 1/48th of the number of shares subject to the option each month after the date of grant. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of Accrue's common stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years. Accrue reserved 250 shares of common stock for issuance under the Directors' Plan.

     Accrue has, in connection with the purchase of Marketwave, assumed the stock option plan of Marketwave. A total of 566 shares of Accrue's common stock have been reserved for issuance under the assumed plan.

     During 1999, Accrue granted an immediately exercisable option to purchase 1,606 shares of common stock to an officer. The option was exercised in October 1998. In connection with the exercise, Accrue received a full-recourse promissory note receivable agreement from the officer for $193. The note bears interest at 5.06% per annum and is payable in full on October 1, 2002. Under the terms of the agreement, the shares issued are subject to repurchase by Accrue at a rate of 1/4 one year subsequent to the date of purchase and 1/48 thereafter. At March 31, 1999, 1,606 shares were subject to repurchase.

     During fiscal year 1999, Accrue issued 53 shares of restricted common stock to non-employees for consulting services provided. Accrue valued these shares using the Black-Scholes method. The total estimated fair value was $167 and is included in general and administrative expense.

                             ACCRUE SOFTWARE, INC.

  (INFORMATION RELATING TO THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Activity under the Plans is as follows:

                                                                  OUTSTANDING OPTIONS
                                                   -------------------------------------------------
                                                                                            WEIGHTED
                                        SHARES                                              AVERAGE
                                       AVAILABLE    NUMBER        EXERCISE      AGGREGATE   EXERCISE
                                       FOR GRANT   OF SHARES       PRICE          PRICE      PRICE
                                       ---------   ---------   --------------   ---------   --------
Shares reserved......................    2,307
Options granted......................   (1,416)      1,416     $0.01 - $0.28    $     79     $0.06
                                        ------      ------                      --------
Balances, March 31, 1997.............      891       1,416     $0.01 - $0.28          79     $0.06
Shares reserved......................      400
Options granted......................   (1,123)      1,123     $0.28 - $0.35         342     $0.30
Options exercised....................       --        (463)    $0.01 - $0.35         (30)    $0.06
Options canceled.....................      304        (304)    $0.01 - $0.35         (51)    $0.17
                                        ------      ------                      --------
Balances, March 31, 1998.............      472       1,772     $0.01 - $0.35         340     $0.19
Shares reserved......................    4,352
Options granted......................   (3,686)      3,686     $0.12 - $0.75         747     $0.20
Options exercised....................       --      (2,418)    $0.01 - $0.35        (332)    $0.14
Options canceled.....................      533        (533)    $0.01 - $0.35        (112)    $0.21
                                        ------      ------                      --------
Balances, March 31, 1999.............    1,671       2,507     $0.01 - $0.75    $    643     $0.26
Shares reserved (unaudited)..........      629          --           --               --        --
Options granted (unaudited)..........   (2,154)      2,154     $0.44 - $50.81     20,217     $9.39
Options exercised (unaudited)........       --      (1,780)    $0.01 - $1.00        (492)    $0.28
Options canceled (unaudited).........      650        (650)    $0.12 - $19.44     (1,800)    $2.77
                                        ------      ------                      --------
Balances, December 31, 1999
  (unaudited)........................      796       2,231     $0.12 - $50.81   $ 18,568     $8.32
                                        ======      ======                      ========

     The following table summarizes information with respect to stock options outstanding at March 31, 1999:

                                                         OPTIONS CURRENTLY
                OPTIONS OUTSTANDING                         EXERCISABLE
----------------------------------------------------   ----------------------
                               WEIGHTED
                                AVERAGE     WEIGHTED                 WEIGHTED
                               REMAINING    AVERAGE                  AVERAGE
  EXERCISE        NUMBER      CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
    PRICE       OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
-------------   -----------   -----------   --------   -----------   --------
$        0.01        144         9.42        $0.01          39        $0.01
$0.11 - $0.16      1,295         9.34        $0.12         278        $0.12
$0.22 - $0.35        415         9.29        $0.34          89        $0.32
$0.43 - $0.75        653         9.82        $0.56          36        $0.43
                   -----                                   ---
                   2,507                                   442
                   =====                                   ===

     At March 31, 1997, 1998 and 1999 vested options to purchase zero, 196 and 124 shares of common stock respectively, were unexercised.

                             ACCRUE SOFTWARE, INC.

  (INFORMATION RELATING TO THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

STOCK-BASED COMPENSATION

     During 1999, Accrue issued stock purchase rights and options to certain employees under the Plan with exercise prices below the deemed fair market value of Accrue's common stock at the date of grant. In accordance with the requirements of APB 25, Accrue has recorded unearned compensation for the differences between the purchase price of stock issued to employees under stock purchase rights or the exercise price of the stock options and the deemed fair market value of Accrue's stock at the date of grant. This unearned compensation is amortized to expense over the period during which Accrue's right to repurchase the stock lapses or options become exercisable, generally four years. At December 31, 1999, Accrue has recorded unearned compensation related to these options in the total amount of $9,906, of which $1,325 had been amortized to expense during the year ended March 31, 1999 and $620 and $3,427, respectively, for the nine months ended December 31, 1998 and 1999.

     If the stock-based compensation for the periods had been allocated across the relevant functional expense categories within operating expenses, the allocation would be as follows:

                                                MARCH 31,   DECEMBER 31,   DECEMBER 31,
                                                  1999          1998           1999
                                                ---------   ------------   ------------
Research and development......................   $  486         $229          $1,268
Sales and marketing...........................      384          180             994
General and administrative....................      455          211           1,165
                                                 ------         ----          ------
                                                 $1,325         $620          $3,427
                                                 ======         ====          ======

     The following information is presented in accordance with the disclosure requirements of SFAS 123. The fair value of each option grant to employees has been estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants:

                                                       1997       1998       1999
                                                      -------    -------    -------
Risk-free interest rates............................     6.60%      6.19%      4.91%
Expected life.......................................  5 years    5 years    5 years
Expected dividends..................................       --         --         --

     The weighted average fair value of the options granted was $0.01, $0.08 and $0.14 per share for the years ended March 31, 1997, 1998 and 1999, respectively.

     Had compensation expense for the stock plans been determined based on the fair value at the grant date for options granted in 1997, 1998 and 1999, consistent with the provisions of SFAS 123, the pro forma net loss would have been reported as follows:

                                                     1997       1998       1999
                                                    -------    -------    -------
Net loss -- as reported...........................  $(1,969)   $(4,201)   $(7,601)
Net loss -- pro forma.............................  $(1,970)   $(4,236)   $(7,710)
Net loss per share -- as reported.................  $ (0.73)   $ (0.99)   $ (1.63)
Net loss per share -- pro forma...................  $ (0.73)   $ (0.99)   $ (1.65)

                             ACCRUE SOFTWARE, INC.

  (INFORMATION RELATING TO THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Such pro forma disclosures may not be representative of future compensation cost because options generally vest over several years and additional grants are made each year.

NOTE 9 -- PROFIT SHARING PLAN:

     Accrue sponsors a 401(k) Profit Sharing Plan covering all of its domestic employees. Under this plan, participating employees may elect to contribute up to 20% of their cash compensation, subject to certain limitations. Accrue may elect to make contributions to the plan at the discretion of the Board of Directors. No contributions have been made by Accrue as of December 31, 1999. All employee contributions are 100% vested.

NOTE 10 -- INCOME TAXES:

     There is no provision for income taxes for the years ended March 31, 1997, 1998 and 1999 nor the nine months ended December 31, 1998 and 1999. The difference between the amount of income tax benefit recorded of zero and the amount of income tax benefit calculated using the federal statutory rate of 34% is due to net operating losses being fully offset by a valuation allowance.

     At March 31, 1999, Accrue has federal and state net operating loss carryforwards of approximately $9,970 and $10,260, respectively, available to offset future regular and alternative minimum taxable income, if any. In addition, Accrue has federal and state tax credits of approximately $410 and $180, respectively, to offset future tax liabilities, if any. These operating loss carryforwards and credits will expire between 2003 to 2014, if not utilized beforehand.

     For federal and state tax purposes, a portion of Accrue's net operating loss carryforwards may be subject to certain limitations on utilization in case of a change in ownership, as defined by federal and state tax law.

     Temporary differences which give rise to significant portions of deferred tax assets and liabilities are as follows:

                                                                  MARCH 31,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
Deferred tax assets and liabilities:
  Net operating loss carry forwards.........................  $ 2,147    $ 4,297
  Capitalized start up costs................................      321        541
  Research and development credit...........................      369        593
  Other.....................................................       17        231
                                                              -------    -------
                                                                2,854      5,662
Valuation allowance.........................................   (2,854)    (5,662)
                                                              -------    -------
                                                              $    --    $    --
                                                              =======    =======

     Accrue has recorded a full valuation allowance due to uncertainties concerning the recovery of the deferred tax assets. The valuation allowance increased by $957, $1,782 and $2,808 in 1997, 1998 and 1999, respectively.

                             ACCRUE SOFTWARE, INC.

  (INFORMATION RELATING TO THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 11 -- SIGNIFICANT CUSTOMER AND GEOGRAPHIC INFORMATION:

     Accrue has adopted the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 131, ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 31, 1997.

     Accrue has one reportable segment. Management uses one measurement of profitability for its business. Accrue markets its products and related services to customers in many industries in the United States and Europe. Revenue by geographic region is as follows:

                                                                NINE MONTHS ENDED
                                      YEAR ENDED MARCH 31,        DECEMBER 31,
                                    ------------------------    -----------------
                                    1997     1998      1999      1998      1999
                                    ----    ------    ------    ------    -------
                                                                   (UNAUDITED)
United States.....................  $430    $2,044    $4,564    $2,425    $ 9,988
Foreign...........................    --        13       120       233      1,365
                                    ----    ------    ------    ------    -------
                                    $430    $2,057    $4,684    $2,658    $11,353
                                    ====    ======    ======    ======    =======

     Two customers individually accounted for 71% and 10% of revenues in 1997. No customer individually accounted for more than 10% of revenues in 1998 and 1999 nor the nine months ended December 31, 1998 and 1999.

NOTE 12 -- SUBSEQUENT EVENT (UNAUDITED):

     On January 14, 2000, Accrue completed the acquisition of NeoVista Software, Inc. in exchange for 1,779 shares of Accrue common stock and 550 options and warrants to acquire Accrue common stock. The acquisition will be accounted for as a purchase.

                             ACCRUE SOFTWARE, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following unaudited pro forma combined condensed financial statements for Accrue Software, Inc. ("Accrue") consist of the Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended March 31, 1999 and the nine months ended December 31, 1999, and the Unaudited Pro Forma Combined Condensed Balance Sheet as of December 31, 1999. These pro forma financial statements give effect to Accrue's acquisition of NeoVista Software, Inc. ("NeoVista") in a business combination accounted for as a purchase, which closed January 14, 2000. In exchange for the acquisition of all of NeoVista's outstanding capital stock, Accrue issued NeoVista shareholders approximately 1,779 shares of its common stock and reserved approximately 550 additional shares for issuance upon the exercise of stock options and warrants of NeoVista which will be converted into options and warrants to purchase shares of Accrue stock.

     The Unaudited Pro Forma Combined Condensed Statement of Operations combine Accrue's historical results of operations for the year ended March 31, 1999 with NeoVista's historical results of operations for the year ended December 31, 1998 and Accrue's historical results of operations for the nine months ended December 31, 1999 with NeoVista's historical results of operations for the nine months ended September 30, 1999. The Unaudited Pro Forma Combined Condensed Balance Sheet combines Accrue's historical balance sheet at December 31, 1999 and NeoVista's historical balance sheet at September 30, 1999. The pro forma financial statements are not necessarily indicative of what the actual operating results or financial position would have been for the combined company had the transaction taken place on April 1, 1998, and do not purport to indicate the results of future operations.

BASIS OF PRESENTATION

     The unaudited pro forma combined condensed financial statements reflect the NeoVista acquisition accounted for using the purchase method of accounting and have been prepared on the basis of assumptions described in the notes thereto including assumptions related to the allocation of the amount of consideration paid to the assets and liabilities of NeoVista based upon preliminary estimates of their fair value. The actual allocation of the consideration to be paid may differ from those assumptions reflected in the pro forma financial statements after valuations and other procedures to be performed related to the NeoVista acquisition are completed.

     In connection with the acquisition of NeoVista, Accrue expects to record a charge to operations related to in-process research and development, currently estimated to be $0.9 million. The Unaudited Pro Forma Combined Condensed Balance Sheet includes the effect of this charge but the Unaudited Pro Forma Combined Condensed Statement of Operations does not reflect this charge because of its nonrecurring nature. The charge related to in-process research and development will be reflected in Accrue's consolidated financial statements for the year ending March 31, 2000. The pro forma financial statements do not include the estimated costs of integration as these costs will affect future operations and do not qualify as liabilities in connection with a purchase business combination under EITF 95-3, "Recognition of Liabilities in Connection with A Purchase Business Combination".

     The pro forma financial statements should be read in conjunction with the related notes included in this document and the audited consolidated financial statements and notes of Accrue and the audited financial statements and notes of NeoVista included elsewhere in this prospectus.

                             ACCRUE SOFTWARE, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                       PRO FORMA
                                         ACCRUE        NEOVISTA                         COMBINED
                                         AS OF           AS OF                           AS OF
                                      DECEMBER 31,   SEPTEMBER 30,    PRO FORMA       DECEMBER 31,
                                          1999           1999        ADJUSTMENTS          1999
                                      ------------   -------------   -----------      ------------
ASSETS
Current Assets:
  Cash and cash equivalents.........    $ 37,931       $    425       $     --          $ 38,356
  Accounts receivable, net..........       4,350            667             --             5,017
  Prepaid expenses and other current
     assets.........................         542            282             --               824
                                        --------       --------       --------          --------
     Total current assets...........      42,823          1,374             --            44,197
Property and equipment, net.........       1,835            379             --             2,214
Intangibles and goodwill............          --             --        129,039(E)        129,039
Other assets........................         860             --             --               860
                                        --------       --------       --------          --------
          Total assets..............    $ 45,518       $  1,753       $129,039          $176,310
                                        ========       ========       ========          ========

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................    $  1,081       $    232       $     --          $  1,313
  Accrued liabilities...............       2,305            423          5,000(A)          7,728
  Accrued liabilities, merger.......         597             --             --               597
  Deferred revenue..................       2,659            635             --             3,294
  Notes and accrued interest payable
     to Shareholders................          --          1,936             --             1,936
  Current portion of long-term
     debt...........................          --            457             --               457
                                        --------       --------       --------          --------
     Total current liabilities......       6,642          3,683          5,000            15,325
Long-term debt, net of current
  portion...........................          --             89             --                89
                                        --------       --------       --------          --------
     Total liabilities..............       6,642          3,772          5,000            15,414
                                        --------       --------       --------          --------
Preferred stock.....................          --         23,869        (23,869)(C)            --
                                        --------       --------       --------          --------
Stockholders' Equity
  Common stock......................          25         80,221        (80,219)(B)            27
  Additional paid-in capital........      67,470             --        122,898(B)        190,368
  Notes receivable from
     stockholders...................        (213)            --             --              (213)
  Unearned compensation.............      (5,154)       (20,591)        20,591(G)         (5,154)
  Accumulated deficit...............     (23,252)       (85,518)        84,638(D,H)      (24,132)
                                        --------       --------       --------          --------
     Total stockholders' equity.....      38,876        (25,888)       147,908           160,896
                                        --------       --------       --------          --------
     Total liabilities, preferred
       stock and stockholders'
       equity.......................    $ 45,518       $  1,753       $129,039          $176,310
                                        ========       ========       ========          ========

         The accompanying notes are an integral part of these pro forma combined condensed financial statements.

                             ACCRUE SOFTWARE, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        PRO FORMA
                                          ACCRUE        NEOVISTA                         COMBINED
                                       FOR THE NINE   FOR THE NINE                     FOR THE NINE
                                       MONTHS ENDED   MONTHS ENDED                     MONTHS ENDED
                                       DECEMBER 31,   SEPTEMBER 30,    PRO FORMA       DECEMBER 31,
                                           1999           1999        ADJUSTMENTS          1999
                                       ------------   -------------   -----------      ------------
Net revenue:
  Software license...................    $  9,049        $   732       $     --          $  9,781
  Maintenance and service............       2,304            996             --             3,300
  Systems hardware and maintenance...          --            620             --               620
                                         --------        -------       --------          --------
     Total revenue...................      11,353          2,348             --            13,701
Cost of revenue:
  Cost of revenue....................       1,493          1,908             --             3,401
                                         --------        -------       --------          --------
Gross profit.........................       9,860            440             --            10,300
                                         --------        -------       --------          --------
Operating expenses:
  Research and development...........       2,815          1,890             --             4,705
  Selling, general and
     administrative..................      10,285          3,462             --            13,747
  Merger costs.......................       3,560             --             --             3,560
  Amortization of intangibles and
     goodwill........................          --             --         32,260(F)         32,260
  Stock-based compensation expense...       3,427          1,800             --             5,227
                                         --------        -------       --------          --------
     Total operating expenses........      20,087          7,152         32,260            59,499
                                         --------        -------       --------          --------
Loss from operations.................     (10,227)        (6,712)       (32,260)          (49,199)
Other income, net....................         788             59             --               847
Interest expense.....................         (42)          (145)            --              (187)
                                         --------        -------       --------          --------
     Net loss........................    $ (9,481)       $(6,798)      $(32,260)         $(48,539)
                                         ========        =======       ========          ========
Net loss per share, basic and
  diluted............................    $  (0.67)       $ (2.02)                        $  (3.04)
                                         ========        =======                         ========
Shares used in computing net loss per
  share, basic and diluted...........      14,183          3,366         (1,587)           15,962
                                         ========        =======       ========          ========

         The accompanying notes are an integral part of these pro forma combined condensed financial statements.

                             ACCRUE SOFTWARE, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ACCRUE         NEOVISTA
                                  FOR THE YEAR    FOR THE YEAR                       PRO FORMA
                                     ENDED           ENDED                          COMBINED FOR
                                   MARCH 31,      DECEMBER 31,     PRO FORMA       THE YEAR ENDED
                                      1999            1998        ADJUSTMENTS      MARCH 31, 1999
                                  ------------    ------------    -----------      --------------
Net revenue:
  Software license..............    $ 3,640         $ 1,324              --           $  4,964
  Maintenance and service.......      1,044           1,616              --              2,660
  Systems hardware and
     maintenance................         --           1,392              --              1,392
                                    -------         -------        --------           --------
     Total revenue..............      4,684           4,332              --              9,016
Cost of revenue:
  Cost of revenue...............        469           2,415              --              2,884
                                    -------         -------        --------           --------
Gross profit....................      4,215           1,917              --              6,132
                                    -------         -------        --------           --------
Operating expenses
  Research and development......      3,166           2,172                              5,338
  Selling, general and
     administrative.............      7,375           3,903              --             11,278
  Merger costs..................         --              --              --                 --
  Amortization of intangibles
     and goodwill...............         --              --          43,015(F)          43,015
  Stock-based compensation
     expense....................      1,325              --              --              1,325
                                    -------         -------        --------           --------
     Total operating expenses...     11,866           6,075          43,015             60,956
                                    -------         -------        --------           --------
Loss from operations............     (7,651)         (4,158)        (43,015)           (54,824)
Other income, net...............         96             129              --                225
Interest expense................        (46)           (160)             --               (206)
                                    -------         -------        --------           --------
     Net loss...................    $(7,601)        $(4,189)       $(43,015)          $(54,805)
                                    =======         =======        ========           ========
Net loss per share, basic and
  diluted.......................    $ (1.63)        $ (1.26)                          $  (8.50)
                                    =======         =======                           ========
Shares used in computing net
  loss per share, basic and
  diluted.......................      4,670           3,320         (1,541)              6,449
                                    =======         =======        ========           ========

         The accompanying notes are an integral part of these pro forma combined condensed financial statements.

                             ACCRUE SOFTWARE, INC.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS
       YEAR ENDED MARCH 31, 1999 AND NINE MONTHS ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- BASIS OF PRO FORMA PRESENTATION:

     The pro forma financial statements give effect to Accrue's acquisition of NeoVista, in a business combination to be accounted for as a purchase, which was consummated on January 14, 2000. Upon the effective date of the acquisition, all outstanding common and preferred stock of NeoVista were converted into shares of Accrue common stock, and all outstanding stock options and warrants to purchase shares of NeoVista common stock were converted into options and warrants to purchase shares of Accrue stock. The aggregate Accrue shares, options and warrants to be issued to the NeoVista stockholders, option holders, and warrant holders will equal 2,329.

     The pro forma financial statements have been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of NeoVista based on preliminary estimates of their fair value. The actual allocation of the consideration to be paid may differ from those assumptions reflected in the pro forma financial statements after valuations and other procedures to be performed related to the NeoVista acquisition have been completed. Accrue does not expect the final allocation of the purchase price will differ materially from the preliminary allocation. In the opinion of Accrue's management, all adjustments necessary to present fairly such pro forma financial statements have been made based on the terms and structure of the NeoVista acquisition. The Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended March 31, 1999 and the nine months ended December 31, 1999 gives effect to this transaction as if it had taken place on April 1, 1998. The Unaudited Pro Forma Combined Condensed Balance Sheet as of December 31, 1999 gives effect to the transaction as if it had taken place on December 31, 1999.

     The pro forma financial statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on April 1, 1998, and do not purport to indicate the results of future operations.

     Accrue issued approximately 1,779 shares of its common stock, valued at $53.62 per share, the average market price per share of Accrue common stock in a range three trading days before and after the announcement date (November 17, 1999) of the acquisition. In addition, Accrue issued approximately 550 options and warrants to purchase shares of its common stock in exchange for all options and warrants to purchase shares of NeoVista common stock. The value of options and warrants to be issued by Accrue was determined by estimating their fair value as of November 17, 1999 using the Black-Scholes option pricing model. The total estimated consideration including acquisition related expenses is $127,900.

     Tangible assets of NeoVista principally include cash and cash equivalents, accounts receivable, fixed assets and other assets. Liabilities of NeoVista assumed principally include accounts payable, accrued liabilities, and long-term debt.

                             ACCRUE SOFTWARE, INC.

                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
       YEAR ENDED MARCH 31, 1999 AND NINE MONTHS ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Below is a table of the estimated purchase price allocation and annual amortization of the intangible assets and goodwill acquired:

                                                                                           ANNUAL
                                                                                        AMORTIZATION
                                                                        AMORTIZATION         OF
                                                                            LIFE        INTANGIBLES
                                                                        ------------    ------------
Purchase price allocation:
  Tangible net liabilities acquired.......................  $ (2,019)        --                --
  Intangible net assets acquired:
    Developed technology..................................     1,101          3               367
    In-process research and development...................       880         --                --
    Assembled workforce...................................     1,456          3               485
    Sales channel/customer relationships..................       105          3                35
    Trademarks/tradenames.................................        49          3                16
    Goodwill..............................................   126,328          3            42,112
                                                            --------
       Total..............................................  $127,900
                                                            ========

     To determine the value of the developed technology, the expected future cash flows attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the developed technology, existing and future markets, and assessments of the stage of the technology's life cycle. The analysis resulted in a valuation for developed technology that had reached technological feasibility and therefore was capitalizable. The developed technology will be amortized on a straight line basis over three years.

     The value allocated to projects identified as in-process research and development will be charged to expense during the quarter ending March 31, 2000 but has not been reflected in the Accrue Unaudited Pro Forma Combined Condensed Statement of Operations as it is non-recurring in nature.

     The write-off will be necessary because the acquired in-process research and development has not yet reached technological feasibility and has no future alternative uses. These products under development may not achieve commercial viability. The nature of the efforts required to develop the purchased in-process research and development into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements.

     The value of the purchased in-process research and development was determined by estimating the projected net cash flows related to the products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products. These cash flows were then discounted back to their net present value. The projected net cash flows from the projects were based on management's estimates of revenues and operating profits related to the projects.

     To determine the revenue attributable to the in-process research technology, consideration was also given to the contribution of the existing technology which will be utilized in the development of

                             ACCRUE SOFTWARE, INC.

                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
       YEAR ENDED MARCH 31, 1999 AND NINE MONTHS ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

the in-process technology, referred to as "core technology." The value allocated to the core technology was determined by assigning a leverage factor to the estimated projected net cash flows related to the products under development after analysis of both the effort and work completed as well as the expected value of the in-process technology. The projected net cash flows from the products assigned to core technology using the leverage factor were then discounted back to their net present value. The core technology is being amortized over its estimated useful life of three years.

     The value allocated to the assembled workforce is attributable to the NeoVista workforce in place after the acquisition which eliminates the need to hire new replacement employees. The value was determined by estimating the cost involved in assembling a new workforce including costs of salaries, benefits, training and recruiting. The value of the assembled workforce will be amortized on a straight-line basis over three years.

     Goodwill is determined based on the residual difference between the amount of consideration to be paid and the values assigned to identified tangible and intangible assets. The goodwill will be amortized on a straight line basis over three years.

NOTE 2 -- PRO FORMA NET LOSS PER SHARE:

     Pro forma basic and diluted net loss per share are based on the weighted average number of shares of Accrue common stock outstanding during the period and the number of shares of Accrue common stock issued in connection with the NeoVista acquisition. The following have not been included in the computation of pro forma diluted net loss per share because their effect would be antidilutive.

                                                            AS OF         AS OF
                                                          MARCH 31,    DECEMBER 31,
                                                            1999           1999
                                                          ---------    ------------
Potential common securities:
  Accrue options, warrant, shares of common stock
     subject to repurchase and preferred stock not
     included in loss per share calculations............   14,319         3,792
  Options and warrants to be issued in connection with
     the NeoVista acquisition...........................      550           550
                                                           ------         -----
                                                           14,869         4,342
                                                           ======         =====

NOTE 3 -- PRO FORMA ADJUSTMENTS:

          A. To reflect the accrual of direct acquisition costs arising from the NeoVista acquisition, including legal, banking, and accounting fees.

          B. To eliminate NeoVista's outstanding common stock ($80,219) and reflect the issuance of approximately 1,779 shares of Accrue's common stock and approximately 550 options and warrants to purchase Accrue's common stock in connection with the acquisition ($122,900).

                             ACCRUE SOFTWARE, INC.

                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
       YEAR ENDED MARCH 31, 1999 AND NINE MONTHS ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

          C. To eliminate NeoVista's outstanding preferred stock ($23,869).

          D. To eliminate NeoVista's accumulated deficit ($85,518).

          E. To record acquired intangible assets and goodwill.

          F. To record the amortization of acquired intangible assets and goodwill.

          G. To eliminate unearned stock compensation recorded on NeoVista's financial statements.

          H. To record the in-process research and development charge ($880).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of NeoVista Software, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of NeoVista Software, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

February 18, 2000

                            NEOVISTA SOFTWARE, INC.

                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          DECEMBER 31,
                                                      --------------------    SEPTEMBER 30,
                                                        1997        1998          1999
                                                      --------    --------    -------------
                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................  $  1,128    $  3,512      $    425
  Accounts receivable, net..........................       979         640           667
  Prepaid expenses and other assets.................       128         225           282
                                                      --------    --------      --------
     Total current assets...........................     2,235       4,377         1,374
Property and equipment, net.........................       397         531           379
                                                      --------    --------      --------
     Total assets...................................  $  2,632    $  4,908      $  1,753
                                                      ========    ========      ========
LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payables.................................  $    231    $    270      $    232
  Accrued liabilities...............................       977         550           423
  Deferred revenue and advances.....................       534         470           635
  Notes and accrued interest payable to
     shareholders...................................        --          --         1,936
  Current portion of long-term debt.................     1,629         430           457
                                                      --------    --------      --------
          Total current liabilities.................     3,371       1,720         3,683
Long-term debt, net of current portion..............       171         218            89
                                                      --------    --------      --------
     Total liabilities..............................     3,542       1,938         3,772
                                                      --------    --------      --------
Commitments and contingencies (Note 5)
Preferred stock:
  $0.01 par value; 37,399 authorized; shares
     outstanding: 8,876, 19,599 and 19,599 issued
     and outstanding in 1997, 1998 and 1999,
     respectively...................................    15,813      23,869        23,869
Shareholders' equity (deficit):
  Common stock: no par value; 50,000 shares
     authorized; 3,273, 3,366 and 3,413 issued and
     outstanding in 1997, 1998 and 1999,
     respectively...................................    57,802      57,821        80,221
  Unearned compensation.............................        --          --       (20,591)
  Accumulated deficit...............................   (74,525)    (78,720)      (85,518)
                                                      --------    --------      --------
     Total shareholders' equity (deficit)...........   (16,723)    (20,899)      (25,888)
                                                      --------    --------      --------
     Total liabilities, preferred stock and
       shareholders' equity (deficit)...............  $  2,632    $  4,908      $  1,753
                                                      ========    ========      ========

   The accompanying notes are an integral part of these financial statements.

                            NEOVISTA SOFTWARE, INC.

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    YEARS ENDED        FOR THE NINE MONTHS
                                                    DECEMBER 31,       ENDED SEPTEMBER 30,
                                                 ------------------    --------------------
                                                  1997       1998        1998        1999
                                                 -------    -------    --------    --------
                                                                           (UNAUDITED)
Revenues:
  Licenses.....................................  $ 1,172    $ 1,324    $ 1,122     $   732
  Maintenance and service......................    1,862      1,616      1,328         996
  Systems hardware and maintenance.............    2,371      1,392      1,089         620
                                                 -------    -------    -------     -------
     Total revenues............................    5,405      4,332      3,539       2,348
                                                 -------    -------    -------     -------
Operating expenses:
  Cost of revenues.............................    2,477      2,415      1,792       1,908
  Research and development.....................    1,923      2,172      1,593       1,890
  Selling, general and administrative..........    4,019      3,903      2,692       3,462
  Stock-based compensation expense.............       --         --         --       1,800
                                                 -------    -------    -------     -------
     Total operating expenses..................    8,419      8,490      6,077       9,060
                                                 -------    -------    -------     -------
Loss from operations...........................   (3,014)    (4,158)    (2,538)     (6,712)
                                                 -------    -------    -------     -------
Other income (expense):
  Interest income..............................       54        125         72          59
  Interest expense.............................     (201)      (160)      (135)       (145)
  Other........................................      (13)         4          4          --
                                                 -------    -------    -------     -------
     Total other income (expense)..............     (160)       (31)       (59)        (86)
                                                 -------    -------    -------     -------
Net loss.......................................  $(3,174)   $(4,189)   $(2,597)    $(6,798)
                                                 =======    =======    =======     =======
Net loss per share, basic and diluted..........  $ (0.98)   $ (1.26)   $ (0.80)    $ (2.02)
                                                 =======    =======    =======     =======
Shares used in computing net loss per share,
  basic and diluted............................    3,245      3,320      3,239       3,366
                                                 =======    =======    =======     =======

   The accompanying notes are an integral part of these financial statements.

                            NEOVISTA SOFTWARE, INC.

        STATEMENT OF PREFERRED STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                              PREFERRED STOCK      COMMON STOCK
                                              ----------------   ----------------     UNEARNED     ACCUMULATED
                                              SHARES   AMOUNT    SHARES   AMOUNT    COMPENSATION     DEFICIT      TOTAL
                                              ------   -------   ------   -------   ------------   -----------   --------
Balances, January 1, 1997...................  6,140    $13,133   3,217    $57,791     $     --      $(71,334)    $(13,543)
Issuance of Series V preferred stock for
  cash, net of costs of $65.................  2,736      2,671      --         --           --            --           --
Dividend on share adjustment................     --         17      --         --           --           (17)         (17)
Series II and III issuance costs............     --         (8)     --         --           --            --           --
Common stock issued for services............     --         --      27          5           --            --            5
Exercise of stock options for cash..........     --         --      30          6           --            --            6
Common stock repurchased....................     --         --      (1)        --           --            --           --
Net loss....................................     --         --      --         --           --        (3,174)      (3,174)
                                              ------   -------   -----    -------     --------      --------     --------
Balances, December 31, 1997.................  8,876     15,813   3,273     57,802           --       (74,525)     (16,723)
Issuance of Series V preferred stock for
  cash......................................    246        244      --         --           --            --           --
Issuance of Series VI preferred stock for
  cash, net of costs........................  10,477     7,806      --         --           --            --           --
Exercise of stock options for cash..........     --         --      93         19           --            --           19
Accretion on redeemable preferred stock.....     --                 --         --           --            (6)          (6)
Net loss....................................     --         --      --         --           --        (4,189)      (4,189)
                                              ------   -------   -----    -------     --------      --------     --------
Balances, December 31, 1998.................  19,599    23,869   3,366     57,821           --       (78,720)     (20,899)
Unearned compensation related to grants of
  stock options.............................     --         --      --     22,391      (22,391)           --           --
Exercise of stock options for cash..........     --         --      47          9           --            --            9
Amortization of unearned stock
  compensation..............................     --         --      --         --        1,800            --        1,800
Net loss....................................     --         --      --         --           --        (6,798)      (6,798)
                                              ------   -------   -----    -------     --------      --------     --------
Balances, September 30, 1999 (unaudited)....  19,599   $23,869   3,413    $80,221     $(20,591)     $(85,518)    $(25,888)
                                              ======   =======   =====    =======     ========      ========     ========

   The accompanying notes are an integral part of these financial statements.

                            NEOVISTA SOFTWARE, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    FOR THE NINE
                                                                 YEARS ENDED        MONTHS ENDED
                                                                DECEMBER 31,        SEPTEMBER 30,
                                                              -----------------   -----------------
                                                               1997      1998      1998      1999
                                                              -------   -------   -------   -------
                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $(3,174)  $(4,189)  $(2,597)  $(6,798)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      231       296       210       245
    Accrued interest on subordinated promissory notes.......      223        --        --        --
    Common stock issued for services........................        5        --        --        --
    Stock-based compensation expense........................       --        --        --     1,800
    Loss on disposal of fixed assets........................       --         2        --        --
    Change in assets and liabilities:
      Accounts receivables..................................      152       339       249       (95)
      Prepaid expenses and other assets.....................      292       (97)     (116)       11
      Accounts payables.....................................       (3)       39        78       (38)
      Accrued liabilities...................................      286      (427)     (444)     (137)
      Deferred revenue and advances.........................      (91)      (64)     (136)      165
                                                              -------   -------   -------   -------
         Net cash used in operating activities..............   (2,079)   (4,101)   (2,756)   (4,847)
                                                              -------   -------   -------   -------
Cash flows from investing activities:
  Purchase of property and equipment........................     (223)     (432)     (300)      (93)
                                                              -------   -------   -------   -------
         Net cash used in investing activities..............     (223)     (432)     (300)      (93)
                                                              -------   -------   -------   -------
Cash flows from financing activities:
  Borrowings under line of credit, net......................       29       104        87       104
  Repayments on bank term loans.............................     (332)     (556)     (556)       --
  Borrowings under subordinated promissory notes............       --       359        --        --
  Repayments on subordinated promissory notes...............     (102)   (1,024)     (733)     (175)
  Repayments on license agreements..........................     (678)      (35)      (28)      (21)
  Repayments on capital lease obligations...................      (28)       --        --        --
  Issuance of preferred stock, net of costs.................    2,663     8,050     7,938        --
  Note payable to shareholders..............................       --        --        --     1,936
  Exercise of stock options.................................        6        19        19         9
                                                              -------   -------   -------   -------
         Net cash provided by financing activities..........    1,558     6,917     6,727     1,853
                                                              -------   -------   -------   -------
Net increase (decrease) in cash and cash equivalents........     (744)    2,384     3,671    (3,087)
Cash and cash equivalents, beginning of period..............    1,872     1,128     1,128     3,512
                                                              -------   -------   -------   -------
Cash and cash equivalents, end of period....................  $ 1,128   $ 3,512   $ 4,799   $   425
                                                              =======   =======   =======   =======
Noncash investing and financing activities:
  Deemed dividend on convertible preferred stock............  $    17   $    --   $    --   $    --
                                                              =======   =======   =======   =======
  Accretion of redeemable preferred stock...................  $    --   $     6   $    --   $    --
                                                              =======   =======   =======   =======
  Unearned compensation related to grants of stock
    options.................................................  $    --   $    --   $    --   $22,391
                                                              =======   =======   =======   =======
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $   202   $   272   $   204   $   145
                                                              =======   =======   =======   =======

   The accompanying notes are an integral part of these financial statements.

                            NEOVISTA SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- NATURE OF OPERATIONS:

NATURE OF OPERATIONS

     NeoVista Software, Inc. (the "Company") was incorporated under the name MasPar Computer Corporation (MasPar) in 1987. MasPar designed, manufactured, marketed, serviced and supported high-performance data-parallel computer systems and associated software development tools.

     In February of 1996, MasPar announced a restructuring of its operations resulting in MasPar exiting the high-performance data-parallel computer system business and refocusing its efforts on the development of software applications. In connection with the restructuring, the Company renamed the corporation NeoVista Software, Inc. NeoVista Software, Inc. designs, develops and markets business intelligence software products, which allows users to discover meaningful relationships for competitive marketing and business decision purposes.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INTERIM FINANCIAL STATEMENTS (UNAUDITED)

     The financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited but have been prepared in accordance with generally accepted accounting principles for interim financial statements and the rules of the Securities and Exchange Commission and do not include all disclosures required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

FINANCIAL STATEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments acquired with original maturities of ninety days or less to be cash equivalents. The recorded carrying value of cash equivalents approximates fair market value.

PROPERTY AND EQUIPMENT

     Property and equipment including leasehold improvements, are stated at cost. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives, generally two to five years, or the lease terms, as appropriate.

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Maintenance and repairs are charged to expense as incurred. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

SOFTWARE DEVELOPMENT COSTS

     Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Computer Software To Be Sold, Leased or Otherwise Marketed." To date, the Company has essentially completed its software development concurrently with the establishment of technological feasibility, and, accordingly, no costs have been capitalized.

REVENUE RECOGNITION

     Revenue consists of fees for licenses of the Company's software products, maintenance and systems sales related to MasPar products.

LICENSE REVENUE

     Revenue from software licenses is recognized upon shipment of the software or delivery of authorization codes if collection of the resulting receivable is probable, the fee is fixed or determinable and vendor-specific objective evidence exists to allocate a portion of the total fee to any undelivered elements of the arrangement. Such undelivered elements in these arrangements typically consist of services.

MAINTENANCE AND SERVICE REVENUE

     Maintenance revenue is recognized ratably over the term of the maintenance contract. If maintenance is included in an arrangement that includes a license agreement, amounts related to maintenance are allocated based on vendor specific objective evidence. Revenues from contract services are generally recognized based upon the attainment of milestones, which approximate the percentage of completion method of accounting. Revenue from customer training and consulting services is recognized as the services are performed.

SYSTEMS REVENUE

     Systems product revenues are recognized upon shipment.

CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivables. Cash and cash equivalents are held with one credit-worthy financial institution. The Company invests primarily in certificates of

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

deposit. The Company sells its products primarily to large organizations in diversified industries worldwide and generally does not require its customers to provide collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition and continually analyzes the allowance for doubtful accounts. Sales to one customer accounted for 25% of revenue in 1997. Sales to three customers accounted for 43% of revenue in 1998. Sales to two customers accounted for 55% of revenue for the nine months ended September 30, 1999. The Company had three customers in 1997 that accounted for 26%, 24% and 10% of accounts receivable, four customers in 1998 that accounted for 33%, 18%, 15% and 12% of accounts receivable, and four customers at September 30, 1999 that accounted for 27%, 17%, 15% and 11% of accounts receivable. Export sales were $248 and none for the years ending December 31, 1997 and 1998, respectively, and none and $52 for the nine months ended September 30, 1998 and 1999, respectively. These sales were primarily to the Pacific Rim.

     The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position or results of operations: advances and trends in new technologies; competitive pressures in the form of new products or price reductions on existing products; changes in the overall demand for products and services offered by the Company; changes in certain strategic partnerships or customer relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory or other factors; risks associated with changes in domestic and international economic and/or political conditions or regulations; and the Company's ability to attract and retain employees necessary to support its growth.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and presents disclosures required by Statement of Financial Accounting Standard No. 123 ("SFAS No. 123").

LONG-LIVED ASSETS

     The Company assesses the impairment of long-lived assets when events or circumstances indicate that the carrying value of an asset may not be recoverable. No such impairments have been identified to date.

INCOME TAXES

     Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The provision for income tax expense is comprised of income taxes payable for the current period, plus the net change in deferred tax amounts during the period.

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NET LOSS PER SHARE

     Basic and diluted net loss per share are computed using the weighted average number of common shares outstanding. Options and warrants were not included in the computation of diluted net loss per share because the effect would be antidilutive.

     Antidilutive securities which are excluded in the diluted net loss per share calculation for the periods:

                                                       YEARS ENDED       NINE MONTHS ENDED
                                                       DECEMBER 31,        SEPTEMBER 30,
                                                     ----------------    ------------------
                                                      1997      1998      1998       1999
                                                     ------    ------    -------    -------
Common stock options...............................   2,392     2,608     2,488     11,822
Convertible preferred shares.......................  10,354    31,501    31,501     31,501
Common stock warrants..............................   1,669     1,669     1,669      1,669
Preferred stock warrants...........................      60        60        60         60
                                                     ------    ------    ------     ------
                                                     14,475    35,838    35,718     45,052
                                                     ======    ======    ======     ======

RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company is currently evaluating the impact of SOP 98-1 on its financial statements and related disclosures.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133, as amended, will be effective for the Company's fiscal year ending December 31, 2000. Management believes that this statement will not have a significant impact on the Company's financial position, results of operations or cash flows.

     In December 1998, the Accounting Standards Executive Committee, or AcSEC, issued Statement of Position 98-9, or SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence, or VSOE, of the fair values of all the undelivered elements that are not accounted for by means of long-term contract accounting, and (2) VSOE of fair value does not exist for one or more of the delivered elements, and
(3) all revenue recognition criteria of SOP 97-2 and SOP 98-9 will be effective for transactions that are entered into in fiscal

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

years beginning after March 15, 1999. Retroactive application is prohibited. The Company does not expect SOP 98-9 to have any effect on its results of operations.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 or SAB 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the impact of SAB 101 will not have a material effect on the financial position or results of operations of the Company.

COMPREHENSIVE LOSS

     Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" requires that an enterprise report, by major components and as a single total, the changes in its net assets during the period from nonowner sources. For the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1998 and 1999, comprehensive loss was equal to net loss.

NOTE 3 -- BALANCE SHEET COMPONENTS:

                                                            DECEMBER 31,
                                                         ------------------    SEPTEMBER 30,
                                                          1997       1998          1999
                                                         -------    -------    -------------
ACCOUNTS RECEIVABLE:
  Accounts receivable..................................  $ 1,122    $   880       $   688
  Less: Allowance for doubtful accounts................     (143)      (240)          (21)
                                                         -------    -------       -------
                                                         $   979    $   640       $   667
                                                         =======    =======       =======
PROPERTY AND EQUIPMENT:
  Machinery and equipment..............................  $ 2,193    $ 1,640       $ 1,721
  Demonstration and spares.............................      167        232           232
  Purchased software...................................      446        307           318
  Furniture and fixtures...............................      171         59            59
  Leasehold improvements...............................      161        161           161
                                                         -------    -------       -------
  Total................................................    3,138      2,399         2,491
  Less: Accumulated depreciation and amortization......   (2,741)    (1,868)       (2,112)
                                                         -------    -------       -------
  Property and equipment, net..........................  $   397    $   531       $   379
                                                         =======    =======       =======
ACCRUED LIABILITIES:
  Compensation and benefits............................  $   567    $   341       $   337
  Other................................................      410        209            86
                                                         -------    -------       -------
                                                         $   977    $   550       $   423
                                                         =======    =======       =======

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4 -- BANK FINANCING ARRANGEMENTS AND LONG-TERM DEBT:

     Bank financing arrangements and long-term debt consist of the following:

                                                            DECEMBER 31,
                                                          ----------------    SEPTEMBER 30,
                                                           1997      1998         1999
                                                          -------    -----    -------------
Bank line of credit.....................................  $    68    $ 172       $   266
Bank term loans.........................................      556       --            --
Notes and accrued interest payable to shareholders......       --       --         1,936
Subordinated promissory notes...........................    1,110      445           270
License agreement.......................................       66       31            10
                                                          -------    -----       -------
Total...................................................    1,800      648         2,482
Less: Current portion...................................   (1,629)    (430)       (2,393)
                                                          -------    -----       -------
Long-term debt..........................................  $   171    $ 218       $    89
                                                          =======    =====       =======

BANK LINE OF CREDIT AND TERM LOANS

     The Company has a Loan and Security Agreement with a domestic bank which provides for a maximum credit facility of $4,000. The credit facility is limited to 80% of the Company's eligible receivables, as defined, plus term loans outstanding with the bank. Borrowings are collateralized by the receivables balances against which they are borrowed. The Agreement provides for automatic extensions annually in June, unless terminated by the bank.

     Borrowings under the Loan and Security Agreement (both the term loans and revolving line of credit) bear a total monthly minimum interest charge of $3 or monthly interest at the highest "LIBOR Rate" (5.1% at December 31, 1998) in effect during each month plus 5.75% per annum but not less than 9% per annum. Principal payments are due as defined in the note agreements, generally monthly over a defined period or upon maturity. Borrowings under the credit facility totaling $624, $172 and $266 were outstanding at December 31, 1997, December 31, 1998 and September 30, 1999, respectively.

     At December 31, 1997, borrowings of $500 under the Loan and Security Agreement were guaranteed by one of the Company's stockholders. In exchange for such guarantee, the Company issued the stockholder warrants to purchase common stock ("the Guarantee Warrants") (see Note 6). Such borrowings were fully repaid in 1998.

SUBORDINATED PROMISSORY NOTES

     As of December 31, 1997, December 31, 1998 and September 30, 1999, the Company had $1,110, $445 and $270, respectively, outstanding under a line of credit. The outstanding borrowings are collateralized by the capital equipment purchases made under the line of credit. In connection therewith, the Company issued the creditor warrants to purchase Series III preferred stock ("the Loan and Security Warrants") (see Note 6). The notes bear interest at effective rates ranging from

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

13.7% to 14.7% per annum. Payments are due in equal monthly installments over a 36-month period, with final payment equal to 10% of the face value of the respective notes.

NOTES AND ACCRUED INTEREST PAYABLE TO SHAREHOLDERS

     In May 1999, the Company obtained financing from various shareholders. The promissory notes issued to the shareholders bear interest at a rate of 10% per annum and mature on December 31, 1999. The accrued interest on the notes as at September 30, 1999 was $70.

LICENSE AGREEMENT

     The Company executed a software license and distribution agreement (the "Software Agreement"). Pursuant to the Software Agreement, the Company acquired a perpetual license to certain software source code to be integrated into the Company's products. The Company acquired the source code at a purchase price of $150 and the issuance of 29 shares of the Company's common stock. The net value of the cash payments (using a discount rate of 11%) plus the value of the common stock totaled approximately $208 and was charged to research and development expense during 1996. At December 31, 1997, December 31, 1998 and September 30, 1999, the Company has outstanding balances of $66, $31 and $10, respectively, under the Software Agreement.

CREDITOR NOTES

     Pursuant to the reorganization (see Note 1), the Company entered into a Workout Agreement with certain of its creditors. Pursuant to such agreement, the Company paid approximately $770 and issued promissory notes aggregating approximately $734 against outstanding obligations. Such borrowings were fully repaid in fiscal year 1998. In connection with such promissory notes, the Company also agreed to issue such creditors warrants to purchase common stock (the "Creditor Warrants") (see Note 6). No value has been assigned to such warrants as the number of shares and the exercise price has not been determined.

NOTE 5 -- COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company's facilities are leased under a noncancelable operating lease scheduled to expire in October 1999. Future minimum annual rental payments under the operating lease are $300 for fiscal year 1999.

     Facilities rent expense for the year ended December 31, 1997 and 1998 was approximately $401 and $357, respectively and for the nine months ended September 30, 1998 and 1999 was $300 and $270, respectively.

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

JOINT MARKETING AGREEMENT

     During 1996, the Company entered into a Joint Marketing Agreement (the "JMA") for the purpose of providing additional sales opportunities for the Company's products and enhanced services to its customers. The JMA provides for discounts and commissions on certain services, as defined, provided by the Company or its JMA partner and provides the JMA partner with the right, upon dissolution of the Company, to acquire the defined product for a minimum of $2,000. The JMA has an initial term of three years and will automatically renew for successive terms of two years until terminated. In connection with entering into the JMA, the JMA partner purchased approximately 1,500 shares of the Company's Series M convertible preferred stock and warrants to purchase 800 shares of common stock (the "JMA Warrant") for $2,500 (see Note 6).

CONTINGENCY

     The Company is involved in litigation arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

NOTE 6 -- PREFERRED STOCK AND SHAREHOLDERS' EQUITY:

     In July 1998, the Company's shareholders authorized additional funding (the "1998 Funding"). Pursuant to the 1998 funding, the Company issued (i) 10,477 shares of Series VI convertible redeemable preferred stock for net proceeds of approximately $7,806 (ii) changed the authorized shares of common and preferred stock to 50,000 and 37,400, respectively, and (iii) increased the number of shares reserved for issuance under the Stock Option/Purchase Plan to 5,345.

     In accordance with the 1997 and 1998 Investors Rights Agreements, the Company was required to meet certain performance milestones during fiscal years 1997 and 1998. The Company did not meet the milestones and, in accordance with the agreements, the conversion price of the Series VI convertible redeemable preferred stock and the Series V convertible preferred stock were subsequently adjusted where by such shareholders will receive an additional 9,167 and 526 common shares upon conversion, respectively.

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

PREFERRED STOCK

     Preferred stock consists of:

                                                                    OUTSTANDING
                                             ----------------------------------------------------------
                                                                                 COMMON
                                                                                 SHARES
                                                                                ISSUABLE
                                  SHARES              CARRYING   LIQUIDATION      UPON      LIQUIDATION
                                DESIGNATED   SHARES    AMOUNT    PREFERENCE    CONVERSION   PREFERENCE
                                ----------   ------   --------   -----------   ----------   -----------
Series I......................       549        549   $ 5,261      $ 5,490          549       $ 10.0
Series II.....................     1,200      1,200       599        3,000        1,200         2.50
Series II-A...................     1,200         --        --           --           --           --
Series III....................     5,882      2,920     4,831        4,964        4,504         1.70
Series III-A..................     5,882      1,471     2,434        2,500        1,923         1.70
Series IV.....................     1,177         --        --           --           --           --
Series IV-A...................     1,177         --        --           --           --           --
Series V......................     7,000      2,982     2,932        2,982        3,681         1.00
Series VI.....................    13,333     10,477     7,812        7,858       19,644       $ 0.75
                                  ------     ------   -------      -------       ------
  Total.......................    37,400     19,599   $23,869      $26,794       31,501
                                  ======     ======   =======      =======       ======

     Significant terms of the Series I, II, II-A, III, III-A, IV, IV-A and V convertible preferred stock (collectively, the "preferred stock") are as follows:

     - Each share of Series I, II, II-A, III-A, IV and IV-A convertible preferred stock is convertible, at the option of the holder, into one share of common stock (subject to adjustment for events of dilution) and has the same voting rights as the common stock into which it is convertible. Each share of Series III and V convertible preferred stock is convertible, at the option of the holder, into 1.463 and 1.234 shares of common stock, respectively (subject to adjustments for events of dilution). and has the same voting rights as the common stock into which it is convertible. Shares will automatically be converted into common stock upon the closing of a public offering meeting certain criteria. In addition, shares will automatically be converted upon written consent of not less than 67% of the outstanding shares of preferred stock voting together as a single class.

     - In the event of liquidation, dissolution or winding up of the Company, the preferred shareholders will be entitled to receive, on a pro rata basis, the liquidation preferences disclosed in the table above plus declared but unpaid dividends. Upon satisfaction of the Series VI liquidation preference, such liquidation preferences will be paid first to holders of Series V, second to holders of Series IV and IV-A, third to holders of Series III and III-A, fourth to holders of Series II and II-A and fifth to holders of Series I. Any remaining assets will be distributed ratably among the holders of preferred stock (up to an additional 200% of the liquidated preference) and common stock, pro rata, based on the number of shares of common stock held by each shareholder on an as-converted basis.

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     - The holders of Series II and II-A, the holders of Series III, III-A, IV and IV-A, and the holders of Series V are entitled to annual noncumulative, dividends, prior to payments of dividends declared on common stock, of $0.05 per share, $0.17 per share and $0. 10 per share, respectively, as declared by the Board of Directors. Holders of Series V are entitled to share in dividends paid to common shareholders pro rata based on the number of shares of common stock held by each shareholder on an as-converted basis. No dividends were declared in fiscal 1998 and 1997 and the nine months ended September 30, 1999.

     - Holders of at least 200 shares of convertible preferred stock ("Major Investors") have the right of first offer with respect to future sales by the Company of its shares on a pro rata basis.

     Significant terms of the Series VI convertible redeemable preferred stock:

     - Each share is convertible, at the option of the holder, into 1.875 shares of common stock (subject to adjustment for events of dilution) on or prior to the redemption date. Shares will automatically be converted into common stock upon the closing of a public offering meeting certain criteria. In addition, shares will automatically be converted upon written consent of not less than 67% if the outstanding shares of preferred stock voting together as a single class.

     - In the event of liquidation, dissolution or winding up of the Company, the preferred shareholders will be entitled to receive, prior in preference, $0.75 per share plus declared but unpaid dividends. Upon satisfaction of the Series I, II, II-A, III, III-A, IV, IV-A and V convertible preferred stock, any remaining assets will be distributed ratably among the holders of preferred stock (up an additional 200% of the liquidation preference) and common stock, pro rata, based on the number of shares of common stock held by each shareholder on an as-converted basis.

     - The holders of Series VI are entitled to annual noncumulative dividends, prior to any payments dividends declared on common stock of $0.075 per share. No dividends were declared in fiscal 1997 and 1998 and the nine months ended September 30, 1999.

     - Holders of at least 200 shares of convertible preferred stock ("Major Investors') have the right to first offer with respect of future sales by the Company of its shares on a pro rata basis.

     - At the option of the shareholders, beginning on July 30, 2002, the Series VI preferred shareholders shall receive the price paid plus an amount equal to the declared but unpaid dividends. Such payments shall be made in four semi-annual installments beginning on the fourth anniversary date. Issuance costs are being amortized over a four-year period to accrete the carrying value of the stock to $7,858.

GUARANTEE WARRANTS

     In connection with the Loan and Security Agreement (see Note 4) a guarantee was provided by one of the Company's stockholders. In exchange for such guarantee, and extension thereof, the Company issued the stockholder warrants to purchase an aggregate of 1,600 shares of common stock. The warrants are exercisable at $0.20 per share and expire through November 2000, or earlier in the

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

event of an initial registered public offering, as defined. The value of such warrants, aggregating approximately $415 was recorded as additional interest expense in the periods issued.

LOAN AND SECURITY WARRANTS

     In connection with the Capital Equipment Line of Credit (see Note 4), the Company issued warrants to purchase 60 shares of Series III preferred stock (convertible into 71 shares of common stock due to certain anti-dilution adjustments). The warrants are exercisable at $1.00 per share and expire on December 2, 2006. The aggregate value of warrants issued totaled approximately $43 and was charged to interest expense in the period issued.

CREDITOR WARRANTS

     In connection with the Creditor Notes (see Note 4) the Company has an obligation to issue warrants to purchase common stock. The number of warrants and the exercise price are to be determined, as defined, by the per share offering price in an initial public offering. The warrants are exercisable upon the initial public offering.

JMA WARRANTS

     In connection with the Joint Marketing Agreement (see Note 5), the Company issued warrants to purchase 800 shares of common stock. The warrants expire at the earlier of the acquisition of the Company by another entity, the closing of an initial public offering by the Company, as defined, or May 1999. The exercise price ranges from $0.75 per share to $1.70 per share based on the percentage of the Company's revenue attributable to its JMA partner, as defined. The warrants become exercisable upon the attainment of certain sales levels by the Company, as defined. As of September 30, 1999, the warrants were not exercisable.

OTHER WARRANTS

     In connection with the Series III convertible preferred stock sale, the Company issued warrants to its placement agent for the purchase of 69 shares of common stock. The warrants are exercisable at $1.70 per share and expire on May 9, 2001, or earlier in the event of an initial registered public offering, as defined.

STOCK OPTION/PURCHASE PLAN

     Under the Company's 1991 Incentive and Non-Qualified Stock Option Plans, the Board of Directors is authorized to grant to employees, consultants and others at fair market value, or a defined discount therefrom, rights to ownership of up to 5,345 shares of common stock either though issuance of non qualified or incentive stock options, purchase of restricted stock or a combination of these alternatives. Such options and restricted stock are exercisable immediately, generally vest over 50 months for employees and over the service term for consultants and expire ten years after the date of grant. Should an employee or consultant terminate, any unvested restricted stock grant shares

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

acquired may be repurchased by the Company at the initial issuance price. At December 31, 1998, no restricted stock grant shares were subject to repurchase. The Company has the right of first refusal on the sale of any stock purchase pursuant to the Plans.

     A summary of stock option activity is as follow:

                                                                 OUTSTANDING
                                                              ------------------
                                                              NUMBER    WEIGHTED
                                                                OF      AVERAGE
                                                              SHARES     PRICE
                                                              ------    --------
Balances, January 1, 1997...................................  1,651      $0.20
  Granted (weighted average fair value of $0.06)............    943       0.20
  Exercised.................................................    (30)      0.20
  Canceled..................................................   (172)      0.20
                                                              ------
Balances, December 31, 1997.................................  2,392       0.20
  Granted (weighted average fair value of $0.04)............    837       0.20
  Exercised.................................................    (93)      0.20
  Canceled..................................................   (528)      0.20
                                                              ------
Balances, December 31, 1998.................................  2,608      $0.20
  Granted (weighted average fair value of $2.15)
     (unaudited)............................................  10,997      0.20
  Exercised (unaudited).....................................    (47)      0.20
  Canceled (unaudited)......................................  (1,736)     0.20
                                                              ------
Balances, September 30, 1999 (unaudited)....................  11,822     $0.20
                                                              ======

     Additional information regarding options outstanding and exercisable as of December 31, 1998 is as follows:

                     OPTIONS OUTSTANDING
             -----------------------------------
                           WEIGHTED
                           AVERAGE      WEIGHTED
  RANGE OF                REMAINING     AVERAGE
  EXERCISE    NUMBER     CONTRACTURAL   EXERCISE
   PRICES    OF SHARES   LIFE (YEARS)    PRICE
  --------   ---------   ------------   --------
  0$.20..      2,608         8.2         $0.20

     At December 31, 1998, options for 1,561 shares were exercisable at a weighted average price of $0.20 and options to purchase 2,567 shares of common stock were available for future grant under the plans.

STOCK-BASED COMPENSATION

     During 1999, the Company issued stock purchase rights and options to certain employees under the Plan with exercise prices below the deemed fair market value of the Company's common stock at the date of grant. In accordance with the requirements of APB 25, the Company has recorded unearned compensation for the differences between the purchase price of stock issued to employees

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

under stock purchase rights or the exercise price of the stock options and the deemed fair market value of the Company's stock at the date of grant. This unearned compensation is amortized to expense over the period during which the Company's right to repurchase the stock lapses or options become exercisable, generally four years. At September 30, 1999, the Company has recorded unearned compensation related to these options in the total amount of $22,391, of which $1,800 had been amortized to expense during the nine months ended September 30, 1999.

     The following information is presented in accordance with the disclosure requirements of SFAS 123. The fair value of each option grant to employees has been estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants:

                                                               1997       1998
                                                              -------    -------
Risk-free interest rates....................................     6.60%      6.19%
Expected life...............................................  5 years    5 years
Expected dividends..........................................       --         --

     The weighted average fair value of the options granted was $0.06 and $0.04 per share for the years ended December 31, 1997 and 1998, respectively.

     Had compensation expense for the stock plans been determined based on the fair value at the grant date for options granted in 1997 and 1998, consistent with the provisions of SFAS 123, the pro forma net loss would have been reported as follows:

                                                     1997       1998
                                                    -------    -------
Net loss -- as reported...........................  $(3,174)   $(4,189)
Net loss -- pro forma.............................  $(3,202)   $(4,220)
Net loss per share -- as reported.................  $ (0.98)   $ (1.26)
Net loss per share -- pro forma...................  $ (0.99)   $ (1.27)

COMMON SHARES RESERVED FOR ISSUANCE

     At December 31, 1998, the Company has reserved shares of common stock for issuance as follows:

Conversion of Series I preferred stock......................     549
Conversion of Series II preferred stock.....................   1,200
Conversion of Series III preferred stock....................   6,427
Exercise and conversion of Series III preferred stock
  warrants..................................................      71
Conversion of Series V preferred stock......................   3,681
Conversion of Series VI redeemable preferred stock..........  19,644
Exercise of common stock warrants...........................   2,469
Exercise of common stock options............................   5,176
                                                              ------
  Total.....................................................  39,217
                                                              ======

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7 -- INCOME TAXES:

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to accounting for income taxes.

     The components of the net deferred tax asset as of December 31 were as follows:

                                                              1997        1998
                                                            --------    --------
Net operating loss carryforwards..........................  $ 17,479    $ 17,874
Research and development credits..........................     2,962       3,172
Capitalized license fee...................................       238          14
Tax basis depreciation....................................        39          29
Inventory and receivable reserves recognized in different
  periods.................................................     2,590       2,958
Accruals recognized in different periods..................       288         171
Capitalized research and development......................     2,510       3,148
Valuation allowance.......................................   (26,106)    (27,366)
                                                            --------    --------
  Total...................................................  $     --    $     --
                                                            ========    ========

     At December 31, 1998, the Company had net operating loss and research and development credit carryforwards which expire as follows:

                                                               NET        RESEARCH
                                                            OPERATING        AND
                     EXPIRATION YEARS                         LOSS         CREDITS
                     ----------------                       ---------    -----------
2002......................................................   $   505       $   20
2003......................................................     5,294          243
2004......................................................    10,315          328
2005......................................................    10,013          259
2006......................................................       649          139
2007......................................................     3,950          268
2008......................................................     5,703          213
2009......................................................     3,425          242
2010......................................................       917           99
2011......................................................     5,150           85
2012......................................................     2,960          118
2013......................................................     3,728        2,132
                                                             -------       ------
                                                             $52,609       $4,146
                                                             =======       ======

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               CALIFORNIA STATE
                                                           ------------------------
                                                              NET      RESEARCH AND
                                                           OPERATING   DEVELOPMENT
                    EXPIRATION YEARS                         LOSS        CREDITS
                    ----------------                       ---------   ------------
1999.....................................................   $ 3,340       $   --
2000.....................................................     2,374           --
2001.....................................................     1,727           --
2002.....................................................     2,890           --
2003.....................................................     1,492           --
2004.....................................................     1,964           --
No expiration date.......................................        --        1,040
                                                            -------       ------
                                                            $13,787       $1,040
                                                            =======       ======

     The California tax return net operating loss differs from the federal primarily due to capitalization of certain research and development costs and limitations on the use of tax loss carryforwards under California Law.

     Current federal and California tax laws include provisions limiting the annual use of net operating loss carryforwards in the event of certain defined changes in stock ownership. The Company's capitalization described herein may have resulted in such a change. Accordingly, the annual use of the Company's net operating loss carryforwards will be limited according to these provisions. Management has not yet determined the extent of such limitation. Such limitation may result in the loss of carryforward benefits due to their expiration.

NOTE 8 -- EMPLOYEE BENEFIT PLAN:

     The Company has a 401(k) tax-deferred savings plan, whereby eligible employees may contribute between 2% and 20% of their eligible compensation, subject to certain limitations. Company contributions are at the discretion of the Board of Directors. No Company contributions have been made since the inception of the plan.

NOTE 9 -- SUBSEQUENT EVENTS

     In October 1999, the Company obtained financing of $795 from various shareholders. The promissory notes issued to the shareholders bear interest at 10% per annum. The promissory notes mature on April 21, 2000.

     In November 1999, the Company entered into an agreement with Accrue Software, Inc. ("Accrue") in which Accrue will purchase all of the Company's outstanding common and preferred stock. The transaction was consummated on January 14, 2000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

October 14, 1999

Board of Directors
Marketwave Corporation

     In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Marketwave Corporation at March 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                             MARKETWAVE CORPORATION

                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 MARCH 31,
                                                              ---------------   SEPTEMBER 30,
                                                              1998     1999         1999
                                                              -----   -------   -------------
                                                                                 (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents.................................  $ 262   $ 1,262      $   355
  Restricted cash...........................................     92
  Accounts receivable, net..................................    104       369        1,154
  Prepaid expenses and other current assets.................     29        44           69
                                                              -----   -------      -------
       Total current assets.................................    487     1,675        1,578
Property and equipment, net.................................    104       197          266
Other assets, net of accumulated amortization of $12, $29
  and $37 (unaudited).......................................     50        33           25
                                                              -----   -------      -------
       Total assets.........................................  $ 641   $ 1,905      $ 1,869
                                                              =====   =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable..........................................  $  81   $   180      $   318
  Accrued liabilities.......................................     62       146          204
  Deferred revenue..........................................     43       156          816
                                                              -----   -------      -------
       Total current liabilities............................    186       482        1,338
                                                              -----   -------      -------
Commitments and contingencies
SHAREHOLDERS' EQUITY
  Series A convertible preferred stock, $0.001 par value;
     2,500 shares authorized; issued and outstanding, 1,576,
     2,353 and 2,353 shares (preference in liquidation of
     $750, $1,120 and $1,120)...............................    750     1,120        1,120
  Series B convertible preferred stock, $0.001 par value;
     5,000 shares authorized; issued and outstanding, none,
     4,559 and 4,559 shares (preference in liquidation of
     $1,550)................................................            1,521        1,521
  Common stock, $0.001 par value; 22,500 shares authorized;
     issued and outstanding, 7,753, 7,816, 8,398 shares.....      8         8            8
  Additional paid-in capital................................     20       259          450
  Unearned compensation.....................................             (204)        (349)
  Accumulated deficit.......................................   (323)   (1,281)      (2,219)
                                                              -----   -------      -------
       Total shareholders' equity...........................    455     1,423          531
                                                              -----   -------      -------
       Total liabilities and shareholders' equity...........  $ 641   $ 1,905      $ 1,869
                                                              =====   =======      =======

   The accompanying notes are an integral part of these financial statements.

                             MARKETWAVE CORPORATION

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        YEARS ENDED       SIX MONTHS ENDED
                                                         MARCH 31,          SEPTEMBER 30,
                                                      ----------------    -----------------
                                                       1998      1999      1998      1999
                                                      ------    ------    ------    -------
                                                                             (UNAUDITED)
Net revenue
  Software revenue..................................  $  879    $1,448    $ 591     $1,826
  Maintenance and service...........................      58       284       95        411
                                                      ------    ------    -----     ------
     Total revenue..................................     937     1,732      686      2,237
Cost of revenue.....................................      87       242      100        180
                                                      ------    ------    -----     ------
  Gross profit......................................     850     1,490      586      2,057
                                                      ------    ------    -----     ------
Operating expenses
  Research and development..........................     171       279      144        385
  Sales and marketing...............................     783     1,552      617      2,040
  General and administrative........................     190       601      223        555
  Amortization of unearned compensation.............                31                  29
                                                      ------    ------    -----     ------
     Total operating expenses.......................   1,144     2,463      984      3,009
                                                      ------    ------    -----     ------
Loss from operations................................    (294)     (973)    (398)      (952)
Other income (expense), net.........................      13        15        3         14
                                                      ------    ------    -----     ------
  Net loss..........................................  $ (281)   $ (958)   $(395)    $ (938)
                                                      ======    ======    =====     ======

   The accompanying notes are an integral part of these financial statements.

                             MARKETWAVE CORPORATION

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                      YEARS ENDED MARCH 31, 1998 AND 1999

                                              SERIES A                 SERIES B
                                            CONVERTIBLE              CONVERTIBLE
                                          PREFERRED STOCK          PREFERRED STOCK          COMMON STOCK      ADDITIONAL
                                       ----------------------   ----------------------   ------------------    PAID-IN
                                        SHARES       AMOUNT      SHARES       AMOUNT      SHARES     AMOUNT    CAPITAL
                                       ---------   ----------   ---------   ----------   ---------   ------   ----------
Balance, April 1, 1997...............         --   $       --          --   $       --       7,500   $    8    $     15
 Exercise of stock options...........                                                          253       --           5
 Issuance of Series A preferred
   stock.............................      1,576          750
 Net loss............................
                                       ---------   ----------   ---------   ----------   ---------   ------    --------
Balance, March 31, 1998..............      1,576          750                                7,753        8          20
 Issuance of common stock............                                                           38       --           3
 Issuance of Series A preferred
   stock.............................        777          370
 Exercise of stock options...........                                                          484       --          11
 Repurchase of common stock..........                                                         (459)      --          (9)
 Issuance of Series B preferred
   stock, net of offering costs of
   $29,021...........................                               4,559        1,521
 Unearned compensation related to
   grants of stock options...........                                                                               234
 Amortization of unearned
   compensation......................
 Net loss............................
                                       ---------   ----------   ---------   ----------   ---------   ------    --------
Balance, March 31, 1999..............      2,353        1,120       4,559        1,521       7,816        8         259
 Unearned compensation related to
   grants of stock options
   (unaudited).......................                                                                               174
 Exercise of stock options
   (unaudited).......................                                                          582       --          17
 Amortization of unearned
   compensation (unaudited)..........
 Net loss (unaudited)................
                                       ---------   ----------   ---------   ----------   ---------   ------    --------
Balance, September 30, 1999
 (unaudited).........................      2,353   $    1,120       4,559   $    1,521       8,398   $    8    $    450
                                       =========   ==========   =========   ==========   =========   ======    ========


                                         UNEARNED     ACCUMULATED
                                       COMPENSATION     DEFICIT       TOTAL
                                       ------------   -----------   ----------
Balance, April 1, 1997...............   $      --     $       (42)  $      (19)
 Exercise of stock options...........                                        5
 Issuance of Series A preferred
   stock.............................                                      750
 Net loss............................                        (281)        (281)
                                        ---------     -----------   ----------
Balance, March 31, 1998..............                        (323)         455
 Issuance of common stock............                          --            3
 Issuance of Series A preferred
   stock.............................                                      370
 Exercise of stock options...........                                       11
 Repurchase of common stock..........                                       (9)
 Issuance of Series B preferred
   stock, net of offering costs of
   $29,021...........................                                    1,521
 Unearned compensation related to
   grants of stock options...........        (234)                          --
 Amortization of unearned
   compensation......................          30                           30
 Net loss............................                        (958)        (958)
                                        ---------     -----------   ----------
Balance, March 31, 1999..............        (204)         (1,281)       1,423
 Unearned compensation related to
   grants of stock options
   (unaudited).......................        (174)                          --
 Exercise of stock options
   (unaudited).......................                                       17
 Amortization of unearned
   compensation (unaudited)..........          29                           29
 Net loss (unaudited)................                        (938)        (938)
                                        ---------     -----------   ----------
Balance, September 30, 1999
 (unaudited).........................   $    (349)    $    (2,219)  $      531
                                        =========     ===========   ==========

   The accompanying notes are an integral part of these financial statements.

                             MARKETWAVE CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                         YEARS ENDED      SIX MONTHS ENDED
                                                          MARCH 31,        SEPTEMBER 30,
                                                       ---------------    ----------------
                                                       1998      1999      1998      1999
                                                       -----    ------    ------    ------
                                                                            (UNAUDITED)
Cash flows from operating activities
  Net loss...........................................  $(281)   $ (958)   $(395)    $(938)
  Adjustments to reconcile net loss to net cash used
     in operating activities Depreciation and
     amortization....................................     33        69       27        67
     Amortization of unearned compensation...........     --        31       --        29
     Changes in assets and liabilities
       Restricted cash...............................    (92)       92       37        --
       Accounts receivable...........................    (92)     (265)     (90)     (785)
       Prepaid expenses and other current assets.....    (29)      (15)      26       (25)
       Other assets..................................    (12)       --       --        --
       Accounts payable..............................     51        99       (2)      138
       Accrued expenses..............................     49        84        6        58
       Deferred revenue..............................     33       113       19       660
                                                       -----    ------    -----     -----
          Net cash used in operating activities......   (340)     (750)    (372)     (796)
                                                       -----    ------    -----     -----
Cash flows from investing activities
  Purchase of property and equipment.................   (104)     (145)     (50)     (128)
  Purchase of software license.......................    (50)       --       --        --
                                                       -----    ------    -----     -----
          Net cash used in investing activities......   (154)     (145)     (50)     (128)
                                                       -----    ------    -----     -----
Cash flows from financing activities
  Proceeds from issuance of common stock.............     --         3        3        --
  Repurchase of common stock.........................     --       (10)      --        --
  Proceeds from issuance of Series A preferred
     stock...........................................    750       370      370        --
  Proceeds from issuance of Series B preferred
     stock...........................................     --     1,521       --        --
  Exercise of stock options..........................      5        11        1        17
                                                       -----    ------    -----     -----
          Net cash provided by financing
             activities..............................    755     1,895      374        17
                                                       -----    ------    -----     -----
Net increase (decrease) in cash and cash
  equivalents........................................    261     1,000      (48)     (907)
Cash and cash equivalents
  Beginning of period................................      1       262      262     1,262
                                                       -----    ------    -----     -----
  End of period......................................  $ 262    $1,262    $ 214     $ 355
                                                       =====    ======    =====     =====

   The accompanying notes are an integral part of these financial statements.

                             MARKETWAVE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                            MARCH 31, 1998 AND 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Marketwave Corporation (the "Company") was originally incorporated in the State of Washington as a limited liability company ("LLC") on May 6, 1996. On August 19, 1997, the Company was re-incorporated in the State of Washington as a C Corporation without changing its ownership. The Company develops and sells computer software designed to monitor and analyze Internet and intranet traffic. The Company's products allow web marketers and webmasters to identify and examine how their Internet and intranet web sites are being used by visitors. This is accomplished by providing information about how visitors found the site, what paths visitors use once at the site, what type of information visitors are searching for when at the site, and which parts of the site are getting the most traffic.

CERTAIN RISKS AND CONCENTRATIONS

     The market in which the Company competes is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and emerging industry standards. Significant technological change could adversely affect the Company's operating results and subject the Company to returns of products. While the Company has ongoing programs to minimize the adverse affect of such changes and considers technological changes in estimating its allowance, such estimates could change in the future.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

RESTRICTED CASH

     Restricted cash represents funds set aside in a certificate of deposit to secure an irrevocable letter of credit obtained by the Company in connection with a sublease agreement. The letter of credit expired January 31, 1999.

                             MARKETWAVE CORPORATION

                            MARCH 31, 1998 AND 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The allowance for doubtful accounts, based on specific identification of balances and included in accounts receivable was $2, $16 and $24 (unaudited) as of March 31, 1998, 1999 and September 30, 1999, respectively.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation expense is recorded using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

OTHER ASSETS

     Other assets consist of purchased software as well as rental and security deposits. Software in the amount of $50 was purchased from the founder of the Company in 1997 and is being amortized over three years.

REVENUE RECOGNITION

     The Company adopted the provisions of Statement of Position 97-2, or SOP 97-2, Software Revenue Recognition, as amended by Statement of Position 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2, Software Revenue Recognition, effective April 1, 1998. SOP 97-2 supersedes Statement of Position 91-1, Software Revenue Recognition, and delineates the accounting for software product, products including software that is not incidental to the product, and maintenance revenues. Under SOP 97-2, the Company recognizes product revenues upon shipment if a signed contract exists, the fee is fixed and determinable, collection of the resulting receivables is probable and product returns are reasonably estimable. The Company allows for product returns for 30 days following the purchase of a software license. Therefore, provision for estimated product returns are recorded at the time the products are shipped.

     For contracts with multiple obligations (e.g. software licenses and training), revenue is allocated to each component of the contract based on objective evidence of its fair value, which is specific to the Company. The Company recognizes revenue allocated to undelivered products when the criteria for product revenue set forth above are met. The Company recognizes revenue for annual upgrades and support (AUS) ratably over the service period. Payments for AUS are generally made in advance and are non-refundable. For revenue allocated to consulting services, such as installation and training, the Company recognizes revenue as the related services are performed.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are charged to operations as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. Amounts that could have been capitalized under Statement of Financial Accounting Standards No. 86, Accounting for the Costs of

                             MARKETWAVE CORPORATION

                            MARCH 31, 1998 AND 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Computer Software to be Sold, Leased or Otherwise Marketed, have been insignificant and therefore no costs have been capitalized to date.

ADVERTISING EXPENSE

     The Company accounts for advertising costs as expense in the period in which they are incurred. Advertising expense for the fiscal years ended March 31, 1998 and 1999 was $27 and $52, respectively. For the six months ended September 30, 1998 and 1999, the advertising expense was $52 and $169 (unaudited).

COMPREHENSIVE INCOME

     The Company has adopted the provisions of Statement of Financial Accountings Standards No. 130, "Reporting Comprehensive Income", or SFAS No. 130, effective March 31, 1998. SFAS No. 130 requires the disclosure of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is the change in equity from transactions and other events and circumstances other than those resulting from investments by owners and distributions to owners. SFAS No. 130 had no impact on the Company, and accordingly, a separate statement of comprehensive income has not been presented.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, or APB 25, Accounting for Stock Issued to Employees.

INCOME TAXES

     Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The interim financial data as of September 30, 1999 and for the six months ended September 30, 1998 and 1999 is unaudited; however, in the opinion of management, the interim data includes all adjustments consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of September 30, 1999 and the results of its operations for the six months ended September 30, 1998 and 1999.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     For certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, recorded amounts approximate fair value due to the relatively short maturity period.

                             MARKETWAVE CORPORATION

                            MARCH 31, 1998 AND 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants, or AICPA issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." This statement requires that once certain capitalization criteria have been met, the direct costs of developing or obtaining computer software for internal use be capitalized. The statement will be effective for fiscal years beginning after December 15, 1998. On April 1, 1999, the Company adopted this statement. As of September 30, 1999, the Company had capitalized computer software costs of $26 and recognized the related amortization expense $5 for the six months ended September 30, 1999 (unaudited).

     In April 1998, the AICPA issued Statement of Position 98-5, or SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company believes the adoption of SOP 98-5 will not have a material impact on its results of operations.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, or SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instrument embedded in other contracts, and hedging activities SFAS No. 133 is effective for all fiscal quarters beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have significant effect on its financial condition or results of operations.

     In December 1998, the AICPA, issued Statement of Position 98-9, or SOP 98-9, "Modification of SOP 97-2, 'Software Revenue Recognition,' With Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence, or VSOE, of the fair value of all the undelivered elements that are not accounted for by means of long-term contract accounting, and (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all the revenue recognition criteria of SOP 97-2 have been met. SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. Retroactive application is prohibited. The Company does not expect SOP 98-9 to have any effect on its results of operations.

                             MARKETWAVE CORPORATION

                            MARCH 31, 1998 AND 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

2. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at:

                                                              MARCH 31,
                                                             ------------    SEPTEMBER 30,
                                                             1998    1999        1999
                                                             ----    ----    -------------
                                                                              (UNAUDITED)
Computer equipment.........................................  $115    $210        $ 324
Equipment..................................................     6      23           36
Furniture and fixtures.....................................     6      39           40
                                                             ----    ----        -----
                                                              127     272          400
Accumulated depreciation...................................   (23)    (75)        (134)
                                                             ----    ----        -----
                                                             $104    $197        $ 266
                                                             ====    ====        =====

3. ACCRUED LIABILITIES

     Accrued liabilities consisted of the following at:

                                                               MARCH 31,
                                                              ------------    SEPTEMBER 30,
                                                              1998    1999        1999
                                                              ----    ----    -------------
                                                                               (UNAUDITED)
Accrued commissions.........................................  $ 6     $ 25        $ 98
Technical support...........................................   30       30          10
Accrued vacation............................................    8       38          21
Other.......................................................   18       53          75
                                                              ---     ----        ----
                                                              $62     $146        $204
                                                              ===     ====        ====

4. INCOME TAXES

     Upon inception, the Company's shareholders elected to file income taxes as a Limited Liability Corporation. On August 19, 1997, the Company changed its status from a LLC to a C corporation and from a cash-basis to an accrual-basis taxpayer. The cash-to-accrual adjustment increased the book loss for tax purposes. The Company's total deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and

                             MARKETWAVE CORPORATION

                            MARCH 31, 1998 AND 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

the amounts used for federal income tax purposes. The Company's deferred tax assets at March 31 are as follows:

                                                              1998     1999
                                                              -----    -----
Depreciation and amortization...............................  $   2    $   4
Other accruals and allowances...............................     13       28
Federal net operating loss carryforwards....................     91      386
Federal tax credit carryforwards............................      9       29
                                                              -----    -----
                                                                115      447
Less: Valuation allowance...................................   (115)    (447)
                                                              -----    -----
Net deferred tax assets.....................................  $  --    $  --
                                                              =====    =====

     The Company has fully reserved for any benefit from temporary differences and net operating loss or tax credit carryforwards as realization of such benefits is not reasonably assured. The Company's net operating loss and tax credit carryforward expires in 2012 through 2019.

5. SHAREHOLDERS' EQUITY

AUTHORIZED SHARES

     There are 30,000 shares authorized in total, of which 22,500 have been designated as common stock, 2,500 as Series A preferred stock, and 5,000 as Series B preferred stock.

     On August 19, 1997, the Board of Directors amended the Company's certificate of incorporation and changed its status from a limited liability corporation to a C corporation. The change was effected in the form of issuance of 15 shares of common stock in exchange for each unit of Marketwave, LLC. The unit information in the statement of shareholders' equity (deficit) and in Note 6 to the financial statements has been restated to reflect this exchange.

STOCK SPLIT

     On October 5, 1998, the Board of Directors authorized a four-for-one common and preferred stock split. Each holder of common and preferred stock received four shares of their respective stock for each share of stock issued and outstanding. This stock split was effected in the form of a stock dividend. All applicable share and per share data has been retroactively adjusted for this stock split.

CONVERTIBLE PREFERRED STOCK

     The convertible preferred stock is issuable in one or more series, each with such designations, rights, qualifications, limitations and restrictions as the Board of Directors of the Company may determine at the time of issuance. The terms of the Company's convertible preferred stock are as follows:

     Conversion: Each share of preferred stock is convertible at the option of the holder into such number of common stock as is determined by dividing the original issue price by the conversion price in effect at the time of conversion. Under the terms of the agreement, preferred stock will

                             MARKETWAVE CORPORATION

                            MARCH 31, 1998 AND 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     be automatically converted into shares of common stock upon the closing of a public offering at not less than $5.00 per share ($7.15 per share prior to amendment of articles of incorporation on October 9, 1998) or at least $15,000 in the aggregate or the date specified by agreement of the holders of a majority of the then outstanding Series A and Series B preferred stock.

     Liquidation: In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A and Series B preferred stock will be entitled to receive, prior to and in preference to any distribution of any of the assets of the Company to the holders of the common stock, the amount of $0.476 and $0.34 per share, respectively plus an amount equal to all declared but unpaid dividends on the Series A and Series B convertible preferred stock. After such distributions have been made and assets still remain in the Company, the shareholders of the common stock will receive the remaining assets based upon their pro-rata ownership.

     Dividends: The holders of record of outstanding shares of preferred stock shall be entitled to receive a noncumulative cash dividend, if and when declared by the Board of Directors in its discretion. No dividend may be declared or paid on common stock if the net assets of the Company after such an event would be insufficient to make the liquidation payment.

     Voting: Each holder of shares of Series A and Series B preferred stock has one vote for each full share of common stock into which its respective shares of Series A and Series preferred stock would be convertible on the record date for the vote. The holders of Series A and Series B convertible preferred stock have certain registration rights.

6. STOCK OPTION PLAN

     On August 19, 1997, the Company adopted a stock option plan (the Plan) which provides for the issuance of up to 4,750 shares of common stock to employees, directors, and officers of the Company. This stock option plan replaced a unit option plan established in 1996 for Marketwave, LLC. Under the Plan, the term of each option is ten years from the date of grant. The options may be incentive or non-statutory options and vest ratably over periods from one to four years.

     The Company accounts for stock-based employee compensation in accordance with APB 25. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the exercise price. During fiscal year 1999, the Company issued stock options to certain employees under the Plan with exercise prices below the deemed fair market value of the Company's common stock at the date of grant. The Company has recorded unearned compensation for the differences between the exercise price of the stock options and the deemed fair market value of the Company's stock at the grant date. This unearned compensation is amortized to expense over the period during which the options become exercisable. At March 31, 1999, the Company recorded unearned compensation related to these options in the total amount of $234, of which $30 had been amortized during the fiscal year ended March 31, 1999.

                             MARKETWAVE CORPORATION

                            MARCH 31, 1998 AND 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Option activity under the Plan is as follows:

                                                         OUTSTANDING OPTIONS
                                   ---------------------------------------------------------------
                                    SHARES                                               WEIGHTED-
                                   AVAILABLE     NUMBER                                   AVERAGE
                                      FOR          OF         EXERCISE      AGGREGATE    EXERCISE
                                     GRANT       SHARES         PRICE         PRICE        PRICE
                                   ---------    ---------    -----------    ---------    ---------
Balances, April 1, 1997..........      825        2,175      $.02 - $.03      $ 49         $0.02
Options exercised................                  (253)        $0.02           (6)        $0.02
Options granted..................     (505)         505      $.05 - $.08        27         $0.03
Options canceled.................      141         (141)     $.02 - $.03        (3)        $0.02
                                    ------       ------                       ----
Balances, March 31, 1998.........      461        2,286      $.02 - $.08        67         $0.03
Shares reserved..................    2,003
Options granted..................   (1,712)       1,712      $.07 - $.08       136         $0.08
Options exercised................                  (484)     $.02 - $.05       (11)        $0.02
Options canceled.................       78          (78)     $.05 - $.08        (5)        $0.06
                                    ------       ------                       ----
Balances, March 31, 1999.........      830        3,436      $.02 - $.08      $187         $0.05
                                    ======       ======                       ====

     The following table summarizes information with respect to stock options outstanding at March 31, 1999:

                 OPTIONS OUTSTANDING
  -------------------------------------------------
                           WEIGHTED-
                            AVERAGE
                           REMAINING
  EXERCISE    NUMBER      CONTRACTUAL     OPTIONS
   PRICE    OUTSTANDING      LIFE       EXERCISABLE
  --------  -----------   -----------   -----------
  $0.02...       1,247       8.39            1,247
  $0.03...          75       8.39               66
  $0.05...         370       8.56              161
  $0.07...          50       9.06               46
  $0.08...       1,694       9.67              194
             ---------                   ---------
                 3,436                       1,714
             =========                   =========

     At March 31, 1998 and 1999, options to purchase 1,392 and 1,714 shares of common stock, respectively, were exercisable.

     The following information is presented in accordance with the disclosure requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation. The fair value of each option grant to employees has been estimated on the date of grant using the

                             MARKETWAVE CORPORATION

                            MARCH 31, 1998 AND 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

minimum value method allowed for non-public companies and using the following weighted average assumptions:

                                                               1998       1999
                                                              -------    -------
Risk-free interest rates....................................   6.04%      5.18%
Expected life...............................................  5 years    5 years
Expected dividends..........................................     0          0

     The weighted-average fair value of the options granted was $0.01 and $0.04 per share for the years ended March 31, 1998 and 1999, respectively.

     Had compensation expense for the stock option plans been determined based on the fair value at the grant date for options granted in 1998 and 1999, the pro forma net loss would have been $305 and $1,031, respectively.

     During 1999, options to purchase 1,106 shares of the Company's stock, with a weighted average exercise price of $0.08 per share and a weighted average fair value of $0.04 per share were granted with an exercise price below the estimated market value at the date of the grant.

7. COMMITMENTS

     The Company has operating leases for corporate facilities and various equipment. The lease for corporate facilities expires June 30, 2001. Rental expense is amortized on a straight-line basis over the periods in which benefit from the property is derived. Rent expense under the operating leases was $49 and $115 for the years ended March 31, 1998 and 1999, respectively. Rent expense for the six months ended September 30, 1998 and 1999 was $54 (unaudited) and $65 (unaudited).

     Future minimum rental payments required under the noncancellable operating leases are as follows:

                   YEARS ENDED MARCH 31,
                   ---------------------
2000........................................................  $125
2001........................................................   125
2002........................................................    32
                                                              ----
                                                              $282
                                                              ====

8. RELATED PARTY TRANSACTIONS

     A member of the Company's Board of Directors entered into a consulting contract with the Company to provide general consulting services relating to sales, marketing, operational and business development issues for the period from July 16, 1998 through November 30, 1998. Total cash payments to the director for this period was $15. The arrangement also provided for additional compensation of $3 in the form of 38 shares of the Company's common stock and a grant of nonqualified options to purchase an additional 125 shares of common stock at an exercise price of $0.08 per share.

9. SUBSEQUENT EVENTS

     On September 30, 1999, the Company entered into a business combination agreement that was accounted for by the acquirer using the pooling of interests accounting method.

                                      LOGO

EACH SELLING STOCKHOLDER THAT EFFECTS TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE SELLING STOCKHOLDERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD SHARES REGISTERED PURSUANT TO THIS PROSPECTUS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................   $ 46,360
Printing and engraving expenses.............................     75,000
Legal fees and expenses.....................................     50,000
Accounting fees and expenses................................    200,000
Transfer Agent and Registrar fees...........................        640
Miscellaneous fees and expenses.............................      5,000
                                                               --------
          Total.............................................   $377,000
                                                               ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article XI of our Certificate of Incorporation (Exhibit 3.2 hereto) and Article VI of Accrue's Bylaws (Exhibit
3.3 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, we have entered into Indemnification Agreements (Exhibit 10.7 hereto) with our officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among us and the Underwriters with respect to certain matters concerning our initial public offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since our incorporation in February 1996, we have sold and issued the following unregistered securities:

          1. On February 21, 1996, we issued a convertible promissory note in the principal amount of $100,000 to one accredited investor. The note was canceled and converted into shares of Series A preferred stock on May 3, 1996.

          2. On April 4, 1996, we issued a convertible promissory note in the principal amount of $50,000 to one accredited investor. The note was canceled and converted into shares of Series A preferred stock on May 3, 1996.

          3. On May 3, 1996, we issued to Organic Online, Inc. 2,685,714 shares of common stock in connection with the transfer by Organic of certain intellectual property to us.

          4. On May 3, 1996, we issued 742,857 shares of our Series A preferred stock to ten accredited investors for an aggregate cash consideration of $519,999.90, which included conversion of the convertible promissory notes described in items 1 and 2 above into a total of 214,285 shares of our Series A preferred stock.

          5. On May 3, 1996, we issued a warrant to purchase 350,000 shares of our common stock to one accredited investor for an aggregate cash consideration of $3,500.

          6. On September 18, 1996, we issued 922,586 shares of our Series B preferred stock to eight accredited investors for an aggregate cash consideration of $1,900,002.09 and conversion of indebtedness in the principal amount of $100,000.

          7. On November 27, 1996, we issued 922,586 shares of our Series B preferred stock and 490,367 shares of our Series C preferred stock to two accredited investors for an aggregate cash consideration of $3,375,039.22.

          8. On November 26, 1996, we issued 22,500 shares of our Series C preferred stock to one accredited investor for an aggregate cash consideration of $63,000.

          9. On March 2, 1998, we issued subordinated convertible promissory notes in the aggregate principal amount of $100,000 to two accredited investors. The notes were canceled and converted into shares of our Series D preferred stock on June 2, 1998.

          10. On March 24, 1998, we issued subordinated convertible promissory notes in the aggregate principal amount of $400,000 to two accredited investors. The notes were canceled and converted into shares of our Series D preferred stock on June 2, 1998.

          11. On April 14, 1998, we issued subordinated convertible promissory notes in the aggregate principal amount of $100,000 to two accredited investors. The notes were canceled and converted into shares of our Series D preferred stock on June 2, 1998.

          12. On April 28, 1998, we issued subordinated convertible promissory notes in the aggregate principal amount of $300,000 to two accredited investors. The notes were canceled and converted into shares of our Series D preferred stock on June 2, 1998.

          13. On May 27, 1998, we issued subordinated convertible promissory notes in the aggregate principal amount of $100,000 to two accredited investors. The notes were canceled and converted into shares of our Series D preferred stock on June 2, 1998.

          14. On June 2, 1998, we issued 695,902 shares of our Series D preferred stock to four accredited investors for an aggregate cash consideration of $1,510,107.34, which includes conversion of the subordinated convertible promissory notes described in items 10-14 above into a total of 460,829 shares of our Series D preferred stock.

          15. On July 10, 1998, we issued 232,719 shares of our Series D preferred stock to two accredited investors for an aggregate cash consideration of $505,000.23.

          16. On August 17, 1998, we issued 5,003,017 shares of our Series E preferred stock to seven accredited investors for an aggregate cash consideration of $5,003,017.

          17. On May 25, 1999, we issued a warrant to purchase 15,556 shares of our common stock to a financial institution in connection with a working line of credit.

          18. On September 30, 1999, we issued 2,880,475 shares of our common stock to the former shareholders of Marketwave Corporation in connection with our acquisition of Marketwave.

          19. On January 14, 2000, we issued 1,779,258 shares of our common stock to the former shareholders of NeoVista Software, Inc. in connection with our acquisition of NeoVista.

          20. Since inception through January 15, 2000 we have granted options and stock purchase rights to purchase a total of 6,646,583 shares of our common stock, excluding options returned to our stock plans and excluding grants made by NeoVista Software, Inc. prior to our acquisition of NeoVista in January 2000, with a weighted average price of approximately $2.95 per share to a number of our employees, directors and consultants.

     The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 20 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with Accrue, to information about Accrue.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
     1.1+      Underwriting Agreement dated July 29, 1999 from our initial public offering.
     2.1++     Form of Agreement and Plan of Merger and Reorganization
               dated as of September 14, 1999, among Accrue, Marketwave
               Acquisition Corp., Marketwave Corporation and Shareholders
               of Marketwave Corporation.
     2.2+++    Form of Agreement and Plan of Merger and Reorganization
               dated as of November 17, 1999, among Accrue, NeoVista
               Acquisition Corp. and NeoVista Software, Inc.
     3.1+      Amended and Restated Certificate of Incorporation of Accrue.
     3.2+      Amended and Restated Certificate of Incorporation of Accrue
               (proposed).
     3.3+      Amended and Restated Bylaws of Accrue.
     4.1+      Specimen Stock Certificate.
     4.2++     Form of Investor Rights Agreement, dated September 30, 1999, among Accrue and the Shareholders of Marketwave Corporation.
     4.3++++   Marketwave Corporation 1997 Stock Option Plan.
     4.4++++   NeoVista Software, Inc. 1991 Incentive Stock Option Plan.
     4.5++++   NeoVista Software, Inc. 1991 Non-Qualified Stock Option
               Plan.
     5.1       Opinion of Venture Law Group regarding the legality of the common stock being registered.
    10.1+      Form of Indemnification Agreement between Accrue and each of its officers and directors.
    10.2+      Common Stock Purchase Warrant issued to Sterling Payot
               Company on May 3, 1996, exercisable for 350,000 shares of
               Common Stock and letter amendment dated May 23, 1999 between
               Accrue and Sterling Payot Company.
    10.3+      1996 Stock Plan, as amended August 13, 1998 and May 23,
               1999, and form of agreement thereunder.
    10.4+      Employment letter agreement effective February 1996 between
               Accrue and Bob Page.
    10.5+**    Software License Agreement dated July 1, 1997 between Accrue and VI/ Visualize, Inc.

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
    10.6+      Loan and Security Agreement dated September 19, 1997 between
               Accrue and Silicon Valley Bank, as amended by the Loan
               Modification Agreement dated April 9, 1999.
    10.7+      Settlement Agreement dated March 3, 1998 between Accrue and
               Simon Roy, as amended by Amendment No. 1 dated April 29,
               1998.
    10.8+      Settlement Agreement and Mutual Release dated May 13, 1998 between Accrue and William R. Stein.
    10.9+      Employment letter agreement dated June 16, 1998 between
               Accrue and Richard D. Kreysar.
    10.10+     Second Amended and Restated Investor Rights Agreement dated
               August 13, 1998.
    10.11+     Employment letter agreement dated November 5, 1998 between
               Accrue and Brett Kilpatrick.
    10.12+     Standard Sublease dated February 25, 1999 between Accrue and
               Premisys Communications, Inc., as sublessor, and Lease
               Agreement dated June 4, 1998 between Premisys
               Communications, Inc. and Aetna Life Insurance Company, as
               master landlord, for 48634 Milmont Drive, Fremont, CA 94538.
    10.13+**   OEM Agreement dated March 29, 1999 between Accrue and
               Informix Software, Inc.
    10.14+     1999 Employee Stock Purchase Plan dated May 23, 1999 and
               form of agreement thereunder.
    10.15+     1999 Directors' Stock Option Plan dated May 23, 1999 and
               form of agreement thereunder.
    10.16+     Loan Modification Agreement with Silicon Valley Bank dated
               June 22, 1999.
    10.17+     Warrant Purchase Agreement with Silicon Valley Bank dated
               May 25, 1999.
    10.18+     Employment letter agreement dated March 3, 1999 between
               Accrue and Gregory C. Walker
    23.1       Consent of Independent Accountants
    23.2       Consent of Attorney (included in Exhibit 5.1)
    24.1       Power of Attorney (see page II-6)
    27.1       Financial Data Schedule

-------------------------
   + Previously filed with our Registration Statement on Form S-1 (#333-79491) and incorporated herein by reference.

  ++ Previously filed with our Current Report on Form 8-K dated September 30,
     1999, and incorporated herein by reference.

 +++ Previously filed with our Current Report on Form 8-K dated January 14,
     2000, and incorporated herein by reference.

++++ Previously filed with our Registration Statement on Form S-8 (#333-95903) and incorporated herein by reference.

  ** Confidential treatment has been granted with respect to certain portions of this Exhibit which has been filed separately with the Commission.

(b) FINANCIAL STATEMENT SCHEDULES

     Schedule II Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, State of California on March 8, 2000.

                                      ACCRUE SOFTWARE, INC.

                                      By: /s/ RICHARD D. KREYSAR
                                         ---------------------------------------
                                          Richard D. Kreysar
                                          President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Richard D. Kreysar and Gregory C. Walker, and each of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                              TITLE                      DATE
             ---------                              -----                      ----
      /s/ RICHARD D. KREYSAR            President and Chief Executive     March 8, 2000
-----------------------------------     Officer (Principal Executive
        Richard D. Kreysar                        Officer)

       /s/ GREGORY C. WALKER               Chief Financial Officer        March 8, 2000
-----------------------------------  (Principal Financial and Accounting
         Gregory C. Walker                        Officer)

         /s/ DAVID FOLKMAN                        Director                March 8, 2000
-----------------------------------
           David Folkman

         /s/ MAX D. HOPPER                        Director                March 8, 2000
-----------------------------------
           Max D. Hopper

     /s/ STEVEN T. PODRADCHIK                     Director                March 8, 2000
-----------------------------------
       Steven T. Podradchik

             SIGNATURE                              TITLE                      DATE
             ---------                              -----                      ----
       /s/ A. BROOKE SEAWELL                      Director                March 8, 2000
-----------------------------------
         A. Brooke Seawell

        /s/ ROBERT SMELICK           Chairman of the Board of Directors   March 8, 2000
-----------------------------------
          Robert Smelick

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Accrue Software, Inc.

     In connection with our audits of the financial statements of Accrue Software, Inc. as of March 31, 1998 and 1999, and for each of the three years in the period ended March 31, 1999, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16(b) herein. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                      PricewaterhouseCoopers LLP

San Jose, California
May 25, 1999, except note 3, as to the
pooling of interests with Marketwave Corporation which is as of September 30, 1999.

                                                                     SCHEDULE II

                             ACCRUE SOFTWARE, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                         BALANCE AT                                   BALANCE AT
                                      BEGINNING OF YEAR    ADDITIONS    WRITE-OFFS    END OF YEAR
                                      -----------------    ---------    ----------    -----------
Allowance for sales returns and
  doubtful accounts:
  Year end March 31, 1997...........       $   --           $   --        $  --         $   --
  Year end March 31, 1998...........           --               25           --             25
  Year end March 31, 1999...........           25              251         (155)           121
Valuation allowance for deferred tax
  assets:
  Year end March 31, 1997...........       $   --           $  957        $  --         $  957
  Year end March 31, 1998...........          957            1,782           --          2,739
  Year end March 31, 1999...........        2,739            2,808           --          5,547

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
 1.1+       Underwriting Agreement dated July 29, 1999 from our initial public offering.
 2.1++      Form of Agreement and Plan of Merger and Reorganization
            dated as of September 14, 1999, among Accrue, Marketwave
            Acquisition Corp., Marketwave Corporation and Shareholders
            of Marketwave Corporation.
 2.2+++     Form of Agreement and Plan of Merger and Reorganization
            dated as of November 17, 1999, among Accrue, NeoVista
            Acquisition Corp. and NeoVista Software, Inc.
 3.1+       Amended and Restated Certificate of Incorporation of Accrue.
 3.2+       Amended and Restated Certificate of Incorporation of Accrue
            (proposed).
 3.3+       Amended and Restated Bylaws of Accrue.
 4.1+       Specimen Stock Certificate.
 4.2++      Form of Investor Rights Agreement, dated September 30, 1999, among Accrue and the Shareholders of Marketwave Corporation.
 4.3++++    Marketwave Corporation 1997 Stock Option Plan.
 4.4++++    NeoVista Software, Inc. 1991 Incentive Stock Option Plan.
 4.5++++    NeoVista Software, Inc. 1991 Non-Qualified Stock Option
            Plan.
 5.1        Opinion of Venture Law Group regarding the legality of the common stock being registered.
10.1+       Form of Indemnification Agreement between Accrue and each of its officers and directors.
10.2+       Common Stock Purchase Warrant issued to Sterling Payot
            Company on May 3, 1996, exercisable for 350,000 shares of
            Common Stock and letter amendment dated May 23, 1999 between
            Accrue and Sterling Payot Company.
10.3+       1996 Stock Plan, as amended August 13, 1998 and May 23,
            1999, and form of agreement thereunder.
10.4+       Employment letter agreement effective February 1996 between
            Accrue and Bob Page.
10.5+**     Software License Agreement dated July 1, 1997 between Accrue and VI/Visualize, Inc.
10.6+       Loan and Security Agreement dated September 19, 1997 between
            Accrue and Silicon Valley Bank, as amended by the Loan
            Modification Agreement dated April 9, 1999.
10.7+       Settlement Agreement dated March 3, 1998 between Accrue and
            Simon Roy, as amended by Amendment No. 1 dated April 29,
            1998.
10.8+       Settlement Agreement and Mutual Release dated May 13, 1998 between Accrue and William R. Stein.
10.9+       Employment letter agreement dated June 16, 1998 between
            Accrue and Richard D. Kreysar.
10.10+      Second Amended and Restated Investor Rights Agreement dated
            August 13, 1998.
10.11+      Employment letter agreement dated November 5, 1998 between
            Accrue and Brett Kilpatrick.
10.12+      Standard Sublease dated February 25, 1999 between Accrue and
            Premisys Communications, Inc., as sublessor, and Lease
            Agreement dated June 4, 1998 between Premisys
            Communications, Inc. and Aetna Life Insurance Company, as
            master landlord, for 48634 Milmont Drive, Fremont, CA 94538.
10.13+**    OEM Agreement dated March 29, 1999 between Accrue and
            Informix Software, Inc.
10.14+      1999 Employee Stock Purchase Plan dated May 23, 1999 and
            form of agreement thereunder.
10.15+      1999 Directors' Stock Option Plan dated May 23, 1999 and
            form of agreement thereunder.
10.16+      Loan Modification Agreement with Silicon Valley Bank dated
            June 22, 1999.

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
10.17+      Warrant Purchase Agreement with Silicon Valley Bank dated
            May 25, 1999.
10.18+      Employment letter agreement dated March 3, 1999 between
            Accrue and Gregory C. Walker.
23.1        Consent of Independent Accountants
23.2        Consent of Attorney (included in Exhibit 5.1)
24.1        Power of Attorney (see page II-6)
27.1        Financial Data Schedule

-------------------------
   + Previously filed with our Registration Statement on Form S-1 (#333-79491) and incorporated herein by reference.

  ++ Previously filed with our Current Report on Form 8-K dated September 30,
     1999, and incorporated herein by reference.

 +++ Previously filed with our Current Report on Form 8-K dated January 14,
     2000, and incorporated herein by reference.

++++ Previously filed with our Registration Statement on Form S-8 (#333-95903) and incorporated herein by reference.

  ** Confidential treatment has been granted with respect to certain portions of this Exhibit which has been filed separately with the Commission.